     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1999


                                                      REGISTRATION NO. 333-77637
                                                   REGISTRATION NO. 333-77637-01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 2 TO


                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        BRESNAN COMMUNICATIONS GROUP LLC
                          BRESNAN CAPITAL CORPORATION
           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

             DELAWARE                             4841                            38-2558446
             DELAWARE                             4841                            13-3887244
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------
                             709 WESTCHESTER AVENUE
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 993-6600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               ROBERT V. BRESNAN
                             709 WESTCHESTER AVENUE
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 993-6600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                             BARRY A. BROOKS, ESQ.
                     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 318-6000
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER OF PUBLIC EXCHANGE
OFFER: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.     [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     [ ]

                            ------------------------
     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN ORDER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION DATED JULY 28, 1999


PROSPECTUS                                                                [LOGO]

                               OFFER TO EXCHANGE
                            ANY AND ALL OUTSTANDING
                       8% SENIOR NOTES DUE 2009, SERIES A
                                      FOR
                       8% SENIOR NOTES DUE 2009, SERIES B
                                      AND
                9 1/4% SENIOR DISCOUNT NOTES DUE 2009, SERIES A
                                      FOR
                9 1/4% SENIOR DISCOUNT NOTES DUE 2009, SERIES B
                                       OF

                      BRESNAN COMMUNICATIONS GROUP LLC AND
                          BRESNAN CAPITAL CORPORATION

                            TERMS OF EXCHANGE OFFER

     - The exchange offer expires 5:00 p.m., New York City time,
                      , 1999, unless we extend it.

     - The notes to be issued in the exchange offer will not trade on any established exchange.

     - We will not receive any proceeds from the exchange offer.

                            ------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.


                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

               The date of this prospectus is            , 1999.

     Each broker-dealer that receives registered notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where the outstanding notes were acquired by such broker-dealer as a result of market-making activities or
other trading activities. We have agreed that, starting on                , 1999
and ending on the close of business                , 2000 we will make this
prospectus available to any broker-dealer for use in connection with any such resales. See "Plan of Distribution."

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   10
Our Recent Transactions.....................................   21
Use of Proceeds.............................................   22
The Exchange Offer..........................................   23
Capitalization..............................................   33
Selected Consolidated and Combined Financial and Operating
  Data......................................................   34
Unaudited Pro Forma Consolidated Financial Data.............   36
Management's Discussion and Analysis of Financial Conditions
  and Results of Operations.................................   39
Business....................................................   49
Legislation and Regulation..................................   66
Security Ownership of Certain Beneficial Owners and
  Management................................................   81
Certain Relationships and Related Transactions..............   82
Description of The Partnership Agreement....................   88
Description of The Credit Facility..........................   93
Description of Notes........................................   95
Certain Federal Tax Considerations..........................  139
Plan of Distribution........................................  143
Legal Matters...............................................  144
Experts.....................................................  144
Available Information.......................................  144
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     The following summary contains basic information about this exchange offer. It does not contain all of the information that is important to you in making a decision to exchange your outstanding notes. For a more complete understanding of this exchange offer, we encourage you to read this entire document.

                               THE EXCHANGE OFFER

     We completed a private offering on February 2, 1999 of $170,000,000 aggregate principal amount of our 8% senior notes due 2009 and $275,000,000 aggregate principal amount at maturity of our 9 1/4% senior discount notes due 2009. On the same day, we entered into a registration rights agreement with the initial purchasers of the original notes agreeing, among other things, to deliver to you this prospectus and to complete this exchange offer within 210 days of the issuance of the original notes. You should read the discussion under the headings "Summary Description of the New Notes" and "Description of the New Notes" for further information regarding the registered notes.

                                  THE COMPANY

     We are a leading operator of cable television systems in small- and medium-sized communities in the midwestern United States. Currently, we operate cable television systems in Michigan, Minnesota, Nebraska, Wisconsin, Kansas and Illinois. As of March 31, 1999, our cable television systems passed approximately 973,000 homes and served approximately 656,000 basic subscribers, ranking us among the 20 largest multiple system operators in the United States.

     We assemble our cable systems in geographic clusters, emphasize customer satisfaction and maintain strong community relations. As a result, we have one of the highest basic subscriber penetration rates in the industry. As of March 31, 1999 we served approximately 67.4% of our homes passed. We believe that the nature and size of our markets makes our cable television systems less subject to competition and customer turnover than urban cable television systems.


     In June 1999, the owners of Bresnan Communications Company Limited Partnership, our parent, entered into an agreement to sell all of their partnership interests in Bresnan Communications Company Limited Partnership to Charter Communications Holding Company, LLC for a purchase price of approximately $3.1 billion in cash and equity. The purchase price will be reduced by the assumption of our debt at closing. We anticipate that this transaction will close in early 2000.



     Bresnan Communications Group LLC was formed in 1998 and Bresnan Capital Corporation was formed in 1996. Prior to the issuance of the original notes, these companies had no assets or liabilities nor had they commenced operations. On February 2, 1999, assets and liabilities owned by affiliates of Tele-Communications, Inc. and Bresnan Communications Company Limited Partnership were contributed to us.. Our principal executive office is located at 709 Westchester Avenue, White Plains, New York 10604-3023. Our telephone number is (914) 993-6600.

     The following chart illustrates in summary form our organizational structure and certain related entities.

                                  ORGANIZATION
                     [ORGANIZATIONAL STRUCTURE FLOW CHART]
---------------
(a) BCI (USA), LLC is an affiliate of William J. Bresnan.


(b) The combined financial statements of Bresnan Communications Group Systems, the predecessor for accounting and financial reporting purposes, presented elsewhere in this prospectus are the combination of the financial statements of Bresnan Communications Company and the cable systems contributed to us by certain affiliates of TCI.



(c) TCI, through various subsidiaries, owns its interest in Bresnan Communications Company. TCI is a wholly-owned subsidiary of AT&T.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER


The Exchange Offer............   We are offering to exchange:


                                      (1) $1,000 principal amount of new 8%
                                 senior notes due 2009 for each $1,000 principal amount of original 8% senior notes due 2009, and

                                      (2) $1,000 principal amount at maturity of
                                 new 9 1/4% senior discount notes due 2009 for each $1,000 principal amount at maturity of original 9 1/4% senior discount notes due 2009.

                                 The new notes are substantially identical to the original notes, except that:

                                      (1) the new notes will be freely
                                          transferable, other than as described
                                          in this prospectus;

                                      (2) will not contain any legend
                                          restricting their transfer;

                                      (3) holders of the new notes will not be
                                          entitled to certain rights of the
                                          holders of the original notes under
                                          the registration rights agreement; and

                                      (4) the new notes will not contain any
                                          provisions regarding the payment of
                                          special interest.

Resales.......................   We believe that you may resell or otherwise
                                 transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act. You may freely transfer the new notes if:

                                      - you are not an "affiliate," within the
                                        meaning of Rule 405 under the Securities
                                        Act, of ours;

                                      - you are not a broker-dealer who acquired
                                        your original notes directly from us
                                        without compliance with the registration and prospectus delivery provisions of the Securities Act;

                                      - you acquired your new notes issued in
                                        the exchange offers in the ordinary
                                        course of your business; and

                                      - you have not engaged in, do not intend
                                        to engage in, or do not have an
                                        arrangement or understanding with any
                                        person to participate in the
                                        distribution of the new notes issued in
                                        the exchange offer.

                                 By tendering your notes you will be making representations to this effect.

Transfer Restrictions on the
  New Notes...................   You may incur liability under the Securities
                                 Act if:

                                      - any of the representations listed above
                                        are not true; and

                                      - you transfer any new note issued to you
                                        in the exchange offer without:

                                        -- delivering a prospectus meeting the
                                           requirements of the Securities Act;
                                           or

                                        -- an exemption from the Securities
                                           Act's requirements to register your
                                           new notes.

                                 We do not assume or indemnify you against such liability. Each broker-dealer that is issued new notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the new notes issued to it in the exchange offer.

Expiration of Exchange
Offer.........................   5:00 p.m., New York City time, on
                                                , 1999, unless we extend the
                                 exchange offer.

Conditions to the Exchange
Offer.........................   Our obligation to complete the exchange offer
                                 is subject to various conditions. See "The
                                 Exchange Offer -- Conditions." We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specific events occur.

Withdrawal Rights.............   You may withdraw the tender of your original
                                 notes at any time prior to the expiration date.

Procedures for Tendering
  Original Notes..............   See "The Exchange Offer -- Procedures for
                                 Tendering Original Notes."

Certain U.S. Federal Tax
  Consequences................   We believe that by exchanging original notes
                                 for new notes:

                                      - the exchange will not constitute a
                                        taxable exchange for U.S. federal income tax purposes;

                                      - you will not recognize gain or loss upon
                                        receipt of the new notes; and

                                      - you must include interest on the new
                                        notes in gross income to the same extent as the original notes.

Exchange Agent................   State Street Bank and Trust Company is serving
                                 as our exchange agent in connection with the exchange offer.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The form and terms of the new notes will be substantially the same as the form and terms of the original notes except that:

          (1) the new notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

          (2) the holders of the new notes, except for limited instances, will not be entitled to further registration rights under the registration rights agreement.

     The new notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture under which the original notes were issued.

Notes Offered.................   -- $170.0 million aggregate principal amount of
                                 8% senior notes due 2009.

                                 -- $275.0 million aggregate principal amount at maturity of 9 1/4% senior discount notes due 2009.

Maturity Date.................   February 1, 2009.

Interest; Accreted Value......   We will pay interest on the senior notes at the
                                 rate of 8% per year on February 1 and August 1 of each year, beginning on August 1, 1999.

                                 The issue price of the original senior discount notes was $636.44 per $1,000 principal amount at maturity. The senior discount notes will accrete at a rate of 9 1/4% per year to an aggregate principal amount of $275.0 million by February 1, 2004. The new senior discount notes will not accrue interest prior to February 1, 2004, unless we elect to accrue interest on or after February 1, 2002. On and after August 1, 2004, we will pay interest on the new senior discount notes at the rate of 9 1/4% per year on February 1 and August 1 of each year.

Ranking.......................   The notes are:

                                      (1) our senior unsecured obligations,
                                          ranking equally in right of payment
                                          with all existing and future senior
                                          unsecured debt holders;

                                      (2) senior in right of payment to all of
                                          our existing and future subordinated
                                          indebtedness; and

                                      (3) effectively subordinated to all of our
                                          secured indebtedness to the extent of
                                          the value of the assets securing that
                                          indebtedness.

                                 Substantially all our operating assets are owned by our subsidiaries, effectively subordinating the notes to all existing and future obligations of our subsidiaries. See "Description of Notes."

Sinking Fund..................   None.

Optional Redemption...........   We may not redeem the notes prior to February
                                 1, 2004 except as described below. After
                                 February 1, 2004, we may, at our option, redeem the notes, in whole or in part, at any time prior to maturity at the redemption prices listed under "Description of Notes -- Optional
                                 Redemption."

                                 In addition, at any time on or prior to
                                 February 1, 2002, we may redeem up to 35% of the aggregate principal amount of the senior notes and/or 35% of the aggregate principal amount at maturity of the senior discount notes with the net cash proceeds of certain equity offerings. The redemption price would be 108.000% of the aggregate principal amount of the senior notes or 109.250% of the accreted value of the senior discount notes, as applicable, in each case, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of Notes -- Optional Redemption."



Change of Control.............   Upon a change of control under the indenture
                                 governing the new notes, you will have the right to require us to repurchase all or a portion of your notes at a price equal to 101% of the principal amount or accreted value thereof, as applicable, in each case, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes -- Purchase at the Option of Holders Upon a Change of Control." The closing of the sale of all of the partnership interests of Bresnan
                                 Communications Company to Charter
                                 Communications will result in a change of control under the indenture.


Certain Covenants.............   The indenture governing the notes will limit
                                 our ability and the ability of our restricted subsidiaries to, among other things:

                                      - incur additional indebtedness,

                                      - make certain restricted payments,

                                      - create certain liens,

                                      - in the case of our restricted
                                        subsidiaries, create or permit to exist
                                        dividend or payment restrictions with
                                        respect to us,

                                      - in the case of our restricted
                                        subsidiaries, guarantee indebtedness,

                                      - consolidate, merge or transfer all or
                                        substantially all of our assets or the
                                        assets of our subsidiaries on a
                                        consolidated basis,

                                      - sell assets, and

                                      - transact business with our affiliates.

                                 All of these limitations will be subject to a number of important qualifications. See "Description of Notes -- Certain Covenants."

Absence of a Public Market for
  the Notes...................   The new notes are a new issue of securities for
                                 which there is currently no established trading market. There can be no assurance as to the development or liquidity of any market for any of the notes. We do not intend to apply for listing of any of the notes on any securities exchange.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer. See "Use of Proceeds."

                                  RISK FACTORS

     You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors described under "Risk Factors" in deciding whether to invest in the new notes.

         SUMMARY CONSOLIDATED AND COMBINED FINANCIAL AND OPERATING DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)


     The summary combined financial data as of and for the three years ended December 31, 1998 set forth below have been derived from the audited combined financial statements of Bresnan Communications Group Systems, which are a combination of the financial statements of Bresnan Communications Company and the cable systems transferred to us by certain affiliates of TCI, the predecessor for accounting and financial reporting purposes. Prior to the transfer to us of cable systems by certain affiliates of TCI, Bresnan Communications Company and the owners of the cable systems transferred to us were under the common ownership and control of TCI and its affiliates. Based on that common ownership and control, the financial data are presented at historical cost on a combined basis. See "Use of Proceeds."



     The summary consolidated financial data as of and for the three months ended March 31, 1998 and 1999 are derived from our unaudited consolidated financial statements. These statements, in our opinion, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for a full year.


     The data set forth below are qualified in their entirety by, and should be read in conjunction with our consolidated financial statements and the historical combined financial statements of Bresnan Communications Group Systems, and the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                              THREE MONTHS
                                            YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                         ------------------------------   --------------------
                                           1996       1997       1998       1998       1999
                                         --------   --------   --------   --------   ---------
STATEMENT OF OPERATIONS DATA:
Revenue................................  $216,609   $247,108   $261,964   $ 62,463   $  67,295
Operating costs and expenses:
  Programming..........................    46,087     53,857     63,686     15,491      17,748
  Operating............................    31,405     31,906     28,496      8,315       7,539
  Selling, general and
     administrative....................    52,485     50,572     58,568     11,791      15,720
  Depreciation and amortization........    50,908     53,249     54,308     12,780      13,669
                                         --------   --------   --------   --------   ---------
Total operating costs and expenses.....   180,885    189,584    205,058     48,377      54,676
                                         --------   --------   --------   --------   ---------
Operating income.......................    35,724     57,524     56,906     14,086      12,619
Other income (expense)(a):
  Interest -- related party............    (1,859)    (1,892)    (1,872)      (470)       (152)
  Interest -- other....................   (13,173)   (16,823)   (16,424)    (4,292)    (14,394)
  Gain (loss) on sale of cable
     television systems................        --         --     27,027      7,010        (181)
  Other, net...........................      (844)      (978)      (273)       (54)        (82)
                                         --------   --------   --------   --------   ---------
          Total other income
            (expense)..................   (15,876)   (19,693)     8,458      2,194     (14,809)
                                         --------   --------   --------   --------   ---------
Net earnings (loss)....................  $ 19,848   $ 37,831   $ 65,364   $ 16,280   $  (2,190)
                                         ========   ========   ========   ========   =========
FINANCIAL RATIOS AND OTHER DATA:
EBITDA(b)..............................  $ 86,632   $110,773   $111,214     26,866      26,288
Capital expenditures...................    78,248     33,875     58,601      5,845       7,948
Ratio of total debt to EBITDA(c).......                                                    8.1
Ratio of earnings to cover fixed
  charges(d)...........................       2.1x       2.9x       4.4x       4.3x         --
Deficiency of earnings available to
  fixed charges(d).....................        --         --         --         --      (3,967)
Average monthly total revenue per
  average basic subscriber(e)..........  $  30.95   $  33.16   $  34.61   $  33.26   $   35.41

                                                                              THREE MONTHS
                                            YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                         ------------------------------   --------------------
                                           1996       1997       1998       1998       1999
                                         --------   --------   --------   --------   ---------
CASH FLOW DATA:
Net cash provided by operations........    79,143     92,548    102,361     26,616      10,931
Net cash used in investing.............   (78,335)   (34,103)   (72,276)   (22,835)    (24,473)
Net cash provided by (used in)
  financing............................    (3,100)   (54,741)   (25,406)     4,674       7,456
SUMMARY OPERATING DATA (end of period):
Homes passed...........................   847,364    914,182    901,792    913,826     973,193
Basic subscribers......................   584,807    620,862    617,867    631,326     655,564
Basic penetration......................      69.0%      67.9%      68.5%      69.1%       67.4%
Premium units..........................   295,727    262,900    243,501    259,450     261,596
Pay-to-basic ratio(f)..................      50.6%      42.3%      39.4%      41.1%       39.9%
BALANCE SHEET DATA (end of period):
Total assets...........................  $596,047   $617,198   $664,436         --   $ 688,149
Total debt.............................   207,234    214,170    232,617         --     848,007
Parents' investment/member's
  equity (deficit).....................   347,188    359,098    381,748         --    (210,349)

---------------

(a) The historical combined financial data for the periods through December 31, 1998 do not include any indebtedness or related interest expense in respect of the $708.9 million of debt transferred by certain affiliates of TCI. For the three month period ended March 31, 1999, the results of operations include interest expense on the indebtedness for the period subsequent to the financings related to our transactions with certain affiliates of TCI which occurred on February 2, 1999.



(b) EBITDA represents operating income before depreciation and amortization. We believe that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, our credit facility and the indenture which governs the notes contain certain covenants in which compliance is measured by computations substantially similar to those used in determining EBITDA. There are no legal restrictions on the use of EBITDA, other than those contained in our credit facility and indenture. Management expects that EBITDA will be used to satisfy working capital, debt service and capital expenditure requirements and other commitments and contingencies. EBITDA, however, is not a measure determined in accordance with GAAP. Therefore, it should not be considered in isolation or as a substitute for or an alternative to net income, cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP. EBITDA should not be considered as a measure of a company's operating performance or liquidity. EBITDA as presented may not be comparable to other similarly titled measures used by other companies.


(c) The ratio of total debt to EBITDA was calculated by dividing total debt by annualized EBITDA for the three months ended March 31, 1999.


(d) For purposes of this calculation, earnings is defined as earnings before fixed charges. Fixed charges represent interest paid or accrued on indebtedness, the amortization of deferred financing costs and the portion of rents deemed representative of the interest factor. The historical combined financial statements of Bresnan Communications Group Systems appearing elsewhere in this prospectus do not reflect the debt assumed from TCI and its affiliates and repaid with the net proceeds of Blackstone's cash contributions and the financings related to the transfer of cable systems.


(e) Represents average monthly total revenue for the periods indicated divided by the number of average basic subscribers in each period.

(f) Pay-to-basic ratio measures premium units as a percentage of basic subscribers.

                                  RISK FACTORS

     An investment in the new notes involves a high degree of risk. You should carefully consider the risk factors set forth below, as well as the other information appearing elsewhere in this prospectus, before making an investment in the new notes.

     OUR SUBSTANTIAL INDEBTEDNESS AND DEFICIT IN MEMBER'S EQUITY COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.


     We have a significant amount of indebtedness and the carrying value of our liabilities exceeds the carrying value of our assets by a substantial amount. All of our indebtedness, other than the notes, is structurally senior to the notes and our indebtedness and other liabilities exceed our assets by $210.3 million as at March 31, 1999.


     Our substantial indebtedness and deficit in member's equity could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the new notes;

     - increase our vulnerability to general adverse economic and telecommunications industry conditions, including:

        -- interest rate fluctuations; and

        -- limit our ability to obtain necessary financing to fund future working capital requirements, capital expenditures, acquisitions of additional systems, debt service and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, including the notes and our credit facility, thereby reducing the availability of our cash flow to fund working capital requirements, capital expenditures, acquisitions of additional systems, and other general corporate requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the telecommunications industry;

     - place us at a competitive disadvantage compared to our competitors that have less debt or whose liabilities do not exceed their assets; and


     - limit, along with the financial and other restrictive covenants in our indebtedness, including the new notes and our credit facility, among other things, our ability to borrow additional funds. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.



     The following chart shows certain important credit statistics and is presented for the three months ended on March 31, 1999 and assuming that the transfer of cable systems from TCI and the related financings were completed as of December 31, 1998 and we applied the proceeds from these financings as intended:



                                                                  AS OF
                                                              MARCH 31, 1999
                                                              (IN MILLIONS)
                                                              --------------
Total indebtedness..........................................     $ 848.0
Member's equity (deficit)...................................     $(210.3)



                                                        PRO FORMA FOR THE    PRO FORMA FOR
                                                           YEAR ENDED          THE THREE
                                                          DECEMBER 31,        MONTHS ENDED
                                                              1998           MARCH 31, 1999
                                                        -----------------    --------------
Ratio of earnings to fixed charges....................     1.2x
Deficiency of earnings available to cover fixed
  charges.............................................                          8$.7

     DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE INDEBTEDNESS. THIS COULD EXACERBATE THE RISKS DESCRIBED ABOVE.



     We may be able to incur substantial additional indebtedness in the future. This could exacerbate the risks described above. The terms of the indenture governing the new notes do not fully prohibit us from doing so. Further, the indenture allows for the incurrence of all such indebtedness at our subsidiaries, all of which would be structurally senior to the new notes. In addition, as of March 31, 1999, our subsidiary, Bresnan Telecommunications Company would have been permitted to borrow additionally up to approximately $144.9 million under our credit facility, subject to the covenants contained in that facility, after giving effect to the transfer of cable systems to us by certain affiliates of TCI and the related financings. All of those borrowings would be structurally senior to the new notes. We expect to continue to borrow funds under our credit facility. Furthermore, our credit facility provides Bresnan Telecommunications Company with the right to request that the lenders thereunder lend it up to an additional $200.0 million, subject to the terms and conditions contained therein. If new indebtedness is added to our current indebtedness levels, the related risks that we and you now face could intensify.



     TO SERVICE OUR INDEBTEDNESS AND GROW OUR BUSINESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR INABILITY TO GENERATE ADEQUATE CASH OR REFINANCE OUR INDEBTEDNESS MAY IMPACT OUR ABILITY TO REPAY OUR OBLIGATIONS ON THE NOTES.



     Our ability to make payments on and to refinance our indebtedness, including the notes and our credit facility, which has a maturity date prior to that of the notes, and to fund planned capital expenditures will depend on our ability to generate cash and secure financings in the future. There are many factors that could have a negative impact on our ability to generate cash and do any of the things mentioned in this paragraph. These factors include:



     - changes in the demand for the services we provide;



     - our ability to keep up with changes in technology;



     - changes in the financial markets; and



     - changes in competition in the cable industry.



     Additionally, we may be particularly vulnerable to legislative or regulatory changes since the cable industry is highly regulated.


     Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facility, subject to the covenants contained therein, will be adequate to enable us to service indebtedness, make capital expenditures and meet operating costs and expenses for the next 18 months. We cannot, however, ensure that the assumptions underlying such projections will remain constant, and therefore we may not be able to meet our future liquidity needs.

     WE MAY BE UNABLE TO BORROW FUNDS IN THE FUTURE TO MEET OUR NEEDS.


     We may need to borrow funds to the extent our business does not generate sufficient cash flow from operations to fully fund our capital needs. We may not generate sufficient cash flow from operations because of, among other things, changes in competition in the cable industry or changes in the demand for the services we provide. Future borrowings may not be available to us under our credit facility or other sources of financing in an amount sufficient to enable us to service our indebtedness, including the notes and our credit facility. We may also not be able to grow our business or to fund our other liquidity needs because of our high level of indebtedness, our history of net operating losses or changes in our result of operations. We may need to refinance all or a portion of our indebtedness, including the notes and our credit facility, on or before maturity. We may not be able to refinance any of our indebtedness, including the notes and our credit facility, on commercially reasonable terms or at all.

     WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO EXPERIENCE NET LOSSES WHICH MAY AFFECT OUR ABILITY TO MAKE PAYMENTS TO YOU.



     Our inability to generate net profits may impair our ability to make payments to you. Our cable systems, excluding those cable systems transferred to us from certain affiliates of TCI, sustained net losses in each of the years in the four-year period ended December 31, 1997. For the year ended December 31, 1998, those systems recorded net income of $18.8 million after recognizing a gain of $27.0 million on the sale of certain cable systems. Without the recognition of this gain in 1998, the loss for such period would have been $8.2 million. As part of the transfer of cable systems by certain affiliates of TCI, we have repaid the debt assumed from TCI and its affiliates of $708.9 million. The combined historical financial information of Bresnan Communications Group Systems does not include such assumed indebtedness on the balance sheet or the effect such indebtedness would have had on our results of operations.



     IF WE ARE IN DEFAULT UNDER OUR FACILITY, OUR LENDERS COULD PREVENT US FROM BEING ABLE TO MAKE PAYMENTS TO THE HOLDERS OF THE NOTES.



     Our credit facility limits the amount of dividends and other distributions Bresnan Telecommunications Company will be able to pay or make to us. So long as a default under our credit facility continues, we will be unable to make payments to you in respect of the notes without the consent of the lenders under our credit facility. No dividends or distributions are allowed at any time that Bresnan Telecommunications Company is in violation of any of the covenants or representations of our credit facility, which include maintenance covenants -- such as senior leverage ratio, total leverage ratio, maximum capital expenditures and operating cash flow to interest expense ratio. There is no limit on how long this prohibition on dividends and distributions, and our inability to make payments to you, may continue and the lenders are not required to accelerate the maturity of the loans or consent to the making of payments on the notes. Bresnan Telecommunications Company is not currently in default under the credit facility.



     OUR CREDIT FACILITY IMPOSES SIGNIFICANT RESTRICTIONS ON OUR ABILITY TO OPERATE OUR BUSINESS AND OUR SUBSIDIARIES' ABILITY TO MAKE DISTRIBUTIONS TO US. DISTRIBUTIONS FROM OUR SUBSIDIARIES ARE NECESSARY FOR US TO SERVICE THE NOTES.



     The breach of any of the covenants in our credit facility will result in a default under the credit facility. In addition, our ownership interest in Bresnan Telecommunications Company is pledged under our credit facility and our subsidiaries guarantee the indebtedness under such facility.



     In the event of any default, our lenders could elect to declare all amounts borrowed under our credit facility, together with accrued interest and other fees, to be due and payable and could prevent the distribution of funds by Bresnan Telecommunications Company to Bresnan Communication Group. If the amounts outstanding under our credit facility were to be accelerated, thereby causing an acceleration of amounts outstanding under the notes, we may not be able to repay such amounts. Bresnan Telecommunications Company is not currently in default under the credit facility.



     Our credit facility provides that certain changes in the indirect ownership interests in Bresnan Telecommunications Company of TCI or Blackstone would constitute an event of default. As a result, the lenders under our credit facility may have the right to accelerate the loans. If the loans were accelerated it could significantly impair our ability to make payments to you in respect of the new notes. In the event the pending transaction with Charter Communications is closed, there will be a change of control under our credit facility. Charter Communications has represented to us that they will arrange for a refinancing of our credit facility if necessary. A change of control under the our facility may not constitute a change of control under the indenture governing the notes for which we would be required to make an offer to purchase the notes.

     THE NOTES ARE THE OBLIGATIONS OF A HOLDING COMPANY WHICH HAS NO OPERATIONS AND DEPENDS ON ITS SUBSIDIARIES FOR CASH, THEREFORE ANY LIMITATION ON OUR ABILITY TO RECEIVE CASH FROM OUR SUBSIDIARIES WILL LIMIT OUR ABILITY TO MAKE PAYMENTS TO YOU.



     The notes are the obligations of Bresnan Communications Group, which is a holding company. Our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depends upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to the holding company in the form of loans, dividends or otherwise. If we are unable to receive funds from our subsidiaries we may be unable to make payments to you.


     Our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise. In addition, our subsidiaries' ability to make any payments will depend on their earnings, the terms of their indebtedness, including our credit facility, business and tax considerations and legal restrictions. Our credit facility limits our subsidiaries' ability to make funds available to us, the holding company and, therefore, our ability to make payments to you.

     The notes will effectively rank junior to all liabilities of our subsidiaries, including our credit facility. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of these liabilities, our subsidiaries may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. In addition, our ownership interest in Bresnan Telecommunications Company is pledged under our credit facility and our subsidiaries guarantee the indebtedness under this facility.

     As of March 31, 1999, our subsidiaries had approximately $548.5 million of outstanding liabilities, including $503.0 million of indebtedness.


     WE MAY NOT HAVE THE ABILITY TO INTEGRATE THE NEW SYSTEMS AND BASIC SUBSCRIBERS OBTAINED FROM CERTAIN AFFILIATES OF TCI.



     We own and operate cable television systems serving approximately 655,000 basic subscribers, as compared to approximately 201,000 basic subscribers we served prior to our acquisition of cable systems from certain affiliates of TCI. The integration of these new cable television systems and basic subscribers will place significant demands on our management and our operational, financial and marketing resources. Our current operating and financial systems and controls may not be adequate and any steps taken to improve these systems and controls may not be sufficient. Our failure to successfully integrate and manage the new systems may have a material adverse effect on our business, financial condition and results of operations.


     IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY WE MAY BE UNABLE TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.


     We expect that a substantial portion of any of our future growth will be achieved through the provision of new and enhanced services and through acquisitions and joint ventures. Because, for example, of competition, we may not be able to offer successfully new and enhanced services and such new and enhanced services may not generate additional cash flows which may impair our ability to make payments to you.


     We have evaluated and we expect to continue to evaluate possible strategic acquisitions and dispositions of related businesses and assets, some of which may be significant, on an ongoing basis and at any given time we may be engaged in discussions or negotiations or enter into agreements regarding acquisitions or dispositions.


     THE FAILURE TO RECEIVE FCC APPROVAL WILL HAMPER OUR ABILITY TO MAKE ACQUISITIONS AND GROW OUR BUSINESS.


     We may engage in acquisitions which are subject to certain material contingencies, including approval by the FCC of transfers and assignments of certain licenses and, in most instances, approval by each municipality or franchising authority of the transfer of the franchises issued by it. We may not be able to obtain the required approvals to complete any future acquisitions and onerous conditions may be imposed in connection with obtaining any approval. If we fail to make acquisitions, our ability to obtain additional financing in the future may be affected. A significant limitation on our ability to obtain additional financing may impair our ability to make payments to you.


     WE MAY NOT BE ABLE TO INTEGRATE NEW BUSINESSES OR ATTRACT NEW PERSONNEL. THIS COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.



     We may not be able to successfully complete acquisitions of additional cable television systems consistent with our business strategy due, for example, to our desire to acquire the types of cable systems which further our business plan or successfully integrate any acquired businesses into our operations. Furthermore, unexpected liabilities and contingencies associated with acquired businesses may accompany acquisitions. Our continued growth may also increase our need for qualified personnel. We may not be successful in attracting, integrating and retaining qualified personnel. Additionally, in the event that we enter into a definitive agreement with respect to any acquisition or joint venture, we may require additional financing. We may not be able to obtain additional financing for any future acquisitions or joint ventures on commercially reasonable terms or at all. These limitations may affect our future growth and our ability to generate cash with which to make payments to you.


     OUR CAPITAL INVESTMENT PROGRAM MAY NOT GENERATE PROJECTED RESULTS AND WE MAY NEED TO OBTAIN ADDITIONAL CAPITAL TO FUND ALL PLANNED CAPITAL EXPENDITURES. WE MAY NOT BE ABLE TO OBTAIN SUCH ADDITIONAL CAPITAL WHICH WOULD ADVERSELY AFFECT OUR GROWTH STRATEGY.


     We intend to upgrade a significant portion of our cable systems and make other capital investments. We expect to make approximately $124.7 million in capital investments during 1999. Our failure to make our planned capital expenditures could have a material adverse effect on our financial condition or results of operations, our competitive position and our ability to make payments to you. We may not be able to fund our planned capital investments. Our ability to incur additional indebtedness is limited under the terms of our indebtedness and, under certain circumstances, requires the consent of two-thirds of the holders of Bresnan Communications Company's limited partnership interests. Moreover, successful completion of our upgrade may not allow us to compete effectively with competitors which either do not rely on cable to deliver telecommunications services into the home or have access to significantly greater amounts of capital and an existing telecommunications network.



     WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT. INCREASED COMPETITION MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.



     The industry in which we operate is highly competitive and we may compete against competitors with fewer regulatory burdens, greater financial and personnel resources, greater brand name recognition and long-standing relationships with regulatory authorities. Increased competition may adversely affect our results of operations. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, Regional Bell Operating Companies and others may result in providers capable of offering cable television and other telecommunications services in direct competition with us.


     We face competition from several sources, including:

     - alternative methods of receiving and distributing television signals, including direct broadcast satellite, multipoint multichannel distribution systems, master antenna television systems and satellite master antenna television systems;

     - data transmission and Internet service providers; and

     - other sources of news, information and entertainment such as off-air television broadcast programming, newspapers, movie theaters, live sporting events and home video products, including videotape cassette recorders and digital video disc players.

     Moreover, the FCC and Congress are expected to consider proposals to enhance the ability of direct broadcast satellite providers to provide programming. If these proposals are adopted, cable television system operators, including us, may lose a competitive advantage over direct broadcast satellite providers.


     Regional Bell Operating Companies, other telephone companies, public utility companies and other entities are in the process of entering our business. The existing relationships that telephone companies have the households in their service areas, their substantial financial resources, and, in some cases, an existing infrastructure which may be capable of delivering cable television service make telephone companies another source of competition that we may encounter. Additional competition may adversely affect our results of operations.

     SOME REGULATIONS GOVERNING OUR INDUSTRY MAY INCREASE THE COMPETITION WE
FACE.


     Cable television systems generally operate according to franchises granted on a non-exclusive basis. In addition, the Cable Television Consumer Protection and Competition Act of 1992 prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable television systems in their communities without franchises. If the franchising authorities in the areas in which we operate grant franchises to other cable operators or begin operating their own cable systems it will increase the competition we face and may adversely impact our business.



     Our cable systems are operated under non-exclusive franchises granted by local franchising authorities. Since the franchises are non-exclusive, local franchising authorities can grant additional franchises to competitors in the same geographic area. As a result, competing operators may build systems in areas in which we hold franchises. The existence of more than one cable system operating in the same territory is referred to as an overbuild. Overbuilds can affect our ability to compete. We are currently aware of overbuild situations in seven of our systems representing approximately 44,000 basic subscribers, or approximately 7% of our total basic subscribers.



     OUR PROGRAMMING COSTS ARE INCREASING. INCREASED PROGRAMMING COSTS MAY INCREASE OUR OVERALL COSTS AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


     In recent years, our business has experienced a rapid escalation in the cost of programming, and in particular, sports programming. This escalation may continue and we may not be able to pass programming, cost increases on to our subscribers. In addition, as we add programming to our basic and preferred basic tiers and reposition the Disney premium service to the preferred basic tier, we may face additional market constraints on our ability to pass these costs on to our subscribers. Our inability to pass such increased costs to our subscribers could have material adverse affect on our results of operations.


     OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL LEGISLATION AND REGULATION. THE APPLICABLE LEGISLATION AND REGULATIONS AND CHANGES TO THEM COULD ADVERSELY AFFECT OUR BUSINESS.



     The cable television industry is subject to extensive legislation and regulation at the federal and local levels, and, in some instances, at the state level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Future changes in legislation or regulations could have an adverse impact on us and our business operations.



     WE FACE PROPOSALS TO REQUIRE US TO ALLOW OTHERS TO USE OUR CABLE SYSTEMS FOR INTERNET ACCESS.



     Proposals have been introduced before the FCC, local franchising authorities and state regulators to require cable operators offering high-speed Internet services using their broadband high capacity infrastructure and cable modems to allow access to their broadband capacity on an unbundled basis by other Internet service providers. While the FCC recently declined to adopt such proposals, it cannot be determined whether the FCC, local franchising authorities or state regulators will require unbundled access to cable operators' broadband capacity by other Internet service providers. These proposals may increase the competition we face and therefore may adversely affect our results of operations.


     On June 3, 1999, a federal district court judge in Oregon rejected AT&T's and TCI's challenges to a city ordinance and a county resolution requiring that AT&T allow unaffiliated internet service provider's, or

ISP's, to connect their equipment directly to AT&T's cable modem platform, bypassing @Home, AT&T's proprietary cable ISP. The court upheld the local franchising authority's power to require access to the cable modem platform as a condition of approving AT&T's acquisition of cable franchises from TCI, and rejected AT&T's constitutional and other claims. On July 2, 1999 the U.S. Court of Appeals for the Ninth Circuit granted AT&T's request for an expedited appeal of the district court's decision.


     Imposition of an unbundled access requirement could impede the ability of cable operators, including us, to successfully market Internet services to consumers in competition with Internet service providers and could dissuade cable operators from investing in broadband capacity. If such a requirement to open cable lines to competitors were imposed, it could adversely affect us.


     THE CABLE ACT OF 1992, WHICH INCREASED REGULATION OF OUR RATES FOR SERVICES, HAS BEEN AMENDED BY THE TELECOMMUNICATIONS ACT OF 1996 AND MAY INCREASE THE COMPETITION WE FACE.



     Under the Cable Act of 1992, the FCC adopted regulations that limit our ability to set and increase rates for our basic packages and for the provision of cable television-related equipment.



     The Telecommunications Act of 1996 materially altered federal, state and local laws and regulations on cable television, telecommunications and other related services. In particular, the Telecommunications Act substantially amends the Communications Act of 1934 to restrict the ability of the FCC and, in certain instances, franchising authorities, to regulate votes under the Cable Act of 1992.



     As a result of the Telecommunications Act of 1996 and its lessening of regulatory burdens, we may be subject to greater competition which could adversely affect our results of operations. However, the cable television industry is subject to additional competition as a result of the legislation. Furthermore, certain provisions of the Telecommunications Act and the FCC's implementing regulations have been, and likely will be, subject to judicial challenge. Furthermore, the FCC continues to implement the Telecommunication Act in rule making proceedings. At this time, we cannot predict the outcome of such litigation or the short and long-term effect, financial or otherwise, of the Telecommunications Act and FCC rulemakings on our operations.


     AS WE CONTINUE TO OFFER TELECOMMUNICATIONS SERVICES, WE MAY BE SUBJECT TO ADDITIONAL REGULATORY BURDENS WHICH MAY ADVERSELY IMPACT OUR BUSINESS.

     As we continue to enter the business of offering wireline telecommunications services, we may be required to obtain federal, state and local licenses or other authorizations to offer such services. We may not be able to obtain such authorizations in a timely manner, if at all, and conditions could be imposed upon such licenses or authorizations that may not be favorable to us.


     Furthermore, telecommunications carriers are subject to additional regulation, as well as higher rates for pole attachments. In particular, under the Telecommunications Act, providers of telecommunications services who cannot reach agreement with local utilities over pole attachment rates in states that do not regulate pole attachment rates will be subject to an FCC methodology for determining the rates. These rates would be higher than those paid by cable operators. The rate increases are to be phased in over a five-year period beginning on February 8, 2001. If we become subject to such regulation or higher rates, we may incur additional costs which may be material to our business.


     WE COULD LOSE OUR CURRENT ACCESS TO FAVORABLE PROGRAMMING SERVICE RATES AND EQUIPMENT DISCOUNTS.


     We have the right under an agreement with TCI and its affiliates to purchase various programming services at TCI's or its affiliates cost plus an administrative surcharge. In connection with the transfer to us of cable systems by certain affiliates of TCI, TCI and its affiliates have agreed to use their reasonable best efforts to make goods and services that are provided to TCI and its affiliates available to us on the same terms and conditions as they are made available to TCI and its affiliates, subject to certain conditions and restrictions. We could lose this beneficial treatment under certain circumstances, including in the event that TCI or its affiliates do not own the required interest in us or upon an initial public offering of our equity securities.

     If TCI's and its affiliates' ownership in the Bresnan Communications Company falls below a required contractual ownership threshold we may lose our beneficial rates. However, this would not necessarily trigger a change of control under the indenture governing the notes. Our management believes that the rates at which we purchase programming and equipment from TCI and its affiliates are significantly lower than those it could obtain independently. Loss of access to programming and equipment at such favorable rates could have a material adverse effect on our financial condition and results of operations.



     We also have access to certain technological innovations as a result of our affiliation with TCI and its affiliates. We may not be able to purchase programming services at these rates, receive equipment discounts or have access to certain technological innovations in the future.



     The pending sale of all of the partnership interests of Bresnan Communications Company to Charter Communications means that TCI's and its affiliates' ownership in the Bresnan Communications Company will fall below the threshold referred to above. Once the transaction with Charter Communications is closed, we will lose our access to favorable programming service rates and equipment discounts.


     OUR OWNERS MAY BE FORCED TO OR MAY ELECT TO EXIT THEIR PARTNERSHIP. IN THIS EVENT, AMONG OTHER THINGS, WE MAY LOSE OUR ACCESS TO FAVORABLE PROGRAMMING AND GOODS AND SERVICES SUPPLY.


     Under the terms of the partnership agreement entered into in connection with the consummation of our transactions with certain affiliates of TCI, Blackstone or TCI or its affiliates may elect to sell their interests in Bresnan Communications Company after February 2, 2004, which is up to approximately five years prior to the maturity of the new notes. They may also, in limited circumstances, cause an initial public offering after three years from the date of the consummation of our transactions with certain affiliates of TCI. A sale by either Blackstone, TCI or its affiliates of their interests in Bresnan Communications Company or an initial public offering may have one or more of the following consequences:


     - we may be forced to sell our business;

     - William J. Bresnan and affiliates of William J. Bresnan may elect to sell their interests in Bresnan Communications Company;


     - if either Blackstone or certain affiliates of TCI sells their interest to the other, William J. Bresnan and affiliates of William J. Bresnan may be forced to sell their interests in Bresnan Communications Company; and


     - we may lose our access to favorable programming and goods and services supply.


     In addition, William J. Bresnan and affiliates of William J. Bresnan may have the right to force TCI or its affiliates to purchase their interests in Bresnan Communications Company upon the occurrence of certain events.



     The pending sale of all of the partnership interests of Bresnan Communications Company to Charter Communications means that we may lose our access to favorable programming service rates and goods and services supply referred to above.


     HOLDERS OF THE NEW SENIOR DISCOUNT NOTES WILL GENERALLY BE REQUIRED TO INCLUDE AMOUNTS IN GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIVING CASH AND INTEREST DEDUCTIONS WHICH MAY BE DISALLOWED TO CERTAIN OF OUR BENEFICIAL OWNERS, RESULTING IN INCREASED TAX DISTRIBUTIONS AND REDUCED CASH.


     The new senior discount notes will be issued with original issue discount for federal income tax purposes. Consequently, holders of the new senior discount notes will be required to include amounts in gross income for federal income tax purposes in advance of receiving cash payments attributable to the income. In the event of our bankruptcy, a new senior discount note holder's claim likely will be limited to the issue price plus the accrued portion of the original issue discount (as determined by the bankruptcy court) at the date of bankruptcy filing. As a result, you may be limited in your ability to make a claim on the full amount of your new senior discount note if we become bankrupt.

     Although the beneficial owners of the partners of Bresnan Communications Company that are affiliates of William J. Bresnan are not taxable as corporations, some of the beneficial owners of Blackstone are corporations. According to the partnership agreement among TCI, Blackstone, BCI (USA) LLC and William J. Bresnan, Bresnan Communications Company is obligated to make certain tax distributions to William J. Bresnan, the partners of Bresnan Communications Company that are affiliates of William J. Bresnan and Blackstone. If we are required to make distributions that may diminish the amounts available to make payments to you.


     THE LOSS OF CERTAIN KEY EXECUTIVE OFFICERS COULD ADVERSELY AFFECT US.


     Our operations are managed by a small number of key executive officers, including William J. Bresnan, Jeffrey S. DeMond and Michael W. Bresnan. We have not entered into any employment agreements with or procured key man life insurance on any of our key executive officers. Due to their high level of experience within the cable industry as well as their unique management abilities, the loss of William J. Bresnan, Jeffrey S. DeMond or Michael W. Bresnan could have a material adverse effect on our financial condition and results of operations. Should the sale of the partnership interests in Bresnan Communications Company to Charter Communications close, we will lose the services of all of the key executive officers listed in this paragraph.



     OUR OWNERS HAVE OTHER INTERESTS WHICH MAY CONFLICT WITH OURS.



     TCI, its affiliates and other media and telecommunications companies in which either TCI, its affiliates and/or Blackstone have ownership interests are in the business of providing cable, telephony and other telecommunications services. As a result, TCI, its affiliates and/or Blackstone may have interests or acquire interests in the future in entities that may conflict with our interests. We have no ability to preclude TCI, its affiliates, or Blackstone from pursuing such other interests.


     WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of certain specific kinds of change of control events, including the loss of one or more of our owners, we will be required to offer to repurchase all outstanding new notes. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of new notes or restrictions in our credit facility or other indebtedness may not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the notes.


     CERTAIN OF THE CABLE SYSTEMS TRANSFERRED TO US BY CERTAIN AFFILIATES OF TCI HAVE BEEN, AND WE MAY IN THE FUTURE BE, NAMED IN ACTIONS RELATING TO THE IMPOSITION OF LATE FEES. THESE ACTIONS COULD ADVERSELY AFFECT OUR BUSINESS.



     Certain of the cable systems transferred to us by certain affiliates of TCI have been named in purported class actions in various jurisdictions concerning late fee charges and practices. Under an agreement with certain affiliates of TCI, the pending actions, to the extent they relate to the cable systems transferred to us by certain affiliates of TCI and to periods prior to the consummation of that transfer, will remain liabilities of TCI and its affiliates. However, we may be named in the pending actions or there may be future actions relating to late fees brought against us and our subsidiaries, which may, if successful, have a detrimental impact on our business. Certain of our cable television systems charge late fees to subscribers who do not pay their cable bills on time. Plaintiffs generally allege that the late fees charged by such cable television systems are not reasonably related to the costs incurred by the cable television systems as a result of the late payments. Plaintiffs seek to require cable television systems to provide compensation for alleged excessive late fee charges for past periods.

     OUR NON-EXCLUSIVE FRANCHISES ARE SUBJECT TO NON-RENEWAL OR TERMINATION IN CERTAIN CIRCUMSTANCES. THE LOSS OF OUR FRANCHISES MAY ADVERSELY AFFECT OUR BUSINESS.



     We operate under franchises typically granted by local authorities which are subject to renewal and renegotiation from time to time. Our business is dependent upon the retention and renewal of our local franchises. The non-renewal or termination of franchises relating to a significant portion of our subscribers could have a material adverse effect on our results of operations.



     Our franchises are generally granted for a fixed term, for instance, ranging from five to 15 years, but in many cases are terminable if we fail to comply with the material provisions of the franchises. Although we believe that we generally have good relationships with our franchise authorities, we may not be able to retain or renew such franchises and the terms of any such renewals may be on terms which are not as favorable to us as our existing franchises.


     THE YEAR 2000 PROBLEM WILL REQUIRE SIGNIFICANT EXPENDITURES AND COULD DISRUPT OUR OPERATIONS, IMPACTING OUR REVENUES.

     We have implemented enterprise-wide, comprehensive efforts to assess and remediate our computer systems and related software and equipment to ensure such systems, software and equipment recognize, process and store information in the year 2000 and thereafter.

     We currently estimate the remaining costs associated with our year 2000 program to be at least $4.4 million. Our failure to address or correct a material year 2000 problem could result in an interruption or failure of certain important business operations. We believe our year 2000 program will significantly reduce risks associated with the changeover to the year 2000 and we are currently developing certain contingency plans to minimize the effect of any potential year 2000 related disruptions. We cannot assure you that we will be fully prepared for difficulties relating to the year 2000 problems. If we experience significant problems as a result of the year 2000 problem, our operations, revenue, cash flow and other important aspects of our business and financial well-being may be adversely affected.


     BRESNAN CAPITAL CORPORATION HAS NOMINAL ASSETS AND NO OPERATIONS, THEREFORE YOU WILL NOT BE ABLE TO RECEIVE ANY PAYMENTS FROM IT.



     Bresnan Capital Corporation's sole purpose is to be a co-obligor of the new notes. Bresnan Capital Corporation has nominal assets and no operations. You should not expect Bresnan Capital Corporation to pay you any amounts on the new notes. Since Bresnan Capital Corporation has no operations and only nominal assets you will be dependent on our other subsidiaries' operations for payments on the notes. Moreover, in the event that our obligations on the new notes are accelerated or we are required to repurchase them, Bresnan Capital Corporation will not be able to supply funds for such payments to you.


     YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

     Currently, there is no public market for the new notes or the original notes. We do not intend to apply for listing of any of the notes on any securities exchange or on any automated dealer quotation system. Although the initial purchasers of the original notes have informed us that they intend to make a market in the original notes, they are not obligated to do so and may discontinue any such market at any time without notice. In addition, such market making activity may be limited during the exchange offer or during an offering under a shelf registration statement should we decide to file one. As a result, we can make no assurance to you as to the development or liquidity of any market for the new notes, your ability to sell the new notes, or the price at which you may be able to sell the new notes. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

     Historically, the market for securities similar to the new notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the new notes.

     IF YOU FAIL TO EXCHANGE YOUR ORIGINAL NOTES OR FOLLOW THE PROCEDURE FOR TENDERING, YOUR ORIGINAL NOTES WILL CONTINUE TO BE RESTRICTED AND IT MAY BE DIFFICULT TO SELL YOUR RESTRICTED NOTES.


     Issuance of new notes in exchange for the original notes in the exchange offer will only be made following the prior satisfaction of the procedures and conditions set forth in this prospectus. Such procedures and conditions include timely receipt by the exchange agent of such original notes, and of a properly completely and duly executed letter of transmittal. Failure to exchange notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be restricted securities under the Securities Act and may not be offered or sold except according to any exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law.


     WE MAY NOT BE ABLE TO MEET THE GOALS WE HAVE SET FOR OURSELVES WHICH ARE EXPRESSED IN OUR FORWARD-LOOKING STATEMENTS.



     Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such plans, intentions or expectations may not be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.



                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

     - our anticipated growth strategies,

     - our intention to introduce new and enhanced services,

     - anticipated trends in our businesses, including trends in the market for telecommunications services,

     - future expenditures for capital investments, and

     - our ability to effectively compete with our competitors.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                            OUR RECENT TRANSACTIONS



     In June of 1998, Blackstone B.C. Capital Partners L.P., Bresnan Communications Company, William J. Bresnan and certain of his affiliates, TCID of Michigan, Inc., a Nevada corporation, and certain other affiliates of TCI, entered into a contribution agreement. Under that agreement, on February 2, 1999, certain affiliates of TCI transferred cable systems and assumed debt to Bresnan Communications Company. The amount of the debt assumed by Bresnan Communications Company was approximately $708.9 million. In connection with these transactions the assets and liabilities of our existing cable systems and the cable systems transferred to us by certain affiliates of TCI, were transferred to Bresnan Communications Group LLC, a wholly owned subsidiary of Bresnan Communication Company. Bresnan Communications Group then contributed those assets and some or all of the related liabilities to Bresnan Telecommunications Company LLC, a wholly owned subsidiary of Bresnan Communications Group. We repaid our existing indebtedness and the debt assumed from TCI and its affiliates with the net proceeds received from Blackstone's cash contribution and the financings relating to the contribution of cable systems from TCI and its affiliates.


     Since the consummation of these transactions, Bresnan Communications Company has been managed by its general partner, BCI (USA), LLC, an affiliate of William J. Bresnan. As a result of these transactions, as well as other recent acquisitions of cable systems in Michigan and Minnesota, we are operating cable television systems that served as of March 31, 1999 approximately 656,000 basic subscribers in six states.


     As the sole general partner, subject to certain governance provisions set forth in the partnership agreement among certain affiliates of TCI, Blackstone, BCI (USA) and William J. Bresnan, BCI (USA) is managing our business and day-to-day operations.



     Blackstone indirectly owns approximately a 39.8% equity interest in us, TCI and its affiliates indirectly own a 50.0% equity interest in us, and William J. Bresnan and BCI (USA) collectively indirectly own approximately a 10.2% equity interest in us.



     In June 1999, the owners of Bresnan Communications Company entered into an agreement with Charter Communications to sell all of their partnership interests in Bresnan Communications Company for approximately $3.1 billion in cash and equity.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from this exchange offer. The new notes will evidence the same debt as the original notes surrendered in exchange for the new notes. Accordingly, issuance of the new notes will not result in any change in our indebtedness.


     The net proceeds from the private offering of the original notes on February 2, 1999 were approximately $331.0 million. The following table sets forth the sources and uses of funds of our transactions with certain affiliates of TCI and the related financings:



                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
SOURCES OF FUNDS:
  Our credit facility.......................................     $513.4
  Senior notes..............................................      170.0
  Senior discount notes.....................................      175.0
  Blackstone contribution(a)................................      136.5
                                                                 ------
                                                                 $994.9
                                                                 ======
USES OF FUNDS:
  Repayment of existing debt, including accrued
     interest(b)............................................     $256.0
  Repayment of the assumed TCI and/or affiliates' debt......      708.9
  Payment of certain fees and expenses(c)...................       30.0
                                                                 ------
                                                                 $994.9
                                                                 ======


---------------

(a) Blackstone's contribution to Bresnan Communications Company was reduced by $2.7 million in fees paid in connection with the transactions in which certain affiliates of TCI transferred cable systems to us.



(b) Includes repayment of the obligations under Bresnan Communications Company's prior credit facility in the amount of approximately $213.8 million and the promissory note in favor of certain affiliates of TCI in the amount of approximately $42.2 million.



(c) Includes a transaction fee equal to 1% of the ascribed value of each of TCI's affiliates, Blackstone's and the contributions of William J. Bresnan and his affiliates to Bresnan Communications Company (approximately $3.4 million in the aggregate), and fees and expenses of each of TCI's affiliates, Blackstone and William J. Bresnan and his affiliates paid under the terms of the partnership agreement among them. The total fees and expenses included $9.5 million in commissions paid to the initial purchasers of the original notes and $4.5 million in other expenses related to the private offering.



     The amounts outstanding under Bresnan Communications Company's prior credit facility which would have become due and payable from March 31, 1999 through March 31, 2006 and bore interest at rates which, as of December 31, 1998, ranged from 6.815% to 8.0%. The promissory note in favor of certain affiliates of TCI, including accrued interest, would have become due and payable on the earlier of April 30, 2001 or the first business day following the full repayment of all amounts outstanding under Bresnan Communications Company's existing credit facility and bear interest at a rate equal to the prime rate of The Toronto-Dominion Bank's New York branch which, as of December 31, 1998, was 7.75%.


     The Toronto-Dominion Bank, an affiliate of TD Securities (USA) Inc., and The Chase Manhattan Bank, an affiliate of Chase Securities Inc., were lenders under Bresnan Communications Company's prior credit facility and received approximately $37.7 million and approximately $22.4 million, respectively, from the repayment of borrowings under such facility.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes the material terms of the exchange offer, including those set forth in the letter of transmittal distributed with this prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the exchange offer, including the indenture and the registration rights agreement governing the original and new notes, which are exhibits to the exchange offer registration statement of which this prospectus is a part.

GENERAL

     In connection with the sale of the original notes to the initial purchasers, we entered into a registration rights agreement with the initial purchasers. Under such registration rights agreement, we agreed to use our reasonable best efforts to:

     - file a registration statement with the SEC relating to the exchange offer within 120 days after February 2, 1999;

     - cause the registration statement relating to the registered exchange offer to become effective under the Securities Act within 180 days after the original issue date;

     - upon the effectiveness of such exchange offer registration statement, commence the exchange offer and keep the exchange offer open for not less than 20 days, or longer if required by applicable law; and

     - cause the exchange offer to be consummated within 45 days after the effective date of the registration statement relating to the exchange offer.

     If we complete this exchange offer within the required time periods, we will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us.

     In addition, we agreed to file a shelf registration statement pursuant to Rule 415 under the Securities Act, if:

     - a change in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

     - for any other reason the exchange offer is not consummated within 210 days after the original issuance date;

     - an initial purchaser of the original notes requests that we file such a shelf registration with respect to original notes not eligible to be exchanged for new notes in the exchange offer; or

     - any holder of original notes, other than an initial purchaser, is not eligible to participate in the exchange offer or does not receive freely tradeable new notes in the exchange offer other than by reason of that holder being our affiliate within the meaning of the Securities Act.

     For purposes of determining whether we are obligated to file a shelf registration statement, the requirement that a broker-dealer deliver this prospectus in connection with sales of new notes shall not result in such new notes being not freely tradeable.

     We have agreed to use our reasonable best efforts to cause a shelf registration statement to become effective under the Securities Act as soon as practicable but in no event later than 60 days after the filing of the shelf registration statement. In addition, we agreed to use our reasonable best efforts to keep that shelf registration statement continually effective, supplemented and amended for a period of at least two years following the original issue date, or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

INCREASE IN INTEREST RATE

     Special interest will accrue on the principal amount or accreted value, as applicable, of the original notes, in addition the stated interest on the original notes, from and including the date on which a registration default occurs to but excluding the date on which all registration defaults have been cured.

     The occurrence of any of the following is a registration default:

     (1) the exchange offer registration statement has not been filed with the SEC on or before the 120th day following February 2, 1999 or we have not filed a shelf registration statement within 60 days of becoming obligated to do so.

     (2) the exchange offer registration statement has not been declared effective on or before the 180th day following February 2, 1999 or the shelf registration statement has not been declared effective on or before the 120th day of our becoming obligated to file a shelf registration statement.

     (3) the exchange offer has not been completed on or before the earlier of the 45th day after the exchange offer registration statement has been declared effective or the 210th day following February 2, 1999.

     (4) after either the exchange offer registration statement or the shelf registration statement has been declared effective, that registration statement ceases to be effective or usable, subject to certain exceptions, in connection with resales of original notes or new notes in accordance with and during the periods specified in the registration agreement.

     Special interest will accrue at a rate of 0.25% per annum on the notes during the 90-day period after the occurrence of the registration default and will increase by 0.25% per annum at the end of each subsequent 90-day period. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no special interest will be payable.

     In no event, will the special interest exceed in the aggregate 1% per year on the principal amount or accrued value of the notes; except upon:

     (1) the filing of the registration statement or a shelf registration statement,

     (2) the effectiveness of the registration statement related to the exchange offer or shelf registration statement, or

     (3) the exchange of all original notes tendered for new notes, or upon the effectiveness of the shelf registration statement which had ceased to remain effective, other than as a result of a suspension period.

     The summary of the provisions of the registration agreement contained in this prospectus does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date will be 5:00 p.m., New York City time, on             ,
1999, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

     To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In no event will the expiration date be extended to a date more than 30 business days after effectiveness of the registration statement.

     We reserve the right, in our reasonable judgment:

     (1) to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions described below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

     (2) to amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement.

TERMS OF THE EXCHANGE OFFER


     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the expiration date. We will issue $1,000 principal amount for the senior notes or $1,000 principal amount at maturity for the senior discount notes of new notes in exchange for each $1,000 principal amount for the senior notes or $1,000 principal amount at maturity for the senior discount notes, as applicable, of original notes accepted in the exchange offer. Holders of the original notes may tender some or all of their original notes according to the exchange offer; however, original notes may be tendered only in integral multiples of $1,000.


     The new notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. The form and terms of the new notes are substantially the same as the form and terms of the original notes, except that:

     - the new notes have been registered under the Securities Act and will not bear legends restricting the transfer thereof; and

     - holders of the new notes generally will not be entitled to certain rights under the registration rights agreement or special interest, which rights generally will terminate upon consummation of the exchange offer.

     Holders of original notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC, including Rule 14e-1.


     We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders according to the exchange agent agreement for the purpose of receiving the new notes from us.


     If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, the certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

     Holders who tender their original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes in the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer.

PROCEDURES FOR TENDERING ORIGINAL NOTES

     You may tender your original notes in the exchange offer. To tender in the exchange offer, a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of it,

     - have the signatures guaranteed if required by the letter of transmittal, and

     - mail or otherwise deliver such letter of transmittal or such facsimile, together with the original notes and any other required documents, to the exchange agent so as to be received by the exchange agent at the address set forth below prior to 5:00 p.m., New York City time, on the expiration date.

     Delivery of the original notes may be made by book-entry transfer of such original notes into the exchange agent's account at The Depository Trust Corporation in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     By executing the letter of transmittal, you will make to us the representation described below in the first paragraph under the heading "-- Resale of New Notes."

     The tender by you and our acceptance will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this section and in the letter of transmittal.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON THEIR BEHALF.

     Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such beneficial owner's behalf.

     Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution, which are defined below, unless the original notes tendered:

     (1) are signed by the registered holder, unless such holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     (2) are tendered for the account of an eligible institution.


In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act. Any of the entities described in the prior sentence is an eligible institution.


     If the letter of transmittal is signed by a person other than the registered holder of any original notes listed in that letter, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on such original notes, with the signature on the bond power guaranteed by an eligible institution.


     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Furthermore, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.


     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of original notes of defects or irregularities with respect to tenders of original notes, neither of us nor the exchange agent or any other person shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

BOOK-ENTRY DELIVERY PROCEDURES

     Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the original notes at DTC, which will be the book-entry transfer facility for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility systems may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account at such book-entry transfer facility in accordance with such book-entry transfer facility's procedures for such transfer. Timely book-entry delivery of original notes in connection with the exchange offer, however, requires receipt of a confirmation of a book-entry transfer prior to the expiration date. In addition, although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an agent's message, which is defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive new notes for tendered original notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

TENDER OF ORIGINAL NOTES HELD THROUGH DTC

     The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer original notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.


     The term agent's message means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation. The book-entry confirmation states that DTC has received an expressed acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering original notes which are the subject of a confirmation of book-entry transfer. Such participant acknowledges that it has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that we may enforce such agreement against such participant.


GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their original notes and:

          (1) whose original notes are not immediately available;

          (2) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent; or

          (3) who cannot complete the procedures for book-entry transfer, prior to the exchange offer's expiration date, may effect a tender if:

             (a) the tender is made through an eligible institution;

             (b) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of such original notes and the principal amount or principal amount at maturity, as applicable, of original notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the certificate(s) representing the original notes or a confirmation of a book-entry transfer of such original notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

             (c) such properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered original notes in proper form for transfer or a confirmation of a book-entry transfer of such original notes into the exchange agent's account at DTC and all other documents required by the letter of transmittal, are received by the exchange agent within three (3) New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the original notes to be withdrawn;

     - identify the original notes to be withdrawn, including the certificate number(s) and principal amount or principal amount at maturity, as applicable, of such original notes, or, in the case of original notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of such original notes into the name of the person withdrawing the tender; and

     - specify the name in which any such original notes are to be registered, if different from that of the person who deposited the original notes.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices. Our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to such holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior the expiration date.

CONDITIONS

     Despite any other term of the exchange offer, we shall not be required to accept for exchange any original notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such original notes, if:

          (a) in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

          (b) any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

          (c) any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

          (d) any cessation of trading on The Nasdaq Stock Market or any exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

          (e) a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose.

If we determine in our reasonable judgment that any of the foregoing conditions are not satisfied, we may:

          (a) refuse to accept any original notes and return all tendered original notes to the tendering holders;


          (b) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such original notes, described in "-- Withdrawals of Tenders"; or


          (c) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn.

EXCHANGE AGENT

     State Street Bank and Trust Company will act as exchange agent for the exchange offer with respect to the original notes.

     Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal for the original notes and requests for copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

     By registered or certified mail or overnight courier:

        State Street Bank and Trust Company
        Corporate Trust Division
        P.O. Box 778
        Boston, MA 02102-0078
        Attn: Kellie Mullen


    By facsimile for eligible institutions only:    (617) 664-5290
    Confirm by telephone:                           (617) 664-5587
                                                    Kellie Mullen

FEES AND EXPENSES

     We will pay the expenses of soliciting original notes for exchange. The principal solicitation is being made by mail by the exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

     We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

     We will pay all transfer taxes, if any, applicable to the exchange of the original notes in connection with the exchange offer. If, however, certificates representing the new notes or the original notes for principal amounts or principal amounts at maturity, as applicable, not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the original notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the original notes, which is the aggregate principal amount or accreted value, as applicable, of the original notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the original notes offering and the exchange offer will be amortized over the term of the new notes.

RESALE OF NEW NOTES


     We are making the exchange offer in reliance on the position of the staff of the SEC expressed in the Exxon Capital No-Action Letter, Morgan Stanley No-Action Letter, Shearman & Sterling No-Action Letter, and other interpretive letters by the staff of the SEC addressed to third parties in other transactions. However, we have not sought our own interpretive letter addressing such matters and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the SEC, and subject to the two immediately following sentences, we believe that new notes issued in connection with this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by holders of such new notes, other than such a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such new notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of such new notes. Despite the above, any holder of original notes may be subject to restrictions on the transferability of its notes if it:



     - is our affiliate;


     - does not acquire such new notes in the ordinary course of its business;

     - intends to participate in the exchange offer for the purpose of distributing new notes; or

     - is a broker-dealer who purchased such original notes directly from us.

Holders of original notes falling into any of the categories above:

     - will not be able to rely on the interpretations of the staff of the SEC set forth in the above-mentioned interpretive letters;

     - will not be permitted or entitled to tender such original notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such original notes unless such sale is made in reliance on an exemption from such requirements.

     Each broker-dealer that receives new notes for its own account in exchange for original notes, where those original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to new notes, other than a resale of an unsold allotment from the original sale of the original notes, with this prospectus. Under the registration rights agreement, we are required during the period required by the Securities Act to allow broker-dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such new notes.

     In addition, as described below, if any broker-dealer holds original notes acquired for its own account, then such broker-dealer may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such new notes.

     Each holder of original notes and each initial purchaser who is required to deliver a prospectus in connection with sales or market making activities, by acquisition of original notes, agrees that, upon a receipt of notice from us that:

          (1) the SEC has issued a stop order suspending the effectiveness of the exchange offer registration statement under the Securities Act or by any state securities commission suspending the qualification of the new notes from being offered or sold in any jurisdiction, or a proceeding has been initiated for any of the preceding purposes, or

          (2) the existence of any fact or the happening of any event that makes any statement of a material fact made in the registration statement or this prospectus, or any amendment or supplement to it or any document incorporated in this prospectus by reference untrue, or that requires the making of any additions or changes in the registration statement or this prospectus in order to make the statements in this prospectus, in light of the circumstances under which they were made, not misleading, such holder or person shall discontinue disposition of the original notes under this prospectus until such holder or person has received copies of the supplemented or amended prospectus or such holder or person is advised in writing by us that use of the prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus.

     In addition, each holder or person will be deemed to have agreed that it will either:

          (1) destroy any prospectuses, other than permanent file copies, then in such holder or person's possession which have been replaced by us with more recently dated prospectuses; or

          (2) deliver to us, at our expense, all copies, other than permanent file copies, then in such holder's or person's possession of the prospectus covering such original notes that was current at the time of receipt of the notice regarding the happening of any event described in part (2) of the prior paragraph.

     We shall extend the time period regarding the effectiveness of the registration statement by a number of days equal to the number of days in the period from and including the date of delivery of the notice regarding the happening of any event described in part (2) of the prior paragraph to the date of delivery of the supplement or amendment.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount or aggregate principal at maturity, as applicable, of original notes outstanding. Following the consummation of the exchange offer, holders who did not tender their original notes generally will not have any further registration rights under the registration rights agreement, and such original notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such original notes could be adversely affected.

     The original notes are currently eligible for sale pursuant to Rule 144A through PORTAL. Because we anticipate that most holders will elect to exchange original notes for new notes in the exchange offer due to the absence of restrictions on the resale of new notes, except for applicable restrictions on any holder of new notes who is our affiliate or is a broker-dealer which acquired the original notes directly from us, under the Securities Act, we anticipate that the liquidity of the market for any original notes remaining after the consummation of the exchange offer may be substantially limited.

     The original notes that are not exchanged for new notes in the exchange offer will remain restricted securities within the meaning of the Securities Act. Accordingly, such original notes may be resold only:

     - to us or any of our subsidiaries;

     - inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;


     - inside the United States to an institutional accredited investor, which is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, an accredited investor that, prior to such transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer of the notes, the form of which letter can be obtained from such trustee;


     - outside the United States in compliance with Rule 904 under the Securities Act;

     - under the exemption from registration provided by Rule 144 under the Securities Act, if available; or

     - under an effective registration statement under the Securities Act.

     Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the original notes from the initial purchasers will be required to sign a letter confirming that such person is an accredited investor under the Securities Act and that such person acknowledges the transfer restrictions summarized herein.

OTHER

     Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the offer to exchange their original notes. Holders of original notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer. We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated capitalization as of March 31, 1999 reflecting the assumed TCI debt and subsequently repaid, our financings that we completed on February 2, 1999 and the contribution to us by Blackstone.

                                                              AS OF MARCH 31, 1999
                                                              --------------------
                                                                 (IN MILLIONS)
Debt:
  Credit facility...........................................             501.6 (a)
  Senior notes..............................................          170.0
  Senior discount notes.....................................          175.0
  Other debt................................................            1.4
          Total debt........................................          848.0
Equity:
  Member's deficit..........................................         (210.3)
                                                                    -------
          Total capitalization..............................        $ 637.7
                                                                    =======

---------------

(a) As of March 31, 1999, Bresnan Telecommunications Company would have been permitted to borrow additionally up to approximately $144.9 million under our credit facility, subject to its covenants, after giving effect to the transfer to us of cable systems by certain affiliates of TCI and the related financings. Bresnan Telecommunications Company expects to continue to borrow funds under our credit facility.

        SELECTED CONSOLIDATED AND COMBINED FINANCIAL AND OPERATING DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)


     The selected combined financial data as of and for the four years ended December 31, 1998 set forth below have been derived from the audited combined financial statements of Bresnan Communications Group Systems, a combination of the financial statements of Bresnan Communications Company and the cable systems transferred to us by certain affiliates of TCI. Prior to consummating the transactions with certain affiliates of TCI, Bresnan Communications Company and the owners of the cable systems transferred to us by certain affiliates of TCI were under the common ownership and control of TCI and its affiliates. Based on such common ownership and control, the financial data are presented at historical cost on a combined basis.


     The selected consolidated and combined financial data as of and for the year ended December 31, 1994 and the three months ended March 31, 1998 and 1999 are derived from our unaudited consolidated and or our predecessor's unaudited combined financial statements, which in our opinion, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results of operations to be expected for a full year.

     The data set forth below are qualified in their entirety by, and should be read in conjunction with our consolidated financial statements, the historical combined financial statements of Bresnan Communications Group Systems, the predecessor to the Company for accounting and financial reporting purposes, and the related notes thereto, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                         THREE MONTHS
                                            YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                              ----------------------------------------------------   --------------------
                                1994       1995       1996       1997       1998       1998       1999
                              --------   --------   --------   --------   --------   --------   ---------
STATEMENT OF OPERATIONS
  DATA:
Revenue.....................  $179,235   $195,364   $216,609   $247,108   $261,964   $ 62,463   $  67,295
Operating costs and
  expenses:
  Programming...............    36,347     39,168     46,087     53,857     63,686     15,491      17,748
  Operating.................    18,152     26,966     31,405     31,906     28,496      8,315       7,539
  Selling, general and
     administrative.........    42,403     47,180     52,485     50,572     58,568     11,791      15,720
  Depreciation and
     amortization...........    40,486     47,201     50,908     53,249     54,308     12,780      13,669
                              --------   --------   --------   --------   --------   --------   ---------
          Total operating
            costs and
            expenses........   137,388    160,515    180,885    189,584    205,058     48,377      54,676
                              --------   --------   --------   --------   --------   --------   ---------
Operating income............    41,867     34,849     35,724     57,524     56,906     14,086      12,619
Other income (expense)(a):
  Interest -- related
     party..................    (1,600)    (1,978)    (1,859)    (1,892)    (1,872)      (470)       (152)
  Interest -- other.........   (10,957)   (14,085)   (13,173)   (16,823)   (16,424)    (4,292)    (14,394)
  Gain (loss) on sale of
     cable television
     systems................        --         --         --         --     27,027      7,010        (181)
  Other, net................      (424)        61       (844)      (978)      (273)       (54)        (82)
                              --------   --------   --------   --------   --------   --------   ---------
          Total other income
            (expense).......   (12,981)   (16,002)   (15,876)   (19,693)     8,458      2,194     (14,809)
                              --------   --------   --------   --------   --------   --------   ---------
Net earnings (loss).........  $ 28,886   $ 18,847   $ 19,848   $ 37,831   $ 65,364   $ 16,280   $  (2,190)
                              ========   ========   ========   ========   ========   ========   =========

                                                                                         THREE MONTHS
                                            YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                              ----------------------------------------------------   --------------------
                                1994       1995       1996       1997       1998       1998       1999
                              --------   --------   --------   --------   --------   --------   ---------
FINANCIAL RATIOS AND OTHER
  DATA:
EBITDA......................             $ 82,050   $ 86,632   $110,773   $111,214   $ 26,866   $  26,288
Capital expenditures........               98,004     78,248     33,875     58,601      5,845       7,948
Ratio of total debt to
  EBITDA(b).................                                                                          8.1
Ratio of earnings to fixed
  charges(c)................       3.2x       2.1x       2.1x       2.9x       4.4x       4.3x         --
Deficiency of earnings
  available to cover fixed
  charges(c)................        --         --         --         --         --         --      (3,967)
Average monthly total
  revenue per average basic
  subscriber(d).............  $  28.01   $  28.49   $  30.95   $  33.16   $  34.61   $  33.26   $   35.41
CASH FLOW DATA:
Net cash provided by
  operations................        --     61,200     79,143     92,548    102,361     26,616      10,931
Net cash used in
  investing.................        --    (52,175)   (78,335)   (34,103)   (77,276)   (22,835)    (24,473)
Net cash provided by (used
  in) financing.............               (8,203)    (3,100)   (54,741)   (25,406)     4,674       7,456
SUMMARY OPERATING DATA (END
  OF PERIOD):
Homes passed................   800,383    841,145    847,364    914,182    901,792    913,826     973,193
Basic subscribers...........   561,333    581,553    584,807    620,862    617,867    631,326     655,564
Basic penetration...........      70.1%      69.1%      69.0%      67.9%      68.5%      69.1%       69.4%
Premium units...............   283,283    294,533    295,727    262,900    243,501    259,450     261,596
Pay-to-basic ratio(e).......      50.5%      50.6%      50.6%      42.3%      39.4%      41.1%       56.6%
BALANCE SHEET DATA (END OF
  PERIOD):
Total assets................  $569,189   $564,591   $596,047   $617,198   $664,436         --   $ 688,149
Total debt..................   187,798    185,480    207,234    214,170    232,617         --     848,007
Parents' investment/member's
  equity (deficit)..........   338,781    344,664    347,188    359,098    381,748         --    (210,349)

---------------

(a) The historical combined financial data for the periods through December 31, 1998 do not include any indebtedness or related interest expense in respect of the $708.9 million of debt transferred by certain affiliates of TCI. For the three month period ended March 31, 1999, the operations include interest expense on the indebtedness for the period subsequent to the financings related to our transactions with certain affiliates of TCI which occurred on February 2, 1999.


(b) The ratio of total debt to EBITDA was calculated by dividing total debt by annualized EBITDA for the three months ended March 31, 1999.


(c) For purposes of this calculation, earnings is defined as earnings before fixed charges. Fixed charges represent interest paid or accrued on indebtedness, the amortization of deferred financing costs and the portion of rents deemed representative of the interest factor. The historical combined financial statements of Bresnan Communications Group Systems, appearing elsewhere in this prospectus do not reflect the assumption of TCI's and/or its affiliates debt.


(d) Represents average monthly total revenue for the periods indicated divided by the number of average basic subscribers in each period.

(e) Pay-to-basic ratio measures premium units as a percentage of basic subscribers.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


     Our unaudited pro forma statement of operations information presented below are derived from the December 31, 1998 combined financial statements of Bresnan Communications Group Systems and our March 31, 1999 unaudited consolidated financial statements. The combined financial statements of Bresnan Communications Group Systems are the combination of the financial statements of Bresnan Communications Company and the systems transferred to us by certain affiliates of TCI.


     The unaudited pro forma statement of operations information give effect to our formation and to each of the following:


     (1) the transactions with certain affiliates of TCI, and



     (2) the related financings as if such transactions had been consummated on January 1, 1998.


Pro forma consolidated balance sheet information has not been presented since the effects of the transactions mentioned in the prior sentence are reflected in our March 31, 1999 historical balance sheet presented elsewhere in this prospectus. The unaudited pro forma consolidated financial data do not give effect to our recent acquisitions and disposition.

     The unaudited pro forma statement of operations information may not be indicative of the results that actually would have occurred if the transactions described above had been completed and in effect for the periods indicated or the results that may be obtained in the future. The unaudited pro forma statement of operations information presented below are qualified in their entirety by, and should be read in conjunction with our March 31, 1999 financial statements and the historical combined financial statements of Bresnan Communications Group Systems, and related notes thereto, "The TCI Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                        BRESNAN COMMUNICATIONS GROUP LLC

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                            COMBINED         TCI                            PRO FORMA
                                           HISTORICAL    TRANSACTIONS     FINANCINGS     CONSOLIDATED(A)
                                           ----------    ------------     ----------     ---------------
Revenue..................................   $261,964       $    --        $       --        $261,964
Operating costs and expenses
  Programming............................     63,686            --                --          63,686
  Operating..............................     28,496            --                --          28,496
  Selling, general and administrative....     58,568        (2,655)(b)            --          55,913
  Depreciation and amortization..........     54,308            --                --          54,308
                                            --------       -------        ----------        --------
          Total operating costs and
            expenses.....................    205,058        (2,655)               --         202,403
                                            --------       -------        ----------        --------
Operating income.........................     56,906         2,655                --          59,561
Interest expense.........................    (18,296)           --           (54,354)(c)     (72,650)
Other....................................       (273)           --                --            (273)
Gain on sale of cable television
  systems................................     27,027            --                --          27,027
                                            --------       -------        ----------        --------
                                               8,458            --           (54,354)        (45,896)
                                            --------       -------        ----------        --------
Net earnings (loss)......................     65,364         2,655           (54,354)         13,665
                                            ========       =======        ==========        ========

    See accompanying notes to unaudited pro forma consolidated statements of operations.

                        BRESNAN COMMUNICATIONS GROUP LLC

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

                                         CONSOLIDATED        TCI                            PRO FORMA
                                          HISTORICAL     TRANSACTIONS     FINANCINGS     CONSOLIDATED(A)
                                         ------------    ------------     ----------     ---------------
Revenue................................    $ 67,295         $  --          $    --           $67,295
Operating costs and expenses
  Programming..........................      17,748            --               --            17,748
  Operating............................       7,539            --               --             7,539
  Selling, general and
     administrative....................      15,720          (221)(b)           --            15,499
  Depreciation and amortization........      13,669            --               --            13,669
                                           --------         -----          -------           -------
          Total operating costs and
            expenses...................      54,676          (221)              --            54,455
                                           --------         -----          -------           -------
Operating income.......................      12,619           221               --            12,840
Interest expense.......................     (14,546)           --           (4,963)(d)       (19,509)
Other..................................         (82)           --               --               (82)
Loss on sale of cable television
  systems..............................        (181)           --               --              (181)
                                           --------         -----          -------           -------
                                           $(14,809)           --           (4,963)          (19,772)
                                           --------         -----          -------           -------
Net loss...............................      (2,190)          221          $(4,963)          $(6,932)
                                           ========         =====          =======           =======

    See accompanying notes to unaudited pro forma consolidated statements of operations.

                        BRESNAN COMMUNICATIONS GROUP LLC

     NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS YEAR ENDED DECEMBER 31, 1998 AND THE THREE MONTH PERIOD ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

GENERAL

     (a) Does not give pro forma effect to our recent acquisitions and disposition.


TRANSACTIONS WITH CERTAIN AFFILIATES OF TCI



     (b) Represents the net adjustment to reverse actual allocated overhead expenses and to include anticipated contractual management fees to be charged by BCI, which is 3% of revenue, contractual monitoring fees to be paid to certain affiliates of TCI, Blackstone and the Bresnan Group, and certain other general and administrative expenses to be incurred by us.


FINANCINGS


     (c) Represents the net adjustment to increase interest expense for the year ended December 31, 1998 as if the financings relating to the transfer to us of cable systems by certain affiliates of TCI had occurred on January 1, 1998 and reverse interest expense included in the historical combined financial statements of Bresnan Communications Group Systems. An illustration of this adjustment for the year ended December 31, 1998 along with the related interest rate assumptions, follows:



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Borrowings under our credit facility........................    $510,330
Borrowings under senior notes...............................     170,000
Borrowings under senior discount notes......................     175,021
                                                                --------
          Total new indebtedness............................     855,351
Expected weighted average annual interest rate..............         8.1%
Equally for the period (days outstanding/365 days)..........      100.00%
Computed pro forma interest expense.........................      70,266
Amortization of deferred financing fees.....................       2,384
                                                                --------
Total pro forma interest expense............................      72,650
Reverse historical interest expense.........................     (18,296)
                                                                --------
Net interest expense adjustment.............................    $ 54,354
                                                                ========
Effect of a  1/8 percent change in interest rate............    $    647
                                                                ========



     (d) Represents the net adjustment to increase interest expense for the three months ended March 31, 1999 as if the financings related to the transfer to us of cable systems by certain affiliates of TCI had occurred on January 1, 1999. The financings related to the transfer to us of cable systems by certain affiliates of TCI were actually completed on February 2, 1999, accordingly, the effects of those financings are included in our historical financial statements from that point forward.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

GENERAL


     On June 3, 1998, Blackstone, Bresnan Communications Company, William J. Bresnan and certain of his affiliates, TCID and certain TCI affiliates entered into a contribution agreement. Under that agreement, on February 2, 1999, certain affiliates of TCI transferred several cable systems to us. The combined financial statements of Bresnan Communications Group Systems contained in this prospectus are the combination of the financial statements of Bresnan Communications Company and the cable systems transferred to us by certain affiliates of TCI. Before certain affiliates of TCI transferred to us several of their cable systems, Bresnan Communications Company and the affiliates of TCI which contributed cable systems to us, were under the common ownership and control of TCI and its affiliates. Based on such common ownership and control, the financial statements are presented at historical cost on a combined basis. The following discussion relates to the combined financial statements of Bresnan Communications Group Systems.


     Revenue.  Substantially all of our revenue is earned from:

     - subscriber fees for cable television programming services;

     - the sale of advertising;

     - commissions for products sold through home shopping networks, fees for ancillary services, such as the rental of converters and remote control devices and installations; and

     - fees for high-speed Internet service.

     We generated increases in revenue for each of the past three years, primarily as a result of:

     - internal subscriber growth;

     - basic and preferred basic tier rate increases;

     - acquisitions; and

     - to a lesser extent, through growth in advertising and equipment rental which were partially offset by decreases in premium services and installation revenue.

     From the year ended December 31, 1994 through March 31, 1999, revenue increased at a compound annual growth rate of 8.5%.

     The operation of our cable television systems is regulated at the federal, state and local levels. Under federal law, certain services are regulated if the appropriate franchise authority is certified by the FCC to regulate rates. Until March 31, 1999, rates for the cable programming service tier were also subject to regulation. During the three months ended March 31, 1999, 79.5% of our revenue was derived from these regulated services. Any increases in rates charged for these regulated services are governed by regulation pursuant to the Communications Act. Competitive factors may also limit our ability to increase our rates.

     The following table sets forth for the periods indicated the percentage of our total revenue attributable to the sources indicated:

                                                                          THREE MONTHS
                                             YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                             -----------------------    ----------------
                                             1996     1997     1998      1998      1999
                                             -----    -----    -----    ------    ------
Basic and preferred basic..................   74.4%    75.6%    76.0%    76.5%     76.3%
Premium....................................   12.5%    11.0%     9.1%     9.6%      8.4%
Other......................................   13.1%    13.4%    14.9%    13.9%     15.3%
                                             -----    -----    -----    -----     -----
          Total revenue....................  100.0%   100.0%   100.0%   _100.0%   100.0%
                                             =====    =====    =====    =====     =====

     Operating Costs and Expenses.  Our operating costs and expenses consist of:

     - programming expenses;

     - operating costs;

     - selling, general and administrative expenses; and

     - depreciation and amortization expense.

     Our programming expenses have historically increased at rates in excess of inflation due to system acquisitions, and increases in the number, quality and cost of programming services we offered. Operating costs primarily include expenses related to wages and employee benefits of technical personnel, electricity, systems supplies and vehicles.

     Selling, general and administrative expenses include:

     - wages and employee benefits of customer service;

     - accounting and administrative personnel;

     - franchise fees;

     - marketing and advertising costs; and

     - expenses related to billing, payment processing, office administration and corporate overhead.

     Depreciation and amortization expense relates to the depreciation of our tangible assets and the amortization of our franchise costs.

RESULTS OF OPERATIONS

     The following table, which is derived from, and should be read in conjunction with, the combined financial statements of Bresnan Communications Group Systems and related notes included elsewhere in this prospectus, sets forth the historical combined statement of operations data and the components of net earnings and EBITDA expressed as a percentage of revenue for the periods indicated.

                                       YEAR ENDED DECEMBER 31                      THREE MONTHS ENDED MARCH 31,
                       ------------------------------------------------------   ----------------------------------
                             1996               1997               1998              1998               1999
                       ----------------   ----------------   ----------------   ---------------   ----------------
                                       (DOLLARS IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
  Revenue............  $216,609   100.0%  $247,108   100.0%  $261,964   100.0%  $62,463   100.0%  $ 67,295   100.0%
Operating costs and
  expenses:
  Programming........    46,087    21.3%    53,857    21.8%    63,686    24.3%   15,491    24.8%    17,748    26.4%
  Operating..........    31,405    14.5%    31,906    12.9%    28,496    10.9%    8,315    13.3%     7,539    11.1%
  Selling, general
    and
    administrative...    52,485    24.2%    50,572    20.5%    58,568    22.4%   11,791    18.9%    15,720    23.4%
  Depreciation and
    amortization.....    50,908    23.5%    53,249    21.5%    54,308    20.7%   12,780    20.4%    13,669    20.3%
                       --------   -----   --------   -----   --------   -----   -------   -----   --------   -----
Total operating costs
  and expenses.......   180,885    83.5%   189,584    76.7%   205,058    78.3%   48,377    77.4%    54,676    81.2%
                       --------   -----   --------   -----   --------   -----   -------   -----   --------   -----
Operating income.....    35,724    16.5%    57,524    23.3%    56,906    21.7%   14,086    22.6%    12,619    18.8%
Interest expense.....   (15,032)    6.9%   (18,715)    7.6%   (18,296)    7.0%   (4,762)    7.6%   (14,546)   21.6%
Gain on sale of cable
  television
  systems............        --      --         --      --     27,027    10.3%    7,010    11.2%      (181)    0.3%
Other, net...........      (844)     .4%      (978)     .4%      (273)    0.1%      (54)    0.1%       (82)    0.1%
                       --------   -----   --------   -----   --------   -----   -------   -----   --------   -----
Net earnings.........  $ 19,848     9.2%  $ 37,831    15.3%  $ 65,364    25.0%  $16,280    26.1%  $ (2,190)    3.2%
                       ========   =====   ========   =====   ========   =====   =======   =====   ========   =====
EBITDA...............  $ 86,632    40.0%  $110,773    44.8%  $111,214    42.5%  $26,866    43.0%  $ 26,288    39.1%
                       ========   =====   ========   =====   ========   =====   =======   =====   ========   =====

                                       YEAR ENDED DECEMBER 31                      THREE MONTHS ENDED MARCH 31,
                       ------------------------------------------------------   ----------------------------------
                             1996               1997               1998              1998               1999
                       ----------------   ----------------   ----------------   ---------------   ----------------
                                       (DOLLARS IN THOUSANDS)
CASH FLOW DATA:
Net cash provided by
  operations.........    79,143             92,548            102,361            26,616             10,931
Net cash used in
  investing..........   (78,335)           (34,103)           (72,276)          (22,835)           (24,473)
Net cash provided by
  (used in)
  financing..........    (3,100)           (54,741)           (25,406)            4,674              7,456

  Three Months Ended March 31, 1999 Compared with Three Months Ended March 31, 1998


     Revenue increased $4.8 million or 7.7% to $67.3 million for the three months ended March 31, 1999 as compared to the same period in 1998, primarily as a result of basic and preferred basic tier rate increases, acquisitions and, to a lesser extent, growth in advertising, equipment rental and pay-per-view revenue. The basic and preferred basic tier rate increases included:



          (1) amounts to cover our increase in programming costs and



          (2) regulated rate increases.


This increase in revenue was partially offset by a decrease in revenue from premium services of $.5 million or 8.4% to $5.6 million due to a decrease in premium units resulting from changes in marketing of the premium services and the need, in certain instances, to use a converter to receive these services.

     Advertising and home shopping revenue grew by $.6 million or 17.1% to $4.3 million due to an increase in customer buy rates and additional advertising insertion.

     Operating costs and expenses increased $6.3 million or 13.0% to $54.7 million for the three months ended March 31, 1999 as compared to the same period in 1998. In the three months ended March 31, 1999, programming expense increased $2.3 million or 14.6% to $17.7 million, operating expense decreased $0.8 million or 9.3% to $7.5 million and selling, general and administrative expense increased $3.9 million or 33.3% to $15.7 million, in each case as compared to the same period in 1998.

     The increase in programming expense was caused by increases in rates charged by programming suppliers, including substantial increases in rates relating to sports programming and the offering of new channels to our customers. Management anticipates that our programming costs will continue to increase in future periods.

     The decrease in operating expense was primarily related to an increase in capitalized labor and overhead resulting primarily from increased installation and construction activities. Selling, general and administrative expense increased due to additional corporate overhead charges, marketing expenses, advertising expenses and costs related to the reorganization.

     Marketing and advertising expense increased $0.9 million to $4.0 million for the three months ended March 31, 1999 as compared to the same period in 1998, as we focused our marketing efforts upon completion of the contribution agreement on February 2, 1999. All other variable expenses increased as a result of an increase in the number of basic subscribers we served.

     Depreciation and amortization increased $0.9 million or 7.0% to $13.7 million for the three months ended March 31, 1999 as compared to the same period in 1998, primarily as a result of the increase in capital expenditures.

     Interest expense increased $9.8 million or 205.5% to $14.5 million for the three months ended March 31, 1999 as compared to the same period in 1998 as a result of the financings completed during this period.

     Operating income and net earnings decreased $1.5 million or 10.4% to $12.6 million and $18.5 million or 113.5% to a loss of $2.2 million, respectively, for the three months ended March 31, 1999 as compared to the three months ended March 31, 1998.


     EBITDA decreased $0.6 million or 2.2% to $26.3 million for the three months ended March 31, 1999 as compared to the same period in 1998 as a result of increases in programming expenses and selling, general and administrative expense. We believe that EBITDA is a meaningful measure of performance because it is commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. In addition, our credit facility and the indenture which governs the notes contain certain covenants in which compliance is measured by computations substantially similar to those used in determining EBITDA. There are no legal restrictions on the use of EBITDA, other than those contained in our credit facility and indenture. Management expects that EBITDA will be used to satisfy working capital, debt service and capital expenditure requirements and other commitments and contingencies. EBITDA margin decreased from 43.0% to 39.1%, primarily as a result of expenses increasing at a rate greater than revenue.


  Year Ended December 31, 1998 Compared with Year Ended December 31, 1997


     Revenue increased $14.9 million or 6.0% to $262.0 million for the year ended December 31, 1998 as compared to the same period in 1997, primarily as a result of basic and preferred basic tier rate increases, acquisitions and, to a lesser extent, growth in advertising, equipment rental and pay-per-view revenue. The 1998 basic and preferred basic tier rate increases included:



          (1) amounts to cover our increase in programming costs, offset by a reduction for the approximate .2% correction of the estimated inflation rate used in the 1997 rate setting for regulated services and


          (2) regulated rate increases.

This increase in revenue was partially offset by a decrease in revenue from premium services of $3.2 million or 11.7% to $24.1 million due to a 7.4% decrease in premium units resulting from a repositioning of the Disney service from premium to basic and other changes in marketing to the premium customers, including changes to security which required, in certain instances, the use of a converter to receive these services.

     Advertising and home shopping revenue grew by $1.3 million or 8.2% to $17.1 million due to an increase in customer buy rates and additional advertising insertion. A portion of the increase in advertising sales revenue was attributable to arrangements with programming suppliers that may not continue at current levels in future periods.

     Operating costs and expenses increased $15.5 million or 8% to $205.1 million for the year ended December 31, 1998 as compared to the same period in 1997. In the year ended December 31, 1998, programming expense increased $9.8 million or 18.3% to $63.7 million, operating expense decreased $3.4 million or 10.7% to $28.5 million and selling, general and administrative expense increased $8.0 million or 15.8% to $58.6 million, in each case as compared to the same period in 1997.


     The increase in programming expense was caused by increases in rates charged by programming suppliers, including substantial increases in rates relating to sports programming (18.9% versus an average of 10.3% for non-sports programming). Programming expense also increased as a result of the repositioning in 1998 of the Disney service from a premium service to a preferred basic tier service. Management anticipates that our programming costs will continue to increase in future periods.


     The decrease in operating expense was primarily related to an increase in capitalized labor and overhead resulting primarily from increased installation and construction activities. Selling, general and administrative expense increased due to additional corporate overhead charges, customer billing charges and marketing expenses. Included in selling, general and administrative expense are $1.9 million of additional costs incurred by Bresnan Communications Company in anticipation of the transfer to us of cable systems by TCI.

     Our billing expense increased $2.0 million in connection with a new customer billing system and other billing charges. We also experienced an increase in marketing expenses of $2.2 million as it renewed its efforts in marketing after having experienced a significant decrease in marketing expenses the previous year. All other variable expenses increased as a result of an increase in the number of basic subscribers we served.

     Depreciation and amortization increased $1.1 million or 2.0% to $54.3 million for the year ended December 31, 1998 as compared to the same period in 1997, primarily as a result of the previous year's increase in capital expenditures.

     Operating income decreased $.6 million or 1.1% to $56.9 million for the year ended December 31, 1998 as compared to the same period in 1997 as a result of increases in expenses noted above more than offsetting the increases in revenue.

     Interest expense decreased $.4 million or 2.2% to $18.3 million for the year ended December 31, 1998 as compared to the same period in 1997 as a result of a $1.4 million write-off of deferred financing costs in 1997 relating to Bresnan Communications Company's amendment of its credit facility. This decrease was partially offset by increased interest rates and debt balances in 1998.

     Net earnings increased $27.5 million or 72.8% to $65.4 million for the year ended December 31, 1998 as compared to the same period in 1997 as a result of the recognition of a $27.0 million gain on our sale of cable television systems.

     EBITDA increased $.4 million or .4% to $111.2 million for the year ended December 31, 1998 as compared to the same period in 1997 as a result of increases in revenue partially offset by increases in programming expenses and selling, general and administrative expense. EBITDA margin decreased from 44.8% to 42.5%, primarily as a result of expenses increasing at a rate greater than revenue.

  Year Ended December 31, 1997 Compared with Year Ended December 1996

     Revenue increased $30.5 million or 14.1% to $247.1 million for the year ended December 31, 1997 as compared to the same period in 1996, primarily as a result of a 6.5% increase in the number of basic subscribers from 583,000 average basic subscribers to 621,000 average basic subscribers, the recognition of revenue from a cable television system we acquired in early 1997, basic and preferred basic rate increases and, to a lesser extent, growth in advertising, equipment rental and pay-per-view revenue. Revenue, without giving effect to revenue recognized as a result of the acquisition, increased by 7.5%. Revenue from premium services grew by $.1 million or .5% to $27.3 million due to an increase in premium units, including increases resulting from acquisitions.

     Revenue from advertising increased $2.5 million or 19.6% to $15.3 million as a result of increased capacity to provide advertising and advertising revenues recognized from the acquired system described above. Revenue from equipment rental increased $1.2 million or 30.0% to $5.2 million as we began offering its basic subscribers advanced analog converters. Revenue from pay-per-view services increased $.4 million or 16.2% to $2.8 million as a result of increased customer buy rates, increased channel capacity for this service and the recognition of a full year of revenue from the acquired system described above.

     Operating costs and expenses increased $8.7 million or 4.8% to $189.6 million for the year ended December 31, 1997 as compared to the same period in 1996, primarily due to the recognition of costs and expenses related to a cable television system acquired in early 1997 and an increase in programming expense, resulting from the launch of new services and rate increases on existing services.

     For the year ended December 31, 1997, programming expense increased $7.8 million or 16.9% to $53.9 million, operating expense increased $.5 million or 1.6% to $31.9 million, and selling, general and administrative expense decreased $1.9 million or 3.6% to $50.6 million, in each case as compared to the same period in 1996. Programming expense increased as a result of increases in the number of cable television channels provided and increases in programming rates, as well as subscriber growth. Operating expense increased as a result of subscriber growth.

     Selling, general and administrative expense decreased primarily as a result of decreased marketing and advertising costs.

     Depreciation and amortization increased $2.3 million or 4.6% to $53.2 million for the year ended December 31, 1997 as compared to the same period in 1996 primarily as a result of increased capital expenditures and acquisitions.

     Interest expense increased $3.7 million or 24.5% to $18.7 million as a result of increased interest rates and debt balances. We also recorded a $1.4 million write-off of deferred financing costs in 1997 relating to Bresnan Communications Company's amendment of its old credit facility.

     Operating income and net earnings increased $21.8 million or 61.0% and $18.0 million or 90.6%, respectively, to $57.5 million and $37.8 million, respectively, for the year ended December 31, 1997 as compared to the year ended December 31, 1996 as a result of acquisitions, rate increases and other revenue increases, offset slightly by increases in programming expense, operating expense and depreciation and amortization.

     EBITDA increased $24.1 million or 27.9% to $110.8 million for the year ended December 31, 1997 as compared to the same period in 1996. The increase was primarily the result of the items described above. EBITDA margin increased from 40.0% to 44.8%, primarily as a result of the items described above.

LIQUIDITY AND CAPITAL RESOURCES


     During the three months ended March 31, 1999, we made capital expenditures of $7.9 million as we continued to upgrade the cable systems transferred to us by certain affiliates of TCI and rolling out digital cable and advanced analog cable services to both our existing systems and the cable systems transferred to us by certain affiliates of TCI. During the year ended December 31, 1998, we made capital expenditures of $58.6 million as compared to $33.9 million for the same period during the year ended 1997 as we began upgrading the cable systems contributed to us by certain affiliates of TCI and rolling out digital cable and advance analog cable services to all of our cable systems. Our business requires substantial cash for operations and capital expenditures. In addition, we have followed a strategy of expansion through selective acquisitions of cable television systems. To date, cash requirements have been funded by cash flow from operating activities and by borrowings and the financings which occurred on February 2, 1999.


     As part of its capital investment program, we plan to invest, over the next three years,


          (1) approximately $82.9 million to upgrade system architecture and capacity primarily in the cable systems contributed to us by certain affiliates of TCI, complete return activations and deploy additional fiber and


          (2) approximately $38.8 million to interconnect certain of our systems.

     We have budgeted approximately $124.7 million for capital expenditures in 1999. Our capital expenditures are expected to consist of the following:


          (1) approximately $68.6 million to upgrade system architecture and capacity primarily in our systems transferred to us by certain affiliates of TCI, complete return activations, deploy additional fiber and to interconnect certain of our systems,


          (2) approximately $14.7 million to purchase digital and advanced analog addressable converters,

          (3) approximately $7.8 million to launch high-speed Internet access and telephony services, and

          (4) approximately $33.6 million for ongoing replacement and other capital expenditures. We expect to fund these expenditures through cash flow from operations and additional borrowings under our credit facility.


     Cash provided by operating activities was $10.9 million for the three months ended March 31, 1999, a decrease of $15.7 million from the same period in 1998. This decrease was primarily a result of increased debt servicing costs associated with the financing of our transactions with certain affiliates of TCI. Cash provided by operating activities was $102.4 million for the year ended December 31, 1998, an increase of $9.8 million from the same period in 1997. This increase was primarily a result of basic and preferred basic tier rate increases and subscriber growth. Cash provided by operating activities was $92.5 million for the year ended December 31, 1997, an increase of $13.4 million from the same period in 1996. This increase was primarily a result of the increase in our net earnings which was primarily a result of subscriber growth, both from acquisitions and internal growth, and basic and preferred basic tier rate increases, offset slightly by an increase in our receivables.


     As part of our transactions with certain affiliates of TCI, we became liable for debt assumed from TCI's affiliates in an aggregate amount of $708.9 million. The net proceeds from the financings related to the transfer of cable systems from certain affiliates of TCI to us and the cash contribution from Blackstone were used to pay amounts outstanding under Bresnan Communications Company's credit facility, the promissory note in favor of certain affiliates of TCI and debt assumed from TCI's affiliates. We will also be making cash distributions to William J. Bresnan and his affiliates and TCI and its affiliates upon finalizing the working capital adjustment under the terms of the contribution agreement. As of March 31, 1999, we have borrowed approximately $501.6 million under our credit facility and would have the ability to borrow an additional $144.9 million in revolving loans under this facility, subject to the covenants contained therein, after giving effect to the transfer of cable systems by certain affiliates of TCI and the related financings. We expect to continue to borrow funds under our credit facility. We may use such borrowings for general purposes, such as capital expenditures, and to finance acquisitions. In addition, we may borrow additional funds in connection with our joint venture with AT&T. We have evaluated and expect to continue to evaluate possible strategic acquisitions and dispositions of related businesses and assets, some of which may be significant, on an ongoing basis and at any given time we may be engaged in discussions or negotiations or enter into agreements with respect thereto. In the event that we enter into a definitive agreement with respect to any acquisition or joint venture, we may require additional financing.



     We have entered into fixed interest rate exchange agreements to effectively fix or set maximum interest rates on portions of our floating rate long-term debt. We are exposed to credit loss in the event of nonperformance by the counterparties to the fixed interest rate exchange agreements. These exchange agreements have been entered into with a number of the institutions that are lenders under Bresnan Communications Company's old credit facility. As of March 31, 1999, the fixed interest rate exchange agreements effectively fix or set a maximum interest rates on an aggregate notional principal amount of $110.0 million with a rate between 7.84% and 8.08% upon the occurrence of certain events. The expiration dates of the exchange agreements range from August 25, 1999 to April 3, 2000. Following the consummation of the transactions with certain affiliates of TCI, the related financings and the application of the net proceeds, we intend to keep in place these fixed interest rate exchange agreements. The difference between the fair market value and the book value of long-term debt and the exchange agreements as of March 31, 1999 was not material.



     Management believes that, after giving effect to the TCI and its affiliates transactions and the related financings and based on our current level of operations, cash flow provided from operating activities, together with expected availability under our subsidiaries' credit facility, subject to the covenants contained in that facility, will be sufficient to enable us to service indebtedness, make capital expenditures and meet operating costs and expenses for the next 18 months. If and when appropriate, we or our affiliates may elect to incur additional indebtedness or to raise equity in the public or private markets.



     In June 1999, the owners of Bresnan Communications Company, our parent, entered into an agreement to sell nearly all of their partnership interests to Charter Communications for a purchase price of approximately $3.1 billion in cash and equity which will be reduced by the assumption of our debt at closing. This sale will result in a change of control under the terms of our credit facility and the notes. This change of control will result in a default under our credit facility and the right of the bondholders to require us to purchase all or any part of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest. Charter Communications has represented to us that they will have available funds, or access to such funds, at closing if the bondholders tender their bonds as a result of this change of control and they have also represented to us that they will arrange for a refinancing of our credit facility, if necessary.

QUANTITATIVE AND QUALITATIVE MARKET RISK

     Bresnan Communications Group nor its predecessor engage in the trading of derivatives. We manage our overall exposure to fluctuations in interest rates by issuing both fixed- and floating-rate debt instruments and by entering into interest rate hedging transactions to achieve a targeted mix within our debt portfolio.

     Of our total debt outstanding at March 31, 1999, all of it is fixed-rate debt, except for the senior credit facility of approximately $501 million. As a result, our debt which is subject to interest rate exposure totaled $501 million on March 31, 1999. A one percent increase in interest rates would increase our annual interest expense related to all our variable debt by approximately $5 million. Management considers it unlikely that interest rate fluctuations applicable to these instruments will result in a material adverse effect on our financial position, results of operations or liquidity. We have effectively converted $110 million of variable-rate debt to fixed-rate debt through the use of interest rate swaps that set a maximum interest rate at approximately 8%.

     Our operations and expenses are all incurred in the United States and, therefore, we have no foreign currency exposure.

YEAR 2000


     During 1998 and the first quarter of 1999, TCI, its affiliates and Bresnan Communications Company continued comprehensive efforts to assess and correct their computer systems to ensure that the systems, software and equipment recognize, process and store information in the year 2000 and thereafter. Such year 2000 remedial efforts, which encompass the cable systems contributed by certain affiliates of TCI and our cable systems, include an assessment of their most critical systems, such as customer service and billing systems, headends and other cable plant, business support operations, and other equipment and facilities. TCI, its affiliates and Bresnan Communications Company also continued their efforts to verify the year 2000 readiness of their significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess our partners and affiliates' year 2000 status.



     TCI, its affiliates and Bresnan Communications Company have formed year 2000 program management teams to organize and manage their year 2000 remedial efforts. The program management teams are responsible for overseeing, coordinating and reporting on their respective year 2000 remedial efforts. Since the transfer of cable systems from certain affiliates of TCI, assessment and the remediation of year 2000 issues for the systems transferred to us by certain affiliates of TCI has become our responsibility. We are continuing the approach of the respective project teams since we obtained the cable systems from certain affiliates of TCI.


     The program management teams have defined a four-phase approach to determining the year 2000 readiness of their respective internal systems, software and equipment. This approach is intended to provide a detailed method for tracking the evaluation, repair and testing of their respective systems, software and equipment.

     Phase 1 -- Assessment, involves the inventory of all systems, software and equipment and the identification of any year 2000 issues. Phase 1 also includes the preparation of the work plans needed for remediation.

     Phase 2 -- Remediation, involves repairing, upgrading and/or replacing any non-compliant equipment and systems.


     Phase 3 -- Testing, involves testing their respective systems, software, and equipment for year 2000 readiness, or in certain cases, relying on test results provided to TCI or affiliates or Bresnan Communications Company


     Phase 4 -- Implementation, involves placing compliant systems, software and equipment into production or service.

     As of March 31, 1999, the combined status of TCI's, its affiliates' and Bresnan Communications Company's projects related to those systems were as follows:


     Phase 1 of the projects was substantially complete, with expected completion by July 1999;

     Phase 2 was underway with expected completion by August 1999; and

     Phases 3 and 4 were just beginning, with expected completion dates in September 1999.

     The completion dates set forth above are based on current expectations. However, due to the uncertainties inherent in year 2000 remedial efforts, no guarantees can be given that the projects will be completed on these dates.

     The project management teams are completing an inventory of their important systems with embedded technologies and are currently determining the correct remedial approach. The embedded technologies assessments are expected to be complete by July 1999.

  Third Party Systems, Software and Equipment

     The project management teams continue their surveys of significant third-party vendors and suppliers whose systems, services or products are important to their operations, including suppliers of addressable controllers and set-top boxes, and the provider of billing services. The year 2000 readiness of such providers is critical to continued provision of cable television service. The project management teams have received information that the most critical systems, services or products supplied to their respective cable television systems by third parties are either year 2000 ready or are expected to be year 2000 ready by the third quarter of 1999.


     In addition to the survey process described above, management of TCI, its affiliates and Bresnan Communications Company have identified their most critical supplier/vendor relationships and have instituted a verification process to determine the vendors' year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. TCI, its affiliates and Bresnan Communications Company are testing to validate the year 2000 compliance of certain critical products and services.


  Costs


     To date, year 2000 costs incurred have not been material. Management of TCI, its affiliates and Bresnan Communications Company currently estimate our remaining year 2000 costs to be at least $4.4 million. Although no assurances can be given, management currently expects that:


          (1) cash flow from operations will fund the costs associated with year 2000 compliance, and

          (2) the total projected cost associated with the year 2000 programs will not be material to our financial position, results of operations or cash flows.

  Contingency Plans


     The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. Management believes that our year 2000 program will significantly reduce risks associated with the changeover to the year 2000 and is currently developing certain contingency plans to minimize the effect of any potential year 2000 related disruptions. The risks and the uncertainties discussed below and the associated contingency plans relate to systems, software, equipment, and services that TCI, its affiliates and Bresnan Communications Company have deemed critical in regard to customer service, business operations, financial impact or safety.


     The failure of addressable controllers contained in the cable television system headends could disrupt the delivery of premium services to customers and could necessitate crediting customers for failure to receive such premium services. In this unlikely event, management expects that it will identify and transmit the lowest cost programming tier. Unless other contingency plans are developed with the program suppliers, premium and adult content channels would not likely be transmitted until the addressable controller failure has been repaired.

     Customer service networks and/or automated voice response systems failure could prevent access to customer account information, hamper installation scheduling, and disable the processing of pay-per-view requests. We plan to have our customer service representatives answer telephone calls from customers in the event of outages and expect to retrieve needed customer information manually from the billing service provider.

     A failure of the services provided by billing systems service providers could result in a loss of customer records which could disrupt the ability to bill customers for a protracted period. We plan to prepare electronic backup records of their customer billing information prior to the year 2000 to allow for data recovery and to continue to monitor the year 2000 readiness of our key customer-billing suppliers.

     Advertising revenue could be adversely affected by the failure of certain equipment which could impede or prevent the insertion of advertising spots in cable television programming. Management anticipates that it can minimize such effect by manually resetting the dates each day until the equipment is repaired.

     Security and fire protection systems failure could leave facilities vulnerable to intrusion and fire. Management expects to return its systems to normal functioning by turning the power off and then on again. Management also plans to have additional security staff on site and plans to implement a backup plan for communicating with local fire and police departments. Also, certain personal computers interface and control elevators, escalators, wireless systems, public access systems and certain telephony systems. In the event such computers cease operating, turning the power off then on again is expected to resume normal functioning. If turning the power off then on again does not resume normal functioning, management expects to resolve the problem by resetting the computer to a pre-designated date which precedes the year 2000.

     In the event that the local public utility cannot supply power, we expect to supply power for a limited time to cable headends and office sites through backup generators.

     The financial impact of any or all of the above worst-case scenarios has not been and cannot be estimated by management due to the numerous uncertainties and variables associated with such scenarios.

INFLATION

     The net impact of inflation on our results of operations has not been material in the last three years due to the relatively low rates of inflation during this period. If the rate of inflation increases, we may increase subscriber rates to keep pace with the increase in inflation, although there may be timing delays and other market considerations.

                                    BUSINESS

THE COMPANY

     We are a leading operator of cable television systems in small- and medium-sized communities in the midwestern United States. Currently, we operate cable television systems in Michigan, Minnesota, Nebraska, Wisconsin, Kansas and Illinois. As of March 31, 1999, our cable television systems passed approximately 973,000 homes and served approximately 656,000 basic subscribers, ranking us among the 20 largest multiple system operators in the United States.

     We assemble our cable systems in geographic clusters, emphasize customer satisfaction and maintain strong community relations. As a result, we have one of the highest basic subscriber penetration rates in the industry. As of March 31, 1999, we served approximately 67.4% of our homes passed.


     In June 1999, the owners of Bresnan Communications Company, our parent, entered into an agreement to sell nearly all of their partnership interests in Bresnan Communications Company to Charter Communications for a purchase price of approximately $3.1 billion in cash and equity, which will be reduced by the assumption of our debt at closing. We anticipate that this transaction will close in early 2000.


BUSINESS STRATEGY

     Focusing on Small- and Medium-Sized Communities. We focus on serving small- and medium-sized communities located primarily in four midwestern states:
Michigan, Minnesota, Wisconsin and Nebraska. Management believes that the cable television systems in these communities are less susceptible to competition from direct broadcast satellite providers, due to the importance of local programming to residents in these communities, and from cable overbuilders, due to the relatively small size of these communities. Our strategy of upgrading systems and aggressively launching new and enhanced services should also limit consumer demand for alternative multichannel television and high-speed Internet service providers. Additionally, we believe that residents of the areas that we serve generally have a greater sense of community than residents of metropolitan areas, and as a result are more receptive to our extensive community relations and customer satisfaction initiatives. Consequently, our management believes that our brand name is well established with our subscribers, enhancing our ability to launch new services and bundle service offerings.


     Interconnection of Cable Television Systems. We have pursued the acquisition and development of cable television systems in communities that are within close proximity to our existing systems in order to maximize economies of scale and operating efficiencies. Such operating efficiencies include centralized billing and the sharing of general management, customer service, marketing and technical support. We intend to interconnect systems with fiber optic cable, enabling the consolidation of our network facilities or headends. Headend consolidation facilitates the launch of new and enhanced services, such as digital cable and high-speed Internet services, in smaller communities than would otherwise be economically attractive, by allowing us to spread the capital and operating costs associated with these services over a larger subscriber base. The integration of the cable systems we obtained from certain affiliates of TCI is expected to significantly enhance the clustering and interconnection of our cable television systems. We intend to completely interconnect our headends within three years allowing us to also eliminate several existing headends. Upon completion of this program, the number of headends required to serve our subscribers will be reduced from 128 to 16 and approximately 72% of our subscribers will be served from six central headend facilities.


     Upgrading to State-of-the-Art Technology. We made an early commitment to upgrade our cable systems in order to increase programming choices, provide new and enhanced services and improve overall customer satisfaction. Reflecting this commitment, as of March 31, 1999, approximately 72.2% of the basic subscribers in our systems were served by a hybrid of fiber optic and coaxial cable capable of delivering high capacity broadband services and approximately 61.2% were served by 750 MHZ capacity plant. Our management believes that the cable systems, other than those we received from certain affiliates of TCI, are technologically advanced beyond the systems operated by most other multiple system operators. We plan to invest, over the next three years, approximately $82.9 million to upgrade our cable system and capacity, primarily in the TCI affiliated systems we recently acquired, complete return activations and deploy additional fiber optic cable. Many of the cable systems transferred to us by TCI have already been upgraded to facilitate the launch of digital cable service. As of March 31, 1999, 51% of the subscribers to the cable systems transferred to us by certain affiliates of TCI were served by 550 MHZ capacity or greater plant.


     Providing New and Enhanced Services. The improved clustering of our cable television systems combined with upgrades to state-of-the-art technology will allow us to accelerate the introduction of new and enhanced services including the following:

     - digital cable service, which allows for a significant increase in channel capacity and enhanced offerings, including near-video-on-demand, and is available to a majority of our basic subscribers;

     - high-speed Internet service, which has been launched in ten markets under either the "Bresnan@Home" brand or the proprietary "BresnanLink" brand;

     - wide area network and dedicated data circuits;

     - digital advertising.

     - and regional toll and long distance resale services, which have been launched in the Upper Michigan cluster.

     Our management believes that these new and enhanced service offerings attract new subscribers, enhance revenue and cash flow per subscriber, increase customer loyalty and reduce customer turnover, or churn.


     Maintaining Strong Community Relations. Our ongoing community relations initiatives in the markets served by our existing systems have resulted in widespread brand recognition and numerous industry awards. Our management believes that maintaining strong community relations will continue to be important to our long-term success. Our community-oriented initiatives include educational programs and the sponsorship of programs and events recognizing outstanding local citizens. Our management believes that our ongoing community relations initiatives result in consumer and governmental goodwill and name recognition which have increased customer loyalty and will facilitate future efforts to provide telecommunications services. Our management intends to implement these initiatives in the cable system transferred to us by certain affiliates of TCI.



     Emphasizing Customer Satisfaction. In order to maximize customer satisfaction, we strive to provide reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates. We have implemented stringent internal customer service standards, which our management believes meet or exceed those established by the National Cable Television Association. We have received six Beacon Awards in the past six years from the Cable Television Public Affairs Association. Our most recent award recognized our "On Time Guarantee Program" as the outstanding customer relations program by a multiple system operator in the United States. Additionally, our management believes that by upgrading our cable television systems we have increased the quality and reliability of our services, resulting in increased customer satisfaction. Management believes that our customer service efforts have contributed to our subscriber growth, the acceptance of its new and enhanced service offerings and ongoing patronage by existing subscribers. We plan to provide a level of emphasis on customer satisfaction in the cable systems transferred to us by certain affiliates of TCI similar to the level that we have provided in our cable systems in the past.


THE TCI TRANSACTIONS


     Reflecting our management's strategy of acquiring and developing cable television systems in regional clusters, our affiliates entered into a contribution agreement with certain affiliates of TCI and Blackstone on June 3, 1998. As a result of that agreement, certain affiliates of TCI transferred to us several cable systems which serve approximately 416,000 basic subscribers in small- and medium-sized communities. These communities are largely adjacent to our existing systems. We also agreed to assume some of TCI's and/or its affiliates outstanding debt in connection with such agreement.



     Also in connection with the contribution agreement, Blackstone contributed approximately $136.5 million in cash. We and our affiliates repaid existing debt and the debt we assumed from TCI and/or its affiliates with the net proceeds from Blackstone's contribution and other financings related to the transfer of the cable systems from certain affiliates of TCI.



     Affiliates of TCI, Blackstone, and William J. Bresnan, collectively with management, indirectly beneficially own approximately 50.0%, 39.8% and 10.2%, respectively, of our outstanding equity interests.


DESCRIPTION OF OPERATING REGIONS

     To manage and operate our cable television systems, we have established five operating regions: Lower Michigan, Upper Michigan, Minnesota, Wisconsin and Nebraska. Within each region, certain groups of cable television systems have been or are expected to be interconnected. As of March 31, 1999, and giving effect to the completion of our planned system interconnection and headend elimination program, approximately 99.7% of our basic subscribers would have been served by six central headend facilities. The following table and the discussion that follows provide an overview of selected financial, operating and technical data for each of our operating regions as of and for the three months ended March 31, 1999.


                                                     AS OF AND FOR THE THREE MONTHS
                                                          ENDED MARCH 31, 1999
                                    ----------------------------------------------------------------
                                     LOWER      UPPER
                                    MICHIGAN   MICHIGAN   MINNESOTA   WISCONSIN   NEBRASKA    TOTAL
                                    --------   --------   ---------   ---------   --------   -------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
FINANCIAL DATA:
Revenue...........................  $17,544     $7,696     $23,176     $12,250     $6,629    $67,295
Average monthly basic revenue per
  average basic subscriber(a).....    26.38      27.22       27.04       27.51      27.86      27.04
Average monthly total revenue per
  average basic subscriber(b).....    34.23      37.35       34.85       36.58      36.49      35.41
OPERATING AND TECHNICAL DATA
  (END OF PERIOD):
Homes passed......................  274,964     94,478     336,907     179,646     87,198    973,193
Miles of plant....................    5,357      1,810       4,468       1,878      1,126     14,639
Density(c)........................       51         52          75          96         77         66
Basic subscribers.................  178,532     68,379     235,978     112,155     60,520    655,564
Basic penetration.................     64.9%      72.4%       70.0%       62.4%      69.4%      67.4%
Premium units.....................   74,646     34,617      75,960      42,143     34,230    261,596
Pay-to-basic ratio(d).............     41.8%      50.6%       32.2%       37.6%      56.6%      39.9%
Headends..........................       41         10          40           9         28        128(e)
Planned headend eliminations......       36          9          36           8         23        112(e)
Plant bandwidth(f):
330 MHZ or less...................     22.5%       2.5%       12.6%        2.0%      23.1%      13.4%
350-400 MHZ.......................     11.6%       1.3%       14.2%        0.0%        .7%       8.4%
450-550 MHZ.......................     34.5%      22.9%       20.4%       47.9%      76.2%      34.4%
625-750 MHZ.......................     31.4%      74.3%       52.8%       50.1%       0.0%      43.9%


---------------

(a) Represents average monthly revenue from basic programming services for the three months ended March 31, 1999 divided by the number of average basic subscribers for the period.

(b) Represents average monthly total revenue for the three months ended March 31, 1999 divided by the number of average basic subscribers in each period.

(c) Represents homes passed divided by miles of plant.

(d) Pay-to-basic ratio measures premium units as a percentage of basic subscribers.

(e) We have 128 headends prior to eliminations and 112 planned headend eliminations.

(f) Represents percentage of basic subscribers within a region served by the indicated plant bandwidth. Approximately 61% of our basic subscribers are served by plant of 550 MHZ or greater.


     LOWER MICHIGAN REGION. After completion of planned interconnects, we expect that approximately 177,700 or 99.6%, of our basic subscribers located in the Lower Michigan Region will be served by one central headend facility.



          The Lower Michigan Region consists of the Bay City, Saginaw, Petoskey and Ludington areas.


          Saginaw County is the center of agriculture, commerce and industry in central Michigan. Numerous manufacturing companies are based or have facilities in the area. Saginaw Township and Thomas Township are rapidly growing communities where we believe there will be strong demand for our high-speed Internet service.

          In the cities of Bay City and Midland, we operate a 750 MHZ cable system, a substantial portion of which is two-way activated. In October 1998, we launched our high-speed Internet service in these cities, and have already achieved a penetration rate in excess of 1% of two-way activated homes. We have a contract with Delta College and a number of other businesses to provide data and telecommunications services.

          The economy of Petoskey is primarily driven by tourism and manufacturing. Many families maintain second homes in this area, due to the year round resort attractions, such as golf and skiing. Most households maintain their cable television service throughout the year, which keeps customer turnover low in this cluster.


     UPPER MICHIGAN REGION. As of March 31, 1999, the Upper Michigan region was comprised of approximately 68,400 basic subscribers served by 10 headends. In 1997, we completed interconnects and, as of March 31, 1999, approximately 51,300, or 74%, of the basic subscribers in this cluster were served by one central headend facility.


          Industry in the Upper Michigan area includes tourism, retail sales, mining and manufacturing. Several universities, including Northern Michigan University, Michigan Technological University and Lake Superior State University are located in the area.

          We launched our high-speed Internet service in Marquette in July 1997. We subsequently launched service in additional systems in the Upper Michigan region, achieving penetration rates from 1% to 5% of two-way activated homes. We have also interconnected universities and school districts in the area with fiber in order to provide high-speed Internet service and distance learning services. In 1997, we created a high-speed link connecting the Escanaba Daily Press and the Iron Mountain Daily News to their printing facility in another city. We also provide virtual private network services between three office locations for a state employment agency. Our virtual private networks are private networks configured within a public network. These networks physically share trunks with other customers, but access control and encryption of the network maintain privacy. Additionally, we launched digital cable service in the Upper Michigan cluster in August 1998.


     MINNESOTA REGION. Our Minnesota Region consists of two interconnects which we refer to as: the Rochester interconnect and the St. Cloud interconnect. After we complete our the interconnections we expect that approximately 236,000 or 99.8%, of our basic subscribers located in the Minnesota Region will be served by two central headend facilities.



          Rochester Interconnect. As of March 31, 1999, the Rochester interconnect was comprised of approximately 111,800 basic subscribers served by 10 headends. After we complete our planned interconnects within the Rochester interconnect, we expect that eight headends will be eliminated and that approximately 111,500, or 97.7%, of the basic subscribers in this cluster will be served by one central headend facility.


          For each of the past four years Rochester has been named by USA Today as one of the areas in the United States with the highest quality of life, highlighted by low crime and unemployment rates. The economy of the Rochester area is supported by the presence of several universities, as well as numerous technology, healthcare and agriculture companies. For example, the city of Rochester serves as the headquarters for the Mayo Clinic, one of the preeminent medical facilities in the world.

          We also began offering high-speed Internet service in Rochester in December 1998 achieving penetration of over one percent as of March 31, 1999. We believe that the high education levels among residents and the presence of universities in this area indicate strong potential demand for its high-speed Internet service. We launched digital cable service in December 1997 and, as of March 31, 1999, such service was available to over 77% of the basic subscribers served by the Rochester interconnect.


          St. Cloud Interconnect. As of March 31, 1999, the St. Cloud interconnect was comprised of approximately 124,100 basic subscribers served by 30 headends. After we complete our planned interconnects, we expect that 28 headends will be eliminated and that approximately 123,900, or 99.8%, of the basic subscribers in the St. Cloud interconnect will be served by one central headend facility.


          St. Cloud is the center of one of Minnesota's fastest growing metropolitan areas and is located along Interstate 94, northwest of Minneapolis/St. Paul. St. Cloud is home to three universities. The granite, printing and lens manufacturing industries are important to St. Cloud's local economy.

          We have installed broadband connections to provide cable television and high-speed Internet service to the dormitories at Southwest State University in the town of Marshall. We launched our high-speed Internet service in Marshall in June 1998 and expect to launch this service in St. Cloud in the second quarter of 1999. We launched digital cable service in the St. Cloud interconnect in March 1998 and, as of March 31, 1999, it was available to approximately 34% of the basic subscribers located in this interconnect.


     WISCONSIN REGION. We expect that our Wisconsin Region will be served by a single interconnected cable system serving the Madison and Walworth/Fontana areas. After we complete our planned interconnects within the Madison cluster, we expect that eight headends will be eliminated and that approximately 112,100 or 100%, of our basic subscribers located in the Wisconsin Region will be served by one central headend facility.


          The centerpiece of the Wisconsin region is the city of Madison. Madison is the state capital of Wisconsin and home of the main campus of the University of Wisconsin, which accounts for a significant portion of the area's workforce. Federal, state and county governments in this area employ approximately 20,000 people. Numerous small- and medium-sized manufacturing and service firms are also located in the area.

          We believe that the presence of numerous businesses and the University of Wisconsin in the Madison cluster indicate strong potential demand for high-speed Internet service, virtual private networks, wide area networks and dedicated data services.


     NEBRASKA REGION. After we complete our planned interconnection of the cable systems within this region, we expect that 23 headends will be eliminated and that approximately 60,100, or 99.3%, of the basic subscribers in this region will be served by one central headend facility.


          The Nebraska economy is based primarily on agriculture, and numerous sugar processing plants are located throughout our service area. The largest railroad switching yard in the United States is located in North Platte. Numerous junior colleges and regional hospitals are major employers in the region.

          We have launched digital cable service in many of the larger systems making it available to over 65% of the basic subscribers in the Nebraska Region as of March 31, 1999, and expect to launch digital cable service in the near future in many of the remaining systems.

TECHNOLOGY OVERVIEW


     In our ongoing system upgrades we plan to use hybrid fiber coaxial cable, as our standard. Hybrid fiber coaxial cable uses a combination of fiber optic cables and coaxial cables to deliver cable television services to our customers. In most of our systems, we deploy fiber optic cables to connect our base of operations, or headends, to individual nodes, a facility to amplify signals. Each node serves an average of 600 homes or commercial buildings. We use coaxial cable to connect the node to the home or building. We believe that this network design provides high capacity and superior signal quality. This design also enables us to provide the newest forms of telecommunications services to our subscribers.



     The primary advantages of using hybrid fiber coaxial cable over traditional coaxial cable networks include:


     - increased channel capacity;

     - better signal quality and reliability due to a reduction in the number of amplifiers in cascade from the headend to the home;

     - more network capacity to provide high-speed Internet services because of the reduced number of homes per node;

     - fewer disruptions in the network;

     - avoidance of interference problems due to reversal of signals; and

     - minimized ongoing network maintenance costs.


     Using hybrid fiber coaxial cable in our cable systems enables us to offer new and enhanced services, including:


     - additional channels and tiers;

     - expanded pay-per-view options;

     - high-speed Internet service;

     - wide area network and dedicated data circuits; and

     - digital advertising.


     Using hybrid fiber coaxial cable also provides us with a high-quality network infrastructure of suitable quality to offer telephony services using our own facilities, although we will have to make additional capital investments before we can offer these services to our subscribers.



     We made an early commitment to upgrade our systems in order to increase programming choices, provide new and enhanced hybrid fiber coaxial cable and improve overall customer satisfaction. Reflecting this commitment, we have utilized hybrid fiber coaxial cable to substantially complete the upgrade of our systems, excluding the systems we acquired from certain affiliates of TCI. We serve approximately 61% of the basic subscribers in these systems with 750 MHZ capacity plant, with an average of approximately 600 homes per node which can further be reduced to 150 homes. We are generating incremental revenue by offering new and enhanced services such as digital cable service, advanced analog cable service and high-speed Internet service to subscribers in upgraded systems. We intend to activate most of these systems for two-way data transmission.



     As part of our capital investment program, we plan to invest, over the next four years, approximately $82.9 million to upgrade our system and capacity, primarily in the systems transferred to us by certain affiliates of TCI. In addition, we plan to complete return activations and deploy additional fiber.

Approximately $38.8 million will be invested to interconnect certain of our systems. Upon completion of this capital investment program, we expect to serve approximately 73% of the basic subscribers in its systems with 750 MHZ capacity cable, with a majority of these systems activated for two-way data transmission.



     Currently, approximately 62% of the systems contributed by certain affiliates of TCI have been upgraded to hybrid fiber coaxial cable and 51% have been upgraded to 550 MHZ or greater cable. Upon completion of the capital investment program, we expect that approximately 92% of our basic subscribers will be served by hybrid fiber coaxial cable and approximately 99.9% will be served by 550 MHZ or greater plant. We anticipate that upon completion of our planned system interconnection and headend elimination program, the number of headends required to serve its basic subscribers will be reduced from 128 to 16 and that approximately 99.7% of our basic subscribers will be served from six central headend facilities.



     We are continuing our extensive capital investment program, which has been substantially completed in our systems other than the systems we received from certain affiliates of TCI. We now plan to focus on capital investments in the systems we received from certain affiliates of TCI. We believe that our investment will benefit us in several ways:


     - extensive use of fiber optic technology reduces operating and maintenance costs;

     - consolidation and upgrade of headends improves system reliability and reduces maintenance costs;


     - use of addressable technology, including digital and analog converters which allow for features like on-screen television guides and easier VCR recordability, broadens choices for subscribers and develops new revenue streams;



     - use of two-way transmission capability facilitates the offering of impulse pay-per-view, interactive data services and voice services; and


     - use of digital compression, which greatly increases the number of channels available to subscribers, augments current analog channel offerings.

NEW AND ENHANCED SERVICES ARE AVAILABLE TO OUR SUBSCRIBERS

     Our system upgrades have facilitated the introduction of the following new and enhanced services to a substantial portion of our subscribers:


     - Additional Channels and Tiers. As of March 31, 1999, we made digital cable or advanced analog cable services available to approximately 72.4% of our basic subscribers. Our digital program offerings are supplied through TCI and its affiliates' digital compression service. It includes an interactive program guide and the ability to offer up to 101 additional video channels and 43 audio channels.


     - Expanded Pay-Per-View Options. We currently offer pay-per-view programming featuring movies, sports and special events. Our digital pay-per-view offerings are supplied through Viewer's Choice and include up to 30 channels. The use of Viewer's Choice permits the offering of a number of current top video releases, commencing at 30-minute intervals and encourages impulse buying. As we expand our digital cable service, we intend to make our near-video-on-demand service available to a greater number of subscribers.

     - Residential High-Speed Internet Service. We offer a high-speed Internet service, that provides local content and Internet access to our subscribers. We market these services under the "Bresnan@Home" brand and our own "BresnanLink" brand in portions of the following systems:

SYSTEM                       LAUNCH DATE     SERVICE
------                       -----------     -------
Marquette, Michigan         July 1997      BresnanLink
Escanaba, Michigan          October 1997   BresnanLink
Houghton, Michigan          April 1998     BresnanLink
Iron Mountain, Michigan     May 1998       BresnanLink
Marshall, Minnesota         June 1998      BresnanLink
Bay City/Midland, Michigan  October 1998   @Home
Rochester, Minnesota        December 1998  @Home
Winona, Minnesota           March 1999     @Home
Duluth, Minnesota           March 1999     BresnanLink
Mankato, Minnesota          March 1999     BresnanLink

     As of March 31, 1999, high-speed Internet service was available to approximately 215,000 two-way activated homes. We provided this service to approximately 3,400 residential subscribers. We anticipate that we will be able to offer this service in the St. Cloud, Minnesota, and Madison, Wisconsin, markets in the second quarter of 1999. We are currently evaluating the potential rollout of BresnanLink and Bresnan@Home services in other markets.

     - Business Data Services. We offer three primary services to the business community through our BresnanLink service:

          (1) high-speed Internet service,

          (2) wide area networks and dedicated data circuits, and

          (3) virtual private networks.

     As of March 31, 1999, we signed multiyear contracts with business customers that are expected to generate over $2 million in annual revenue.

     We have made a significant commitment to the development of distance learning. Distance learning delivers educational training programs to people located at remote sites from the point of instruction by transmitting two-way video and audio signals over our fiber optic networks. A number of school districts have contracted with us to provide interactive television networks as well as high-speed data and Internet service. We now connect almost 200 educational sites for distance learning.


     - Digital Advertisements. We have purchased two state-of-the-art regional digital advertisement servers to enable us to provide digital advertisements. Our digital video services allow us to insert advertisements targeted to specific segments of a community. As a result, we expect digital advertisements to provide us with greater flexibility to offer regional and more targeted advertising. We believe that our geographic clustering and favorable subscriber demographics enable us to offer greater and more attractive audience reach to advertisers.


     - Telephone Services. We have launched regional toll and long distance resale services to business customers in the Upper Michigan cluster. We continue to evaluate the launch of these services in additional markets. Furthermore, following the completion of the planned capital investment program, management believes that we will be well positioned to provide other voice services to residential and business customers in some of our systems. The introduction of these services may require significant capital investments. In addition, Bresnan Communications Company recently entered into a letter of intent with AT&T to form a joint venture for the introduction of local or any distance communications services, other than mobile wireless services, video entertainment services and high speed Internet services. The joint venture partners intend to offer these services to residential consumers and certain small business customers under the "AT&T" brand name using our cable infrastructure. We will be required to apply for and obtain prior authorization from the Federal Communications Commission and certain states to offer certain telecommunications services, and to comply with a variety of ongoing regulatory requirements applicable to telecommunications carriers. The letter of intent can be terminated by either Bresnan Communications Company or AT&T upon written notice to the other.



     - Other Services. We continue to evaluate new services on an ongoing basis as these services become available, such as set top Internet service, video games and video-on-demand. These services will be added to our offerings as they become commercially viable.


BRESNAN'S COMMITMENT TO COMMUNITY RELATIONS

     We encourage local management to take a leadership role in community and civic activities. The success of our local initiatives was cited in 1992 when William J. Bresnan received the industry's Cable Television Public Affairs Association President's Award, the industry's top award for excellence in public affairs. In 1998, William J. Bresnan received the Distinguished Service Award from the North Central Cable Television Association. Other examples of our community relations activities are as follows:


     - Local Origination Programs. In Midland and Bay City, Michigan, we produce local origination programs, including Government Update and Hometown News. Government Update is an interview program with political leaders. Included are federal, state and local government officials, which reinforces our relationship with these important members of the community. Hometown News, which airs in conjunction with CNN Headline News, features local news on people and events. Hometown News has won several awards for programming excellence from the Cable Television Public Affairs Association and the Michigan Cable Television Association. Orchids and Onions, also honored by the Michigan Cable Television Association, is a series of editorial opinion spots we produced, running in many of our cable television systems in Michigan. The series highlights local people and organizations and serves as a vehicle for us to comment on programs and issues that concern the public interest. Certain of our cable television systems televise local sports programs, telethons for the arts, cultural and community activities and governmental public meetings, including City Council sessions and voter forums and debates. We have won several awards for its local productions.


     - Community Relations Programs. Six years ago, we created an annual award program in Upper Michigan to enhance our relationship with the senior citizen community, a significant demographic segment in that market. The Super Senior Award honors senior citizens who have made significant contributions to their communities. Honorees are selected from a pool of senior citizens nominated by local civic organizations, churches, senior centers and friends. The program received statewide attention when Hillary Rodham Clinton and Congressman Bart Stupak presented the Super Senior Awards in June 1995.

     - Educational and Family Viewing Programs. Our Education Program provides certain public and private schools in its franchised areas with free installation and monthly cable service and 525 hours per month of commercial-free educational programming and data services. We began a series of community workshops for parents and family members on media literacy skills. The "Critical Viewing," or "Take Charge of Your TV," workshops are designed to teach parents and teachers how to critically select programming appropriate for their children to watch. We have also undertaken a partnership with The Discovery Networks to co-sponsor a series of "Critical Viewing" workshops in all of the communities we serve.

CUSTOMER SATISFACTION

     We strive to provide reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates. We have implemented stringent internal customer service standards, which management believes meet or exceed those established by the National Cable Television Association. We offer 30-day trial periods for new subscribers, with a money-back guarantee for subscribers who are not completely satisfied with their cable television service, as well as 24-hour repair service. We believe that our commitment to customer service has contributed and will continue to contribute to our success relative to direct broadcast satellite providers, which we believe are not currently able to provide a comparable level of installation and repair service. Additionally, we believe that by upgrading our cable systems we have increased the quality and reliability of our services, resulting in increased customer satisfaction. Our management believes that our customer service efforts have contributed to our subscriber growth, the acceptance of our new and enhanced service offerings and ongoing patronage by existing subscribers. We plan to provide a similar level of emphasis on customer satisfaction in the cable systems that were transferred to us by certain affiliates of TCI.


SALES AND MARKETING

     We seek to increase penetration levels for our basic, preferred basic, digital and advanced analog, premium and ancillary services through a variety of marketing, branding and promotional strategies. We also seek to maximize our revenue per subscriber through the use of tiered packaging strategies to market premium services and to develop and promote niche programming services. We regularly use targeted telemarketing campaigns to sell these tiers and services to our existing subscriber base. Our customer service representatives are trained and given the incentive to use their daily contacts with subscribers as opportunities to sell our new service offerings.

     Due to the nature of the communities we serve, we are able to market our services in ways not typically used by urban cable operators. We market our products and services to our subscribers at our local offices where many of our subscribers pay their cable bills in person. Examples of our in-store marketing include the promotion of premium services as well as display stands that allow subscribers to try our high-speed Internet service and the DMX digital music product. We also aggressively promote our services utilizing both broad and targeted marketing strategies, including outbound telemarketing, direct mail, cross-channel promotion and media advertising events.


     We promote awareness of our brand through advertising campaigns and community relations efforts. Involvement in and promotion of our distance learning services also strengthen our brand recognition. As a result of our branding efforts and consistent service, we believe we have developed a reputation for quality and reliability in the communities served by our existing systems. We intend to implement these strategies in the communities served by the cable systems transferred to us by certain affiliates of TCI.


     We believe that these strategies are particularly effective due to our regional clustering, which enables us to reach a greater number of potential subscribers and increase our brand recognition with our marketing campaigns.

PROGRAMMING AND EQUIPMENT SUPPLY

     Many cable television companies enter into contracts to obtain basic and premium programming from program suppliers whose compensation typically is based on a fixed fee per subscriber. Some program suppliers provide volume discount pricing structures and offer marketing support to cable television operators.


     Through an agreement with TCI and its affiliates, we are able to purchase substantially all of our programming services at TCI's and its affiliates' cost plus an administrative surcharge, although we retain the option to purchase programming directly from other parties in certain circumstances. Our management believes that these rates are significantly lower than the rates we could obtain independently. The agreement may be terminated by TCI and/or its affiliates under various circumstances, including in the event that TCI and/or its affiliates do not own the required interest in us or upon an initial public offering. We may not be able to purchase programming services at these rates in the future. Other than TCI, its affiliates and providers of local broadcast programming, no other single party provides a material portion of our programming. Programming has historically been and is expected to be our largest single operating expense item, accounting for approximately 33% of total operating costs and expenses during the year ended March 31, 1999.

     In the event that the pending transaction with Charter Communications is closed, we will lose our ability to purchase programming and equipment at the rates we currently enjoy.


CUSTOMER RATES AND SERVICES

     Our cable television systems typically offer five levels of programming services:

     - basic service;

     - preferred basic service;

     - digital or advanced analog service;

     - premium services; and

     - pay-per-view.


     As of March 31, 1999, the basic service package consisted of local television and radio broadcast channels delivered over the air and retransmitted by us, regional broadcast channels, such as WGN, and public access channels. The number of satellite services offered with the basic service package varies among our cable television systems. As of March 31, 1999, the monthly rate charged for the basic service package averaged $11.99. Rates for the basic service packages in certain markets are currently subject to government regulation.


  Preferred Basic Service


     The preferred basic service package consists of satellite-delivered services such as ESPN, MTV, CNN, The Discovery Channel and USA Network, in addition to regional sports services like Mid-West Sports. As of March 31, 1999, the monthly rate charged for the preferred basic service package averaged $17.27 in addition to the monthly rate charged for the basic service package. As a cable programming service tier, the preferred basic tier ceased being subject to rate regulation on March 31, 1999, according to the Telecommunications Act. However, the FCC will continue to process complaints regarding rates for Customer Programming Service tier services provided prior to March 31, 1999.


  Digital or Advanced Analog Service

     As of March 31, 1999, the digital or advanced analog tier consisted of from 19 to 61 additional video channels. The tier is available at average monthly rates of $13.00 for digital and $8.95 for advanced analog, including, in each case, converter rental in addition to the monthly rate charged for the basic service package.

  Premium Services

     Our premium services, include HBO, Cinemax, Showtime, The Disney Channel, The Movie Channel, The Sundance Channel, Starz and Encore. We offer residential DMX digital music product as a premium service. While all premium services are not available in all markets, some combination of these services is available in each of our markets. As of March 31, 1999, the individual retail rates for these services ranged from $7.95 to $13.95 per month. Premium service packages, such as the Showtime/The Movie Channel/ Encore package ($11.95 per month) and the Showtime/The Movie Channel/Encore plus any additional premium service package ($19.95 per month), are available in certain of our markets. Rates for premium services are currently exempt from governmental rate regulation.

  Pay-Per-View Services

     Our cable television systems typically offer pay-per-view special events programming and certain of our cable television systems offer up to 29 channels of pay-per-view feature films. The average per-film price is $3.95. Special event prices vary considerably based on market demand and programming charges. Pay-per-view services are not subject to governmental rate regulation.

  High-Speed Internet Services

     We offer high-speed Internet service in certain of our systems, through either the "Bresnan@Home" brand or the proprietary "BresnanLink" brand, for $39.95 per month, including cable modem rental.

COMPETITION

     Cable systems, including ours, face competition from other competing cable operators and from alternative methods of receiving and distributing television signals, including:

     - direct broadcast satellite;

     - multiple channel distribution systems;

     - master antenna television and satellite master antenna television systems;

     - data transmission;

     - Internet service providers; and


     - from other sources of news, information and entertainment such as broadcast programming transmitted over the air to antennas, newspapers, movie theaters, live sporting events and home video products, including videotape cassette recorders and digital video disc players.


     The extent to which a cable system like ours is competitive depends in part, upon that system's ability to provide, at a reasonable price to subscribers, a greater variety of programming and other communications services than those which are available off-air or through alternative delivery sources and upon superior technical performance and customer service.

     To date, we do not believe that we have lost a significant number of subscribers or a significant amount of revenue to the systems of our competitors. However, in the future, competition from these technologies may have a negative impact on our cable television business. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, telephone companies and others may result in providers who can compete directly with us by offering cable television and telecommunications services in the markets that we serve. As advances are made in communications technology and changes take place in the marketplace and in regulations governing the industry, other new technologies may compete with the services that we offer. It is not possible to predict what effects any additional competition may have on the cable television industry or on our business and results of operations.

     In addition, as we expand our business to include telecommunications services, we will face competition from other telecommunications providers. Some of the companies in the telecommunications industry have greater financial resources, personnel resources and brand recognition than we do. They may also have established long-standing relationships with regulatory authorities.

     Overbuilds. Under the Cable Act of 1992, franchising authorities are prohibited from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises. As a result, our cable television systems are operated under non-exclusive franchises granted by local authorities. These franchises are subject to renewal and renegotiation from time to time. Therefore, operators of cable television systems, including us, may experience competition from other operators that overbuild, including municipal authorities. Municipal authorities are permitted under the Cable Act of 1992 to operate cable television systems in their communities without franchises.


     We are aware of overbuild situations in several of our cable television systems, including the St. Cloud, Minnesota system, the Winona, Minnesota system, the Marshall, Minnesota system and the Negaunee portion of the Marquette, Michigan system. These systems provide service to approximately 40,500 basic subscribers, or approximately 6% of our total basic subscribers.



          St. Cloud system. The St. Cloud system, which was contributed by certain affiliates of TCI, is being overbuilt by Seren, a subsidiary of Northern States Power Company, which has begun construction. In response to this overbuild, TCI has prioritized the upgrade of cable plant and the launch of new and enhanced services in this system. TCI has added 40 new channels of compressed digital cable and audio services and we are in the process of upgrading our cable system to use 750 MHZ two-way hybrid fiber coaxial cable.



          Winona system. The Winona system, which was contributed by certain affiliates of TCI, is being overbuilt by Hiawatha Broadband Company, which has partially constructed a network passing approximately 4,000 homes. In response to this overbuild situation, certain affiliates of TCI have upgraded the plant in the Winona system to use 625 MHZ two-way hybrid fiber coaxial cable and we plan to further upgrade this system to 750 MHZ in 1999.



          Marshall system. In the Marshall system, Dakota Telecom Group has been granted a franchise but has not yet begun construction of a competing cable system. We have responded to this overbuild by completing an upgrade of our Marshall system to use 750 MHZ two-way hybrid fiber coaxial cable.



          Marquette system. A portion of our Marquette system covering approximately 1,500 homes was overbuilt by the City of Negaunee prior to our acquisition of this system in 1984.



     We recently became aware of requests for competitive franchises in our Sauk Center, Minnesota system, Park Rapids, Minnesota system and Ely, Minnesota system. These systems serve an aggregate of approximately 4,200 basic subscribers, or approximately 1% of our total basic subscribers.



     Constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that, in order to be successful, a competitor's overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than we do. Any of these overbuild operations would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.


     We cannot predict the extent to which additional competition from overbuilds will materialize or, if such competition materializes, the extent of its effect on our business and results of operations.


     Broadcast Television. In most of the areas served by our cable systems, our customers can also receive a variety of terrestrial broadcast television programming delivered over the air. In each of our markets, there are typically three to ten VHF/UHF broadcast channels that provide local, network and syndicated programming free of charge. However, the quality of the reception is often poor and the selection of programming generally quite limited. As such, we do not believe that broadcast television delivered over the air has a material impact on the operation of our cable systems. However, our cable television systems in Marshall, Montevideo, and Duluth, Minnesota face competition from UHF low power television service operators that provide services for approximately $30 per month.


     In the future, we may face competition from new broadcast television technologies. The FCC has adopted regulations and policies for the issuance of licenses for digital television, or DTV, to incumbent television broadcast licensees. DTV is expected to deliver high definition television pictures and multiple digital-quality program streams, as well as CD-quality audio programming and advanced digital services, including data transfer and subscription video. The FCC also has authorized television broadcast stations to transmit textual and graphic information.

     Alternative Video Distribution Systems. Cable television operators, including us, also face competition from companies that provide video programming using alternative technologies for receiving and distributing television signals. The competitors using alternative video distribution systems include direct broadcast satellite systems, multiple channel, multi-point distribution systems and master antenna television and satellite master antenna television systems.

     Direct Broadcast Satellite Systems. Direct broadcast satellite providers, which distribute programming to subscribers' receiving equipment using high-powered satellite transmissions, are our biggest competitors. Currently, there are two direct broadcast satellite providers that have launched services that compete with the cable television services we provide in our service areas:
DirecTV, Inc. and EchoStar Communications Corp.


     According to a FCC report concerning competition in the United States video market, direct broadcast satellite providers and PRIMESTAR, Inc. served, in the aggregate, approximately 7.0 million subscribers, constituting 9.4% of the multichannel video programing service market. Currently, franchised cable operators continue to service 85% of the multichannel video programming service market. While the effect of competition from these direct broadcast satellite services cannot be predicted, there has been significant growth in direct broadcast satellite subscribers nationwide. This competition may continue as technology increases satellite transmitter power and decreases the cost and size of equipment needed to receive these transmissions. In addition, direct broadcast satellite providers are not subject to many of the regulations imposed on franchised cable operators, like us, including rate regulation and franchise fee payments. In some cases, direct broadcast satellite providers have been able to obtain exclusive programming distribution rights.



     The direct broadcast satellite industry is undergoing consolidation. Hughes Electronics Corporation, the owner of DirecTV, has acquired PRIMESTAR's approximately 2.3 million medium power satellite subscriber business and related high power satellite assets. Hughes also recently acquired another direct broadcast satellite provider, United States Satellite Broadcasting Corporation, Inc. Hughes estimates that the combination of DirecTV, PrimeStar and USSB will result in its direct broadcast satellite business serving more than 7 million subscribers with more than 370 entertainment channels. EchoStar recently purchased satellite television assets from News Corp. and MCI WorldCom, Inc., including a direct broadcast satellite license. EchoStar believes that it will be able to transmit more than 500 channels with its existing and new facilities. In addition, there are several companies licensed or authorized to operate direct broadcast satellite systems who have yet to begin service, including Televisa International, LLC., which the FCC has authorized to offer service to subscribers in the United States via a Mexican satellite. Others may announce their intention to enter the direct broadcast satellite market in direct competition within our market areas.


     We believe that our services will continue to have a competitive advantage over direct broadcast satellite systems for the following reasons:

     - our initial equipment and installation costs are significantly lower than direct broadcast satellite technology;

     - direct broadcast satellite providers cannot broadcast local and regional off-air signals, except in limited circumstances;

     - different individuals in one household may not view different channels simultaneously using direct broadcast satellite technology unless they install additional receivers for each television set, usually at an additional costs;

     - direct broadcast satellite subscribers may lose their signal in extreme weather conditions; and

     - direct broadcast satellite providers have a limited ability to provide interactive services.

     The direct broadcast satellite industry is seeking to modify current law so that they may transmit local channels to their subscribers.

     Multiple Channel, Multi-Point Distribution Systems. Multiple channel multi-point distribution systems, which use low power microwave frequencies to transmit video programming over the air to subscribers, and which are also referred to as wireless cable or wireless distribution services, compete with our systems in Bay City, Michigan, Madison, Wisconsin, North Platte, Grand Island and Beatrice, Nebraska. We do not currently believe that any of these competitors is a material threat to our business and operations.

     Wireless distribution services generally provide many of the programming services provided by cable systems. In addition, digital compression technology is likely to increase significantly the channel capacity of these systems. However, in order for subscribers to obtain service from a multiple channel multi-point distribution system, the subscriber must have an unobstructed line of sight transmission path.

     Multiple channel multi-point distribution systems generally charge lower fees to subscribers since these systems typically offer fewer channels of programming.

     Master Antenna Television and Satellite Master Antenna Television. Master antenna television and satellite master antenna television systems are small, closed cable television systems which operate within hotels, apartment complexes, condominium complexes and individual residences. These private cable television systems can offer both improved reception of local television stations and many satellite-delivered program services offered by franchised cable television systems. Master antenna television and satellite master antenna television systems have fewer regulatory burdens than traditional cable television systems. In addition, unlike traditional cable television systems, these private cable television systems have no requirement to service low density or economically depressed communities.

     The Telecommunications Act may reduce some of the advantages that master antenna television and satellite master antenna television systems have had over traditional cable television systems because the Telecommunications Act reduced certain regulations applicable to franchise cable systems, such as rate regulation of the cable programming service tier. However, master antenna television and satellite master antenna television systems are not subject to most of the cable regulation under the Communications Act of 1934, as amended, which still impact traditional cable television systems.

     Telephone Companies. We may also face competition from telephone companies. The Telecommunications Act removed the barriers that prevented local telephone exchange carriers, also known as local exchange carriers, from providing a number of video services. For example, telephone companies may now provide video programming directly to their customers in their telephone service territory, subject to regulatory requirements. Some local exchange carriers have begun to provide video programming services, both inside and outside of their telephone service areas, using distribution methods that include using broadband wire and wireless transmission facilities.

     Local exchange carriers are not required, under some circumstances, to obtain local franchises to deliver video programming services which puts cable television systems at a competitive disadvantage. If local exchange carriers are able to cross-subsidize their video and telephony services, cable television systems may be further disadvantaged. We cannot predict whether video programming ventures of local exchange carriers will succeed and any impact that these ventures might have on our business or operations.

     We may also face competition from telephone companies in providing interactive services, such as Internet services, data and other non-video services. Local exchange carriers already provide many of these services to their customers in some areas. We cannot predict whether telephone companies will be successful in providing these services or any impact competition in these areas might have on our business or operations.

     Open Video Systems. By using an open video system, a local exchange carrier, for example, may distribute video programming to subscribers within their service region. An open video system is similar to a cable system in that it provides an alternate avenue for the delivery of video programming. However, unlike a cable system, the open video system operator must provide non-discriminatory access to a portion of its channel capacity to unaffiliated programmers. In January 1999, the Fifth Circuit reversed major portions of the FCC's rules applicable to open video systems. The FCC has filed a petition for rehearing of this decision.

     Internet Video. Video programming may be distributed over the Internet or other data channels for viewing on computer terminals. These systems use video compression technologies and downloading of video data for later playback or video streaming, which is a one-way data transmission that provides uninterrupted motion. Due to bandwidth and other limitations this method of video distribution does not yet produce programming that is comparable in length, quality, or convenience to cable television service.

     Public Utility Holding Companies. The Telecommunications Act authorizes registered utility holding companies and their subsidiaries to provide video programming services, even though these companies may be subject to the Public Utility Holding Company Act. Electric utilities also have the potential to become significant competitors in the video marketplace due to their established networks of fiber optic transmission lines. In the last year, several utilities have announced, commenced, or moved forward with ventures involving multichannel video programming distribution.

FRANCHISES

     Generally, we have to obtain franchises from local authorities in order to provide cable service in the communities that we serve. As of December 31, 1998, we have an aggregate of 488 cable television franchises. We believe that all of our franchise relationships are satisfactory.

     Franchises usually require that we pay fees to the issuing authority, usually the local government to apply for and maintain our franchise. However, franchising authorities may not impose annual franchise fees in excess of 5% of the gross revenues obtained from subscribers located in the franchise area. Additionally, cable system operators, including us, may renegotiate and modify franchise requirements if warranted by changed circumstances. For the three years ended December 31, 1998, we paid an average of approximately 4% of our gross cable television revenues.

     The table below illustrates the grouping of our franchises as of December 31, 1998:

                                                                AS OF DECEMBER 31, 1998
                                                             ------------------------------
                                                             NUMBER OF      PERCENTAGE OF
                        EXPIRATION                           FRANCHISES    TOTAL FRANCHISES
                        ----------                           ----------    ----------------
1999.......................................................      31               6.3
2000.......................................................      15               3.1
2001.......................................................      53              10.9
2002.......................................................      52              10.6
2003 and after.............................................     277              56.8
                                                                ---              ----
Total......................................................     428              87.7
                                                                ===              ====


     As of December 31, 1998, we had 43 expired franchises, approximately 8.8% of our total franchises. We are in the process of renewing our expired franchises. In addition, 11 of our franchises have indefinite expiration dates. We have six systems in which either no franchises are required to operate, there exist no written agreements, or are being operated according to extension permits.


     The renewal of franchises is governed by the Communications Act of 1934, as amended, which prohibits franchising authorities from unreasonably withholding the renewal of a franchise. The renewal application is assessed on its own merit and not as part of a comparative assessment of competing applications. If a franchise renewal is denied and the system is acquired by the franchising authority or a third party, the operator must be paid the fair market value for the system covered by the franchise.

     The Communications Act of 1934 requires franchising authorities to make a final decision on any franchise transfer request within 120 days after all of the required information is provided to the franchising authority. If the franchising authority fails to act upon the request within 120 days, the request is deemed granted. The franchising authority may extend the deadline by agreement with the parties to the transfer request.

     Cable television operators are not required to obtain franchises to provide telecommunications services. In addition, franchising authorities may not limit, restrict or condition the provisions of telecommunications services by cable television operators, subject to some exceptions. Franchising authorities are also prohibited from requiring any cable television operator to provide telecommunications services or facilities as a condition of an initial franchising grant, a franchise renewal or a franchise transfer.

PROPERTIES

     Our principal physical assets, located in Minnesota, Michigan, Wisconsin, Nebraska, Kansas and Illinois, consist of cable television plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of our cable television systems. Our cable television plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. The physical components of our cable television systems require maintenance and periodic upgrading to keep pace with technological advances.

     We own or lease real property for signal reception sites and business offices in many of the communities served by its systems and for its principal executive offices. We own most of our service vehicles.

     Management believes that our properties are in good operating condition and are suitable and adequate for our business operations.

LEGAL PROCEEDINGS

     We are involved in various legal proceedings, all of which have arisen in the ordinary course of business. Management does not believe that any of such proceedings will have a material adverse effect on our financial condition or results of operations.

EMPLOYEES


     As of March 31, 1999, after giving effect to the transfer of systems by certain affiliates of TCI , we had 1,390 employees at 48 locations, 1,377 of which were full-time. Of the 1,377 full-time employees, 30 were covered by collective bargaining agreements at one location. We consider our relationship with our employees to be satisfactory.

                           LEGISLATION AND REGULATION

     The cable television industry is subject to extensive regulation under federal law by Congress and the FCC. In addition, the cable television industry is regulated by some state governments and substantially all local governments. In the future, Congress and some federal agencies may consider legislative and regulatory proposals that may materially affect the regulation, operations and business of the cable television industry.

     The four most significant pieces of federal legislation that affect the telecommunications and cable television industry are:

     - the Communications Act of 1934;

     - the 1984 Cable Act, the Cable Act of 1992; and

     - the Telecommunications Act of 1996.

     The following is a summary of these laws and other significant federal laws and regulations which affect our growth and operation and that of the cable television industry. We have also included a description of important state and local laws.

     This summary does not purport to describe all of the present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Currently, other existing federal and state legislation and regulations are the subject of judicial proceedings, legislative hearings, and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon the telecommunications industry or us can be predicted at this time. For example, the Telecommunications Act required the FCC to undertake a host of implementing rulemakings, the final outcome of which cannot yet be determined. Moreover, Congress and the FCC have frequently revisited the subject of cable television regulation and may do so again.

FEDERAL STATUTORY LAW

     The 1984 Cable Act became effective on December 29, 1984. This federal statute, which amended the Communications Act of 1934, created uniform national standards and guidelines for the regulation of cable television systems. The 1984 Cable Act was amended in many respects by the Cable Act of 1992, which was enacted by Congress on October 5, 1992. The Cable Act of 1992 significantly changed the regulatory environment in which participants in the cable industry operate. Principal responsibility for implementing the policies of the 1984 Cable Act and the Cable Act of 1992 is allocated between the FCC and state or local franchising authorities. The Cable Act of 1992 and the FCC's implementing regulations allowed for a greater degree of regulation of the cable television industry with respect to, among other things:


     - cable television system rates for both basic, and associated equipment, and certain non-basic services;


     - program access and exclusivity arrangements;

     - access to cable channels by unaffiliated programming services;

     - leased access terms and conditions;

     - horizontal and vertical ownership of cable television systems;

     - customer service requirements;

     - franchise renewals;

     - television broadcast signal carriage and retransmission consent;

     - technical standards;

     - customer privacy;

     - consumer protection matters;

     - cable equipment compatibility;

     - obscene or indecent programming; and

     - imposing requirements that subscribers need only to subscribe to basic service as a condition of purchasing premium service.

     The Cable Act of 1992 and the FCC's implementing regulations encouraged competition with existing cable television systems. They encouraged competition in several ways, including:

     - by allowing municipalities to own and operate their own cable television systems without having to obtain a franchise;

     - preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable television system's service area; and

     - prohibiting, with certain exceptions, the common ownership of cable television systems and multiple channel multi-point distribution systems or satellite master antenna television systems located in the same service areas. The Telecommunications Act modified these cross-ownership restrictions. The Cable Act of 1992 and the FCC's implementing regulations also precluded operators of cable television systems affiliated with video programmers from favoring these programmers when determining what program to carry on their cable systems. In addition, video programmers were prohibited from unreasonably restricting the sale of their programming to other multichannel video distributors.

     In a significant development, the Telecommunications Act became law in 1996. The Telecommunications Act materially altered federal, state and local laws pertaining to cable television, telecommunications and other related services. For example, the legislation deregulated rates for cable programming service packages as of March 31, 1999. The legislation also deregulated rates with respect to some small cable operators and cable operators that face video competition from local exchange carriers. Our preferred basic services are classified as cable programming service packages. The Telecommunications Act also encourages additional competition in the video programming industry by, among other things, allowing local exchange carriers, including the Regional Bell Operating Companies and their subsidiaries, to provide video programming in their own telephone service areas, with some regulatory safeguards, in competition with operators of cable television systems.

FEDERAL REGULATION

     The FCC is the principal federal regulatory agency with jurisdiction over the cable television industry. Accordingly, the FCC has promulgated regulations covering a number of matters relevant to the cable industry. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate transmission facilities frequently used in connection with cable operations. A brief summary of the most significant federal regulations and, where applicable, the effect of the Telecommunications Act on these regulations follows.

  Rate Regulation

     The 1984 Cable Act codified the FCC's authority to regulate rates for premium channels and optional nonbasic service packages. The 1984 Cable Act also deregulated basic service rates for cable television systems which the FCC determined to be subject to effective competition. The Cable Act of 1992 replaced the FCC's old standard for determining when effective competition exists, under which most cable television systems were exempt from rate regulation, with a statutory provision that subjected nearly all cable television systems to regulation of basic and cable programming service rates.

     Under the Cable Act of 1992, a local franchising authority in a community that is not subject to effective competition generally is authorized to regulate basic cable rates. First, however, the local franchising authority must certify to the FCC that, among other things, it will adopt and administer rate regulation consistent with FCC rules, in a manner that will provide a reasonable opportunity to consider the views of interested parties. Upon certification, the franchising authority obtains the right to approve the basic rates charged by an operator of cable television systems. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates. The Telecommunications Act expands the definition of effective competition to include any franchise area in which a local exchange carrier, or an affiliate thereof, provides video programming services to subscribers by any means, other than through direct broadcast satellite services. In order to qualify as effective competition, the local exchange carrier must provide programming services that are comparable to services provided by operators of cable television systems in the franchise area.

     Additionally, the Cable Act of 1992:

     - authorized the FCC to adopt a formula to be applied by franchising authorities to ensure that basic service rates are reasonable;


     - allowed the FCC to review rates for cable programming service packages, other than per-channel or per-program services, in response to complaints filed by franchising authorities and/or cable subscribers;


     - prohibited cable television systems from requiring subscribers to purchase service tiers above the basic service tier in order to purchase premium services where the relevant system is technically capable of providing such services;

     - required the FCC to adopt regulations to establish, on the basis of actual costs, prices for the installation of cable service, remote controls, converter boxes and additional outlets; and

     - allowed the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances.


     Despite the enactment of the Telecommunications Act, some rate regulation provisions under the Cable Act of 1992 remain in effect for operators of cable television systems subject to rate regulation. In particular, basic service rates remain subject to regulation by local franchising authorities, except, in some instances, with respect to small cable operators. The Telecommunications Act immediately eliminated regulation of rates for cable programming service packages for a defined class of small cable operators. Rates for the basic service tiers of small cable operators are deregulated if their systems offered only a single tier of services as of December 31, 1994. To qualify as a small cable operator, the operator, including affiliates, must serve in the aggregate fewer than one percent of all subscribers located in the United States and have affiliate gross revenues not exceeding $250 million. The exception applies in any franchise area in which the operator serves 50,000 or fewer subscribers. We do not believe that we would qualify as a small cable operator under the Telecommunications Act because we would likely be deemed to have affiliate gross revenues exceeding $250 million as a result of our affiliation with TCI. Therefore, under the Telecommunications Act, our systems continue to be subject to basic service rate regulation in jurisdictions where the local franchising authorities have been certified to regulate rates. Our systems were also subject to regulation of rates for cable programming service packages until the statutory repeal of that regulation occurred on March 31, 1999, as described below.


     The Telecommunications Act eliminated regulation of rates for cable programming service packages for all cable operators on March 31, 1999. The FCC will continue to process complaints regarding cable programming service filed prior to March 31, 1999. These Telecommunications Act provisions should materially alter the applicability of FCC rate regulations adopted under the Cable Act of 1992 for non-basic service.

     The Telecommunications Act relaxes the uniform rate requirements of the Cable Act of 1992. The uniform rate requirement required an operator of cable television systems to have a uniform rate structure for the provision of cable services throughout the geographic area in which the operator provides cable service. Specifically, the legislation clarifies that the uniform rate provision does not apply where an operator of a cable television system faces effective competition. In addition, bulk discounts to multiple dwelling units are exempted from the uniform rate requirements. The FCC recently clarified that a bulk discount is a discount available to all residents of a multiple dwelling unit. However, complaints may be made to the FCC against operators of cable television systems not subject to effective competition for predatory pricing, including pricing for bulk discounts to multiple dwelling units.


     The Telecommunications Act also permits operators of cable television systems to aggregate, on a franchise, system, regional or company level, its equipment costs in broad categories. The Telecommunications Act is also expected to facilitate the rationalization of equipment rates across jurisdictional boundaries. However, these cost-aggregation rules do not apply to the limited equipment used by subscribers who only receive basic service. The FCC has issued rules to implement the cost-aggregation provisions.

     The FCC has adopted rules designed to implement the Cable Act of 1992's rate regulation provisions. The FCC's revised regulations contain standards for the regulation of basic service rates. The revised rate regulations adopt a benchmark price cap system for measuring whether existing basic service rates are reasonable. These rate regulations also provide a formula for evaluating future rate increases. Alternatively, operators of cable systems have the opportunity to make showings to the local franchising authority of their actual costs of service, which, in some cases, can justify rates above the applicable benchmarks. The rules also require that charges for cable-related equipment, the converter boxes and remote control devices, and installation services be unbundled from the provision of cable service. Instead, charges for this equipment may be based upon the actual cost of the equipment plus a reasonable profit. The FCC's regulations require that charges for equipment and installation services be recalculated annually and adjusted accordingly.

  Anti-Buy Through Provisions

     The Cable Act of 1992 and corresponding FCC regulations allow subscribers to purchase video programming which is offered on a per channel or per program basis without having to subscribe to any service other than the basic service, subject to available technology. The available technology exception ends on October 5, 2002. The FCC may waive compliance with this requirement for a reasonable and appropriate period of time if it determines that compliance with this requirement would require the operator to increase its rates and the waiver would serve the public interest. Most of our cable television systems do not have the technological capability to offer programming in the manner required by the Cable Act of 1992 therefore our systems are currently exempt from complying with the requirement. We cannot predict the extent to which this provision of the Cable Act of 1992 and the corresponding FCC rules may cause subscribers to discontinue their subscriptions for optional cable programming service packages in favor of the less expensive basic cable service.

  Carriage of Broadcast Television Signals

     The Cable Act of 1992 allows commercial television broadcast stations which are local to a cable television system to elect every three years either to require the cable television system to carry the station, subject to certain exceptions, known as the must carry requirement, or to deny the cable television system the right to carry the station without the station's express consent, known as retransmission consent. Local noncommercial television stations are also given mandatory carriage rights, subject to certain exceptions, but are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable television systems must obtain retransmission consent for the carriage of all distant commercial broadcast stations, except for certain superstations. Superstations include, for example, commercial satellite-delivered independent stations such as WGN. The must carry provisions were under judicial review in the United States Supreme Court and remained in effect during the litigation.

     On March 31, 1997, the U.S. Supreme Court upheld the must carry provisions on constitutional grounds. Thus, operators of cable television systems remain subject to the must carry requirements. Under the Telecommunications Act, FCC is considering the must carry rights of digital television stations, which could substantially increase the burden associated with must carry rights. Congress and the FCC may also consider whether direct broadcast satellite operators should be subject to must carry requirements.

  Renewal of Franchises

     The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the operator of the cable television system or the franchising authority, they can provide substantial protection to incumbent franchisees. Despite the renewal process, franchising authorities and operators of cable television systems remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards if the formal renewal procedures are invoked. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements, including requiring upgrades to facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

     The Cable Act of 1992 made several changes to the process by which an operator of cable television systems may seek to enforce its renewal rights. These changes could make it easier in some cases for a franchising authority to deny renewal. Under the Cable Act of 1992, franchising authorities may consider the level of programming service provided by an operator of cable television systems in deciding whether to renew. For alleged franchise violations occurring after December 29, 1984, franchising authorities are no longer precluded from denying renewal based on failure to substantially comply with the material terms of the franchise where the franchising authority has effectively acquiesced to such past violations. Rather, the franchising authority cannot deny renewal if, after giving the operator notice and opportunity to cure, it fails to respond to a written notice from the operator of its failure or inability to cure. Courts may not reverse a denial of renewal based on procedural violations found to be harmless error.

  Franchise Transfers

     The Cable Act of 1992 requires franchising authorities to act on any franchise transfer request within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to render a final decision on the request within this period unless an extension of time has been agreed to by the franchising authority and the parties to the transfer application.

  Channel Set-Asides

     The 1984 Cable Act permits local franchising authorities to require operators of cable television systems to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with 36 or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. The channels set aside may be utilized by the operator for other activities until utilized for third party programming. The U.S. Supreme Court has upheld the statutory right of cable operators to prohibit or limit the provision of indecent or obscene programming on commercial leased access channels.

     While operators of cable television systems are permitted to set reasonable leased access rates, the FCC has established a formula for determining maximum reasonable rates, as required under the Cable Act of 1992. The FCC reconsidered and revised its rules governing the rates that operators may charge for this designated channel capacity as well as its rules governing the use of leased access channels. Among other revisions to the rules, operators must now compute the rates for these channels based on average revenues, rather than on the highest spread between program costs and subscriber revenues. Consequently, the rates that operators are permitted to charge for these channels may have decreased.

  Inside Wiring; Subscriber Access

     In a 1997 order, the FCC established rules that require an incumbent cable operator, upon expiration of a multiple dwelling unit service contract, to sell, abandon, or remove wiring that was installed by the cable operator in a multiple dwelling unit building. These inside wiring rules are expected to assist building owners in their attempts to replace existing cable operators with new programming providers who are willing to pay the building owner a higher fee, where a fee is permissible. Additionally, the FCC has proposed to restrict exclusive contracts between building owners and cable operators or other multichannel video programming distributors.


     In another proceeding, the FCC has issued an order preempting state, local and private restrictions on antennas which pick up broadcasts over the air placed on rental properties in areas where a tenant has exclusive use of the property, including balconies or patios. However, tenants may not install such antennas on the common areas of multiple dwelling units, such as on roofs. This new order may limit the extent to which multiple dwelling unit owners and we may enforce certain aspects of multiple dwelling unit agreements. These multiple unit dwelling agreements would otherwise prohibit, for example, placement of direct broadcast satellite receive antennae in multiple dwelling unit areas, such as apartment balconies or patios, under the exclusive occupancy of a renter.


  Equal Employment Opportunity

     The 1984 Cable Act included provisions to ensure that minorities and women are provided equal employment opportunities within the cable television industry. The statute required the FCC to adopt reporting and certification rules that apply to all operators of cable television systems with more than five full-time employees. Pursuant to the requirements of the Cable Act of 1992, the FCC has imposed more detailed annual Equal Employment Opportunity, or EEO, reporting requirements on operators of cable television systems and has expanded those requirements to all multichannel video service distributors. Failure to comply with the EEO requirements can result in the imposition of fines and/or other administrative sanctions. Failure also may, in certain circumstances, be cited by a franchising authority as a reason for denying a franchisee's renewal request. A recent federal appeals court decision overturning the FCC's broadcast EEO rules on constitutional grounds may call into question the validity of the cable EEO rules. However, we cannot predict the effect of that litigation on the cable industry at this time. As a direct result of this federal appellate court decision, the FCC is now considering rules which reevaluate both the broadcast and cable EEO regulations.

  Technical Requirements

     The FCC has imposed technical standards applicable to all channels on which downstream video programming is carried. The FCC has also prohibited franchising authorities from adopting standards which are in conflict with or more restrictive than those established by the FCC. The Telecommunications Act provides that local and state authorities may not prohibit, restrict or condition a cable television system's use of any transmission technology or subscriber equipment. In order to prevent harmful interference with aeronautical navigation and safety radio services, the FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHZ and 225-400 MHZ bands. In addition, the FCC established limits on cable television system signal leakage. Periodic testing by cable operators for compliance with these technical standards and signal leakage limits is required.

     The FCC has adopted regulations to implement the requirements of the Cable Act of 1992 designed to improve the compatibility of cable television systems and consumer electronics equipment. These regulations, among others, generally prohibit operators of cable television systems from scrambling their basic service.

  Other Matters

     FCC regulations also address numerous other matters, including:

     - cable television system's carriage of local sports programming;

     - franchise fees;

     - pole attachments;

     - customer service;

     - rules applicable to origination cablecasts governing political programming;

     - rates charged to political candidates;

     - personal attacks;

     - sponsorship identification;

     - lottery information; and

     - limitations on advertising contained in children's programming

     We are presently the subject of various proceedings before the FCC regarding rates charged to subscribers for both basic service and cable programming service packages, none of which we believe to be material to our operations. From time to time, we may be the subject of other proceedings before the FCC. We cannot predict the outcome of any pending proceedings or any other proceeding that may be before the FCC in the future.

TELECOMMUNICATIONS LEGISLATION

     The Telecommunications Act materially altered federal, state and local laws and regulations pertaining to cable television, telecommunications and other services.

     The most far-reaching changes in the communications industry may result from the telephony provisions of the Telecommunications Act. These provisions promote local exchange competition as a national policy by eliminating legal barriers to competition in the local telephone business and setting standards to govern the relationships among telecommunications providers. The provisions also establish uniform requirements and standards for entry, competitive carrier interconnection, and unbundling of local exchange carrier monopoly services. Subject to certain limitations, the Telecommunications Act expressly prohibits any legal barriers to competition in intrastate or interstate communications service under state and local laws. The Telecommunications Act also empowers the FCC, after notice and an opportunity for comment, to preempt the enforcement of any statute, regulation or legal requirement that prohibits, or has the effect of prohibiting, the ability of any entity to provide any intrastate or interstate telecommunications service.

     The Telecommunications Act is intended, in part, to promote substantial competition in the marketplace for telephone service and in the delivery of video and other services. It also permits operators of cable television systems to enter the local telephone exchange market. The cable industry's ability to offer telephone services competitively may be adversely affected by the degree and form of regulatory flexibility afforded to local exchange carriers. In part, the cable industry's ability to offer telephone services competitively will depend upon the outcome of various FCC rulemakings and judicial proceedings, including the proceedings dealing with the interconnection obligations of telecommunications carriers.

     The FCC adopted regulations implementing the Telecommunications Act requirement that local exchange carriers open their telephone networks to competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. Numerous parties appealed these regulations. The U.S. Court of Appeals for the Eighth Circuit, where the appeals were consolidated, vacated key portions of the FCC's regulations, including the FCC's pricing and non-discrimination rules. The Eighth Circuit's decision was appealed to the U.S. Supreme Court, which issued its decision on

January 25, 1999. The U.S. Supreme Court upheld most of the FCC's interconnection regulations, including the pricing and nondiscrimination rules provisions, but remanded certain unbundling rules to the FCC. The FCC has begun a new proceeding with respect to the unbundling requirements. The ultimate outcome of the FCC's rulemakings, and the ultimate impact of the Telecommunications Act or any final regulations adopted pursuant to this legislation or any additional litigation on us or our business cannot be determined at this time.

     We may be required to apply for and obtain prior authorization from the FCC and states to offer telecommunications services, and to comply with a variety of ongoing regulatory requirements applicable to telecommunications carriers.

  Telephone Company Provision of Video Programming

     The Telecommunications Act repeals the statutory ban against telephone companies providing video programming services in their telephone service areas. Under the legislation, local exchange carriers, including the Regional Bell Operating Companies and their subsidiaries, are allowed to compete with operators of cable television systems, including us, both inside and outside the local exchange carriers' telephone service areas, with some regulatory safeguards. The legislation recognizes several means by which telephone companies may opt to provide competitive video programming, each of which may subject the telephone company to different regulation.

     If a telephone company provides video programming services via radio communications, it will be regulated under Title III of the Communications Act, the general sections governing use of the airwaves, rather than under Title VI, which regulates cable. If a telephone company provides common carriage transport of video programming, it will be subject to the requirements of Title II of the Communications Act, the general common carrier provisions, rather than Title VI. Telephone companies providing video programming through any other means, other than as an open video system, will be regulated under Title VI.

     The FCC prescribed rules that prohibit open video systems from discriminating among video programming providers with regard to carriage. These rules also ensure that open video system rates, terms, and conditions for service are reasonable and not unjustly or unreasonably discriminatory. The FCC also adopted regulations prohibiting an open video system operator and its affiliates from occupying more than one-third of the system's activated channels when demand for channel capacity exceeds supply. The Telecommunications Act also mandates open video system regulations that:

     - permit the operator to use channel-sharing arrangements;

     - extend to open video systems the FCC's sports exclusivity, network non-duplication and syndicated exclusivity regulations; and

     - prohibit the operator from unreasonably discriminating in its own favor in the way information about programming is presented or provided to subscriber.

     Open video systems will be subject to the authority of local governments to manage public rights-of-way. Local franchising authorities may require open video system operators to pay fees, which are limited to a percentage of the gross revenue of the operator and its affiliates. These fees may not exceed the rate at which franchise fees are imposed on any operator of cable television systems in the corresponding franchise area. The Fifth Circuit Court of Appeals reversed certain of the FCC's open video system rules, including the FCC's rule preempting local franchise requirements, and the FCC has filed a petition for rehearing of that decision. The decision may be subject to further appeals.

  Buyouts

     The Telecommunications Act generally prohibits some buyouts of cable television systems, including:

     - any ownership interest of such systems exceeding 10%, by local exchange carriers within a local exchange carrier's telephone service area;

     - buyouts by operators of cable television systems of local exchange carrier systems within a cable operator's franchise area; and

     - joint ventures between operators of cable television systems and local exchange carriers in the same markets.

     There are some statutory exceptions, including a rural exemption which permits buyouts in which the purchased system serves a non-urban area with fewer than 35,000 inhabitants. Also, the FCC may grant waivers of the buyout provisions in some cases, including instances where:

     - the operator of a cable television system or the local exchange carrier would be subject to undue economic distress if such provisions were enforced;

     - the system or facilities would not be economically viable in the absence of a buyout or a joint venture; or

     - the anticompetitive effects of the proposed transaction are clearly outweighed by the transaction's effect in light of community needs.

     The respective local franchising authority must approve any such waiver. The FCC has also granted temporary waivers of this anti-buyout provision.

  Public Utility Competition

     The Telecommunications Act also authorizes registered utility holding companies and their subsidiaries to provide video programming services, notwithstanding the Public Utility Holding Company Act. In order to take advantage of the legislation, public utilities must establish separate subsidiaries through which to operate any cable operations. Such utility companies must also apply to the FCC for operating authority. Several such utilities have been granted broad authority by the FCC to engage in activities which could include the provision of video programming.

  Cross-Ownership; Reduced Regulations

     The Telecommunications Act makes several other changes to relax ownership restrictions and regulation of cable television systems. The Telecommunications Act repeals the Cable Act of 1992's three-year holding requirement pertaining to sales of cable television systems. The statutory broadcast/cable cross-ownership restriction imposed under the 1984 Cable Act have also been eliminated, although the FCC's regulations prohibiting broadcast/cable common-ownership currently remain in effect. The satellite master antenna television/cable cross-ownership and the multiple channel distribution systems/cable cross-ownership restrictions have been eliminated for operators of cable television systems subject to effective competition.

     The Telecommunications Act may also exempt certain of our competitors from regulation as cable systems. The legislation amends the definition of a cable system under the Communications Act of 1934 so that competitive providers of video services will be regulated and franchised as cable systems only if they use public rights-of-way. Thus, a broader class of entities which provide video programming, including some entities which may be in competition with us, may be exempt from regulation as cable television systems under the Communications Act of 1934.

  Pole Attachments

     The Communications Act of 1934 requires the FCC to regulate the rates, terms and conditions imposed by public utilities for cable television systems' use of utility pole and conduit space unless state authorities can demonstrate that they adequately regulate pole attachment rates, as is the case in some states in which we operate. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. In some cases, utility companies have increased pole attachment fees for cable television systems that have installed fiber optic cables and that are using these cables for the distribution of non-video services.

     The FCC's existing pole attachment rate formula governs charges for utilities for attachments by cable operators providing only cable television services. The Telecommunications Act and the FCC's implementing regulations modify the current pole attachment provisions of the Communications Act of 1934 by immediately permitting some providers of telecommunications services to rely upon the protections of the current law. The Telecommunications Act and the FCC's implemented regulations also require that utilities provide cable television systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility.

     The FCC also has adopted new regulations to govern the charges for pole attachments used by companies who are providing telecommunications services, including cable television operators. These new pole attachment rate regulations will become effective in February 2001. Any resulting increase in attachment rates will be phased in equal annual increments over a period of five years beginning in February 2001. The ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on us or our businesses cannot be determined at this time.

  Miscellaneous Requirements

     The Telecommunications Act also imposes requirements on operators of cable television systems, including an obligation, upon request, to fully scramble or block at no charge the audio and video portion of any channel not specifically subscribed to by a household. In addition, it requires that sexually explicit programming be scrambled, blocked or restricted to those hours of the day when children are unlikely to view the programming, although a recent federal district court ruling found the scrambling provision unconstitutional. This decision has been appealed to the U.S. Supreme Court. The scrambling requirement could increase operating expenses for operators of cable television systems and provide a competitive advantage to less regulated providers of video programming services. However, the decision has no impact on our operating expenses.

FEDERAL COMMUNICATIONS COMMISSION IMPLEMENTATION OF THE TELECOMMUNICATIONS ACT

     The FCC is presently engaged in numerous proceedings to implement various provisions of the Telecommunications Act. In addition to the proceedings previously discussed, the FCC recently completed a proceeding to implement most of the cable-related reform provisions of the Telecommunications Act.

     In this proceeding, the FCC clarified that rates for cable programming service provided after March 31, 1999 will not be subject to FCC review and regulation. The FCC will continue to process complaints regarding rates for services provided prior to March 31, 1999. The FCC determined that effective competition, which removes a cable system from rate regulation, will be found if a local exchange carrier's service offering substantially overlaps the incumbent cable operator's service in the same franchise area. Potential as well as actual local exchange carrier service can be considered. The Telecommunications Act also requires that the local exchange carriers' programming service be comparable to the incumbent cable operator's service. The FCC adopted the definition used for the competing provider test for effective competition, which specifies that comparable service must include at least 12 channels of video programming, including at least one channel of nonbroadcast service.

     Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by us. Although the legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result of this Act. There are numerous rulemakings which have been, and which will be, undertaken by the FCC which will interpret and implement the provisions of the Telecommunications Act. Additionally, certain provisions of the Telecommunications Act have been, and likely will continue to be, subject to judicial challenge. We are unable at this time to predict the outcome of such rulemakings or litigation or the short- and long-term effects, financial or otherwise, of the Telecommunications Act and the FCC rulemakings on our operations.

COPYRIGHT

     Cable television systems are subject to federal copyright licensing requirements covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting other obligations, operators of cable television systems obtain a compulsory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried and the location of the cable television system with respect to over-the-air television stations. Operators of cable television systems are liable for interest on underpaid, latepaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for overpayment of copyright fees.


     The Copyright Office recently issued a report to Congress reviewing the various copyright licensing regimes governing the retransmission of broadcast signals by multichannel video providers. The Copyright Office recommended that Congress make major revisions of both the cable television and satellite compulsory licenses to make them as simple as possible to administer. It also recommended that Congress provide copyright owners with full compensation for the use of their works, and to treat every multichannel video delivery system the same, except to the extent that technological differences or differences in the regulatory burdens placed upon the delivery system justify different copyright treatment. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remains available for distribution to our customers. We cannot predict the outcome of this legislative activity.


     The present policies of the Copyright Office governing the consolidated reporting of some cable television systems have often led to substantial increases in the amount of copyright fees owed by the systems affected. These situations have most frequently arisen in the context of cable television system mergers and acquisitions. Any changes adopted by the Copyright Office in its current policies may increase the copyright impact of certain transactions involving cable company mergers and cable television system acquisitions.

     Cable operators distribute programming and advertising that use music controlled by the two principal major music performing rights organizations, the Association of Songwriters, Composers, Artists and Producers, or ASCAP, and Broadcast Music, Inc., or BMI. In October 1989, the special rate court of the U.S. District Court for the Southern District of New York imposed interim rates on the cable industry's use of ASCAP-controlled music. The same federal district court also established a special rate court for BMI. BMI and cable industry representatives concluded negotiations for a standard licensing agreement covering the performance of BMI music contained in advertising and other information inserted by operators into cable programming and on certain local access and origination channels carried on cable systems. Our settlement with BMI did not have a significant impact on our business and operations.


     In a decision released in May 1999, the special rate court set interim ASCAP music licensing fees for the performance of copyrighted music by cable television systems themselves, including on local origination channels, in advertisements inserted locally on cable television networks and in cross-promotional announcements. These rates are retroactive to July 18, 1989. The rates be also be modified further, either by agreement of the parties, or by order of the special rate court.



     ASCAP and cable industry representatives have met to discuss the development of a standard licensing agreement covering ASCAP-controlled music in local origination and access channels and pay-per-view programming. Although we cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees it may be required to pay for past and future use of ASCAP-controlled music. We do not believe these license fees will be significant to our business and operations.

STATE AND LOCAL REGULATION

     Because cable television systems use local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. Local and/or state officials are usually involved in:

     - franchise selection;

     - system design and construction;

     - safety;

     - service rates;

     - consumer relations;

     - billing practices; and

     - community-related programming and services.


     Cable television systems are generally operated according to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protections, there can be no assurance that renewals of our franchises will be granted or that renewals will be made on similar terms and conditions. Franchises usually call for the payment of fees, which are limited to 5% of the system's gross revenues for cable services under the Communications Act of 1934, to the granting authority.


     Upon receipt of a franchise, the cable television system owner is usually subject to a broad range of obligations to the issuing authority directly affecting the business of the system. Franchises generally contain provisions governing:

     - charges for basic cable television services;

     - fees to be paid to the franchising authority;

     - length of the franchise term;

     - renewal;

     - sale or transfer of the franchise;

     - territory of the franchise;

     - design and technical performance of the system; and

     - use and occupancy of public streets and number and types of cable services provided.

     The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome.

     The Cable Act of 1992 prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems than did the 1984 Cable Act, especially in the areas of customer service and basic service rate regulation. The Cable Act of 1992 also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

     Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although the state and local jurisdictions in which our systems are located are not among those which have adopted legislation centralizing the regulation of cable television systems, there are no assurances that similar legislation may not be considered or adopted in the future by states and local jurisdictions in which we operate.

                                   MANAGEMENT

     Our business and operations are conducted and managed exclusively by BCI
(USA), which is the general partner of our parent, Bresnan Communications Company. BCI (USA)'s control is subject to certain consent or other rights of our parent's limited partners. BCI (USA) has engaged Bresnan Communications, Inc., which we refer to as BCI, a corporation wholly owned by William J. Bresnan, to perform management and administrative services, on its behalf, for us.


     In addition, we have an advisory committee. The Advisory Committee is comprised of nine representatives. BCI (USA), TCI and Blackstone each has the right to designate three members of our Advisory Committee. The Advisory Committee consults with us on certain strategic business initiatives from time to time.



     In the event that the pending transaction with Charter Communications is closed, certain of the Advisory Committee members and executive officers may no longer hold such positions.


EXECUTIVE OFFICERS AND ADVISORY COMMITTEE MEMBERS

     The Company. The following table sets forth the names, ages and positions of the members of the Advisory Committee and the executive officers of BCI who are responsible for providing us with significant services. Prior to January 1, 1996, certain of the individuals listed below functioned effectively as executive officers of Bresnan Communications Company, and were compensated for their service as such by Bresnan Communications Company. William J. Bresnan, was, however, compensated by BCI. On January 1, 1996 all such individuals became executive officers of BCI and, in certain instances, another affiliate of William J. Bresnan.

NAME                                   AGE                           POSITION
----                                   ---                           --------
William J. Bresnan...................  65     President and Chief Executive Officer; Member of the
                                              Advisory Committee
Jeffrey S. DeMond....................  43     Executive Vice President, Chief Financial Officer,
                                              Treasurer and Assistant Secretary; Member of the
                                              Advisory Committee
Michael W. Bresnan...................  40     Executive Vice President -- Domestic Division; Member
                                              of the Advisory Committee
Leonard Higgins......................  40     Senior Vice President -- Telephone and Data Services
Andrew C. Kober......................  36     Vice President and Controller
Gareth P. McIntosh...................  56     Senior Vice President -- Engineering
Roger D. Worboys.....................  51     Senior Vice President -- Operations
Joshua H. Astrof.....................  27     Member of the Advisory Committee
Derek Chang..........................  30     Member of the Advisory Committee
William R. Fitzgerald................  41     Member of the Advisory Committee
Mark T. Gallogly.....................  41     Member of the Advisory Committee
Leo J. Hindery, Jr...................  51     Member of the Advisory Committee
Simon P. Lonergan....................  30     Member of the Advisory Committee

     William J. Bresnan has been the President and Chief Executive Officer of BCI since its inception in 1984 and is a member of our Advisory Committee. Mr. Bresnan is also the Secretary and the sole director of BCI, and has served in such capacities since BCI's inception. Prior to founding BCI and Bresnan Communications Company, Mr. Bresnan served as Chairman and Chief Executive Officer of Group W Cable, Inc. from 1981 to 1984. Mr. Bresnan also served as President of Group W Cable's predecessor organization, the Cable TV Division of Teleprompter Corp., from 1974 to 1981. During the twenty years prior to 1984, Mr. Bresnan continuously managed the first, second, or third largest cable company in the U.S., and oversaw the cable build-outs of major metropolitan markets such as San Francisco, Dallas, and Tampa-St. Petersburg. Mr. Bresnan served as President of the Cable Television Division of Teleprompter Corporation from 1974 to 1981. Mr. Bresnan has served on the Board of Directors of the National Cable Television Association for 30 non-consecutive years and as a member of its Executive Committee for non-consecutive terms aggregating 15 years. In addition, Mr. Bresnan is a director of each of Cable in the Classroom, Cable Television Laboratories, the Foundation for Minority Interests in Media, the Cable Television Advertising Bureau and C-SPAN, and is currently Chairman of CablePAC and the National Cable Television Center and Museum. Mr. Bresnan has 40 years of experience in the cable television industry.

     Jeffrey S. DeMond, C.P.A., is Executive Vice President and Chief Financial Officer of BCI and is a member of our Advisory Committee. Mr. DeMond served as Treasurer and Assistant Secretary of BCI since November 1985. Mr. DeMond served as Senior Vice President of BCI from January 1996 through March 1999, Vice President of BCI from December 1986 through December 1995. In addition, Mr. DeMond served as Bresnan Communications Company's Vice President -- Finance and Chief Financial Officer from November 1986 through December 1995 and as its Director of Finance from November 1985 through November 1986. Before joining Bresnan Communications Company, Mr. DeMond served as a Senior Manager at Peat, Marwick, Mitchell & Co., now KPMG LLP, where he worked with clients in a variety of industries, including radio broadcasting and film syndication from 1979 through 1985. Mr. DeMond is currently an active member of the Accounting Committee of the National Cable Television Association.


     Michael W. Bresnan is Executive Vice President -- Domestic Division of BCI and is a member of our Advisory Committee. Mr. Bresnan served as Senior Vice President -- Domestic Division of BCI from January 1997 through March 1999 and as Senior Vice President -- Operations of Bresnan Communications Company from January 1996 through December 31, 1996 and as Bresnan Communications Company's Director of Operations from August 1987 through December 1995. Mr. Bresnan served as General Manager of Bresnan Communications Company's Marquette, Michigan system from October 1985 through August 1987, Mr. Bresnan joined Bresnan Communications Company in July 1985 as its Project Manager. Before joining Bresnan Communications Company, Mr. Bresnan was a design engineer at TRW, Inc., where he was responsible for the design and development of state-of-the-art microwave electronics for use in communications satellites. Mr. Bresnan is a member of the National Cable Television Association's Coalition Opposing Signal Theft.


     Leonard Higgins has been Senior Vice President -- Telephone and Data Services of BCI since March 1999. From September 1997 through March 1999, Mr. Higgins was Vice President -- Telephone and Data Services of BCI. Before joining BCI, Mr. Higgins was Executive Director of Strategic Business Development at Bellcore from July 1996 to September 1997. Mr. Higgins joined Bellcore after serving as Vice President of Development for Sutton Capital, Inc., from March 1993 to July 1996. Sutton is a telecommunications investment company with interests in cable television systems, cellular operations and alternative access networks. While at Sutton, Mr. Higgins directed the development of an alternative local telecommunications network in New Jersey and he directed Sutton's participation in the FCC PCS auctions. Prior to joining Sutton, Mr. Higgins was Director of Corporate Development for Teleport Communications Group, from 1988 to 1993. While at Teleport, Mr. Higgins oversaw the expansion of Teleport's local telecommunications networks into a number of new markets.

     Andrew C. Kober, C.P.A., is Vice President and Controller of BCI. Mr. Kober served as Controller of Bresnan Communications Company from August 1990 through December 1995. Before joining us, Mr. Kober worked at Arthur Young & Company, now Ernst & Young LLP, from 1984 through 1990. At Arthur Young & Company, Mr. Kober worked with clients in the broadcasting, cable and cable programming industries, as well as with clients in the manufacturing and legal services industries. Mr. Kober is a member of the New York State Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Cable Television Tax Professionals Institute.

     Gareth P. McIntosh is Vice President -- Engineering of BCI. Mr. McIntosh served as Bresnan Communications Company's Director of Engineering from November 1994 through December 1995. Before joining Bresnan Communications Company, Mr. McIntosh served as Vice President of Engineering of Fundy Cable Ltd. in Canada from April 1990 to November 1994. At Fundy Cable Ltd., Mr. McIntosh played an instrumental role in developing its joint cable-telephony system in the United Kingdom. From

1980 to 1990, Mr. McIntosh served as Vice President of Engineering for the Canadian-based Rogers Cablesystems Limited, where he was responsible for its cable television systems and was involved in the initial stages of the development of a national Canadian cellular communications system.

     Roger D. Worboys is Senior Vice President -- Cable Operations of BCI. From January 1996 through March 1999, Mr. Worboys was Vice President -- Operations of BCI. Before joining BCI in January 1996, Mr. Worboys was Vice President of Operations for Insight Communications in New York from 1988 to December 1995, where he was responsible for cable television systems located in six states and for the development of Insight Communications' one million subscriber operations in the United Kingdom. Mr. Worboys joined Insight Communications after serving as Vice President of Operations of Simmons Communications from 1986 to 1988, where he supervised its five operating regions which served 330,000 subscribers in 17 states. Mr. Worboys has over 20 years of experience in the cable television industry.

     Joshua H. Astrof is a member of our Advisory Committee. Mr. Astrof is an Associate of The Blackstone Group L.P. which he joined in August 1998. Prior to joining Blackstone, Mr. Astrof received his MBA from Harvard Business School in 1998. Prior to attending Harvard, Mr. Astrof was an Associate and an Analyst with Donaldson, Lufkin & Jenrette Securities Corporation from 1993 to 1996.

     Derek Chang is a member of our Advisory Committee. Mr. Chang has served as Executive Vice President of Corporate Development and Partnership Relations for AT&T Broadband and Internet Services since March 1999. Prior to serving as Executive Vice President, Mr. Chang held the same position with TCI beginning in April 1997. Prior to serving as Executive Vice President with TCI, Mr. Chang was Assistant to TCI's President and CEO Leo J. Hindery, Jr. Prior to joining TCI, Mr. Chang served as Treasurer of InterMedia Partners, L.P. from 1994 to 1997. Prior to joining InterMedia, Mr. Chang received an MBA from Stanford University's Graduate School of Business in 1994. Prior to attending Stanford, Mr. Chang served as an analyst for The First Boston Corporation in the Mergers and Acquisitions Group from 1990 to 1992. He is on the Advisory Boards or Boards of Directors of InterMedia Capital Partners IV, L.P., InterMedia Capital Partners VI, L.P., Insight Communications, Falcon Communications and TCI's partnerships with Time Warner in Kansas City and Houston.

     William R. Fitzgerald is a member of our Advisory Committee. Mr. Fitzgerald has served as Executive Vice President and Chief Operating Officer of AT&T Broadband and Internet Services since March 1999. In this capacity, Mr. Fitzgerald manages the day-to-day cable operations of the company. Prior to serving as Executive Vice President and Chief Operating Officer, Mr. Fitzgerald held the same position with TCI beginning in 1996. Prior to joining TCI in March 1996, he was a Senior Vice President and partner with Daniels & Associates, a leading brokerage and investment banking firm to the communications industry. Before joining Daniels & Associates, Mr. Fitzgerald was Vice President at The First National Bank of Chicago. He is on the Advisory Boards or Boards of Directors of InterMedia Capital Partners IV, L.P., InterMedia Capital Partners VI, L.P., Insight Communications, Falcon Communications and TCI's partnerships with Time Warner in Kansas City and Houston. Mr. Fitzgerald received an undergraduate degree from Indiana University School of Business and a master's degree in business and finance from the J.L. Kellogg Graduate School of Management at Northwestern University.

     Mark T. Gallogly is a member of our Advisory Committee. Mr. Gallogly is a member of the limited liability company that acts as the general partner of Blackstone Capital Partners III, L.P. and its affiliates. He is a Senior Managing Director of The Blackstone Group L.P. and has been with Blackstone since 1989. Mr. Gallogly is on the Advisory Boards or Boards of Directors of InterMedia Capital Partners VI, L.P., CommNet Cellular Inc., TWFanch-One Co. and Centennial Cellular Corp.

     Leo J. Hindery, Jr. is a member of our Advisory Committee. Mr. Hindery has served as the President and Chief Executive Officer with AT&T Broadband and Internet Services since March 1999 and is a director of TCI. From March 1997 to March 1999, Mr. Hindery served as President and Chief Operating Officer and a Director of TCI. Mr. Hindery is also President and Chief Executive Officer of TCI Communications, Inc. and is Chairman of the Board of and a director of TCI Music. Mr. Hindery was previously founder, Managing General Partner and Chief Executive Officer of InterMedia Partners, a cable TV operator, and its affiliated entities since 1988. Mr. Hindery is a director of National Cable Television

Association, Cable Television Systems Corporation, USA Networks, Inc. and the At Home Corporation and Chairman and Director of C-SPAN.

     Simon P. Lonergan is a member of our Advisory Committee. Mr. Lonergan is a Vice President of The Blackstone Group L.P. which he joined in 1996. Prior to joining Blackstone, Mr. Lonergan received his MBA from Harvard Business School in 1996. Prior to attending Harvard, Mr. Lonergan was an Associate at Bain Capital, Inc. from 1992 to 1994 and a Consultant at Bain & Co. from 1989 to 1992. Mr. Lonergan is a member of the Board of Directors of CommNet Cellular Inc. and a member of the Advisory Committee of each of Graham Packaging Company and InterMedia Capital Partners VI, L.P.

     William J. Bresnan is the father of Michael W. Bresnan.

     Bresnan Capital Corporation, a Delaware corporation and our wholly owned subsidiary, exists for the sole purpose of serving as co-obligor of the notes. The sole director of Bresnan Capital Corporation is William J. Bresnan. Mr. Bresnan serves as President and Secretary of Bresnan Capital Corporation and Jeffrey S. DeMond serves as its Vice President and Assistant Secretary. Bresnan Capital Corporation has nominal assets and does not conduct any operations.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     Bresnan Communications Company was formed in 1984 and Bresnan Communications Group was formed in August 1998. None of the officers of BCI has ever received any compensation from Bresnan Communications Group nor have they received any compensation from Bresnan Communications Company Limited Partnership since January 1, 1996. None of such individuals expects to receive any compensation from us or Bresnan Communications Company at any time in the future.

     Members of the Advisory Committee will receive no compensation for their services on the committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the date of this prospectus with respect to the beneficial ownership of partnership interests of Bresnan Communications Company and interests owned by all persons that function effectively as our executive officers. Unless otherwise noted, the individuals have sole voting and investment power. Bresnan Communications Company owns all of our outstanding equity interests.


NAME AND ADDRESS                                               TYPE OF INTEREST           INTEREST
----------------                                               ----------------           --------
BCI (USA), LLC...........................................  General Partner Interest          1.0%(a)
  c/o Bresnan Communications, Inc.
  709 Westchester Avenue  White Plains, NY 10604

AT&T Corp. ..............................................  Limited Partner Interest         50.0%(b)
  32 Avenue of the Americas
  New York, NY 10013

Blackstone...............................................  Limited Partner Interest         39.8%(c)
  c/o The Blackstone Group L.P.
  345 Park Avenue
  31st Floor
  New York, NY 10154

BCI (USA), LLC...........................................  Limited Partner Interest          8.2%
  c/o Bresnan Communications, Inc.
  709 Westchester Avenue
  White Plains, NY 10604

NAME AND ADDRESS                                               TYPE OF INTEREST           INTEREST
----------------                                               ----------------           --------
William J. Bresnan.......................................  Limited Partner Interest          1.0%
  c/o Bresnan Communications, Inc.
  709 Westchester Avenue
  White Plains, NY 10604

All executive officers as a group (14 persons)(d)........                                   10.2%

---------------
(a) William J. Bresnan holds a 41.5% interest in BCI (USA), William J. Bresnan Family Trust No. 2 holds a 18.9% interest in BCI (USA), William J. Bresnan and Barbara J. Bresnan Grantor Trust holds a 26.3% interest in BCI (USA), BCI holds a 1.5% interest in BCI (USA), BCI Management (USA) 2 L.P. holds a 1.0% interest in BCI (USA) and BCI Management, L.P. holds a 10.8% interest in BCI (USA). See footnote (d).

     BCI, a corporation wholly owned by William J. Bresnan, holds a 4.76% general partner interest in BCI Management, L.P. and a 100% capital interest in BCI Management (USA) 2 L.P. The limited partner interests in BCI Management, L.P. and BCI Management (USA) 2 L.P. are held by our employees and those of BCI. The limited partner interests represent an economic interest rather than a beneficial ownership interest.


(b) Includes interests held by each of TCI Bresnan LLC and TCID. TCI Bresnan LLC and TCID are affiliates of AT&T Corp.


(c) Bresnan Communications Company partnership interests beneficially owned by Blackstone are held collectively by Blackstone B.C. Capital Partners L.P., Blackstone B.C. Offshore Capital Partners L.P. and an affiliated Delaware limited partnership. The general partner of each of these entities with voting and investment control of Bresnan Communications Company partnership interests is a Delaware limited liability company. Messrs. Peter G. Peterson and Stephen A. Schwarzman are founding members of the limited liability company and may be deemed to share beneficial ownership of Bresnan Communications Company partnership interests owned by Blackstone.

(d) None of the executive officers hold a beneficial interest in us in excess of 1%, other than William J. Bresnan who holds a beneficial interest in us of 10.2%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EXISTING AGREEMENTS AND ARRANGEMENTS


     The following descriptions are summaries of the relevant material provisions of certain agreements and arrangements in existence prior to the consummation of the transfer of systems to us by certain affiliates of TCI. These agreements and arrangements relate only to our previously existing cable systems.


  Service Agreements

     Prior to January 1, 1996, Bresnan Communications Company paid all of its overhead expenses, other than the salary and related benefits of the President of BCI. Currently, BCI performs substantial management services for both Bresnan Communications Company and Bresnan Communications Poland LLC. Bresnan Communications Company pays its portion of the expenses related to such services under the management agreement and the administration agreement. In connection with the consummation of the transfer of cable systems to and by TCI, the management agreement and the administration agreement were terminated and services are performed for us under the terms of the partnership agreement.

  Management Agreement


     Bresnan Communications Company entered into a management agreement with BCI, a corporation wholly owned by William J. Bresnan, on December 31, 1995. Under the management agreement, BCI provided certain services to Bresnan Communications Company in connection with the management and operation of our cable television systems, related businesses, projects and investments. This management agreement was terminated in connection with the consummation of our transactions with TCI and its affiliates.


     Payments by Bresnan Communications Company under the cable television management agreement and the former management agreement aggregated approximately $2.6 million, $2.5 million and $6.7 million for the years ended December 31, 1996, 1997 and 1998, respectively. BCI has, effective as of January 1, 1996, assumed a substantial portion of Bresnan Communications Company's obligations to pay overhead expenses for which Bresnan Communications Company had previously been directly responsible, including BCI-related salaries, insurance, executive office rental and travel expenses.

  Administration Agreement


     Bresnan Communications Company entered into administration agreement with Bresnan Management Services, Inc., an affiliate of William J. Bresnan. Under that agreement, Bresnan Management Services agreed to provide Bresnan Communications Company with administrative services related to the administration and operation of its cable systems, businesses, projects and investments. This administration agreement was terminated in connection with the consummation of our transactions with TCI and its affiliates.



     Bresnan Management Services, effective as of January 1, 1996, assumed all of Bresnan Communications Company's obligations to pay certain administration expenses for which Bresnan Communications Company had previously been directly responsible, including, costs of accounting and administration and expenses relating to headquarters operations, excluding BCI-related expenses. Payments by Bresnan Communications Company under the administration agreement aggregated to approximately $1.6 million and $2.3 million for the years ended December 31, 1996 and 1997, respectively. Effective January 1, 1998 Bresnan Communications Company incurred these costs directly and made no payments under this administration agreement.


  Agreements with and Purchases from TCI and its Affiliates


     Prior to the consummation of our transactions with TCI and its affiliates, our parent purchased substantially all of its programming services from TCI and its affiliates though to a supply agreement with Satellite Services, Inc., a subsidiary of TCI. These purchases were made in the normal course of business and at rates which Bresnan Communications Company's management believes are significantly lower than those it could obtain from third-parties and for the years ended December 31, 1996, 1997 and 1998, aggregated approximately $14.4 million, $13.4 million and $15.6 million respectively.



     TCID held an unexercised option under to which TCID may purchase from William J. Bresnan a portion of his interests in Bresnan Communications Company for $1, which was exercised prior to the consummation of our transactions with TCI and its affiliates. The exercise of the option increased TCID's partnership interest in Bresnan Communications Company to approximately 78.4%.


     As a result of Bresnan Communications Company's prior partnership agreement, TCID and William J. Bresnan transferred through BCI, to BCI Management, L.P., approximately 1.6% and 0.5%, respectively, of TCID's and William J. Bresnan's economic and voting interest in Bresnan Communications Company. TCID and William J. Bresnan were not paid in connection with the transfer. The transfer occurred as of October 1, 1996.

     In May 1998, Bresnan Communications Company entered into a five-year service agreement with At Home Corporation with respect to certain of its systems. That agreement provides At Home Corporation with the exclusive right, subject to certain conditions, to provide high-speed residential Internet service for subscribers in such systems. In consideration of providing its services, At Home Corporation was paid an up-front fee of $.1 million, which was credited toward service payments made by Bresnan Communications Company for services rendered. On an on-going basis At Home Corporation is entitled to a specified percentage of revenues earned by Bresnan Communications Company for providing the @Home services.

  TCID Note

     Bresnan Communications Company has issued to TCID, as lender, a promissory note, dated May 12, 1988 in the principal amount of $25.0 million, of which $22.1 million was borrowed. Interest accrued on this promissory note at a per year rate, based on a 360-day year, equal to the prime rate of The Toronto-Dominion Bank's New York branch which, as of December 31, 1998 was 7.75%. Under an agreement dated as of October 10, 1994, the term of this promissory note was extended from April 30, 1998 to April 30, 2001. As of December 31, 1998, the aggregate amount of indebtedness outstanding under this promissory note was $22.1 million of principal and $19.9 million of accrued interest.


     TCID is a subsidiary of TCI. The promissory note from TCID was repaid in full, including all accrued interest, with a portion of the proceeds from our transactions with certain affiliates of TCI and the related financings on February 2, 1999.


  Subordinated Promissory Note

     Bresnan Communications Company executed a subordinated promissory note dated July 22, 1994 in favor of TCID for a maximum principal amount of $2.9 million. The interest on this note will be computed at a rate of 12% per year, compounded quarterly, based on a 365-day year. This note was canceled in May 1996. No amounts were ever drawn under this note and no fees were paid in connection it.

  Other Loans and Advances to or from Affiliates

     During the normal course of business, Bresnan Communications Company incurred management costs and made and received advances on behalf of Bresnan Communications Poland LLC and TCI International Partners (Chile), L.P., formerly Bresnan International Partners (Chile), L.P., who have invested in new cable television systems in Chile and Poland. In August 1998, an affiliate of William
J. Bresnan transferred its interest in Bresnan International to an affiliate of TCI. These costs totaled approximately $39,000, $0 and $0 for the years ended December 31, 1996, 1997 and 1998, respectively, and are reflected as a reduction of selling, general and administrative expenses. Bresnan Communications Company formerly provided to Bresnan Poland and Bresnan International the management and administrative services currently provided to Bresnan Poland by BCI. All amounts due to Bresnan Poland and Bresnan International have been repaid in full. During the period from January 1, 1996 through December 31, 1998, the largest amount of indebtedness of Bresnan Poland and Bresnan International owed to us outstanding at any time was $6.0 million. Bresnan Communications Company has no current commitment to make any loan or advance to, nor any obligation to repay any amounts advanced by, either of Bresnan Poland and Bresnan International or, except under to the promissory note issued to TCID and any other affiliate. Bresnan Communications Company currently does not provide services to Bresnan Poland and Bresnan International and does not anticipate that it will make any loans or receive any loans to or from either Bresnan Poland or Bresnan International. Bresnan Poland is effectively controlled by William J. Bresnan and TCI. Bresnan International is controlled by TCI. Certain of the persons that function effectively as our executive officers also function in the same capacity for Bresnan Poland.

  Guarantee

     A guarantee of borrowings made by Bresnan Communications Company under its prior credit facility in the amount of $3.0 million has been provided by William
J. Bresnan. No consideration was paid to Mr. Bresnan in connection with the guarantee. The guarantee will continue under the terms of our current credit facility.

  Purchases from Other Affiliates

     During the normal course of business, Bresnan Communications Company purchases automobiles and airline transportation services at amounts no less favorable than those Bresnan Communications Company could obtain from third parties from The Irving Corporation, Atlantic Imports, Inc. and Bresnan Aviation, Inc. William J. Bresnan and Jeffrey S. DeMond are shareholders of The Irving Corporation and Atlantic Imports, Inc. William J. Bresnan and Mr. DeMond are directors of those companies. Bresnan Aviation, Inc. is a corporation wholly owned by William J. Bresnan. Payments made by Bresnan Communications Company to The Irving Corporation and Atlantic Imports, Inc. aggregated approximately, $0, $61,000 and $160,000 for the years ended December 31, 1996, 1997 and 1998, respectively. Payments made by Bresnan Communications Company or Bresnan Management Services on behalf of Bresnan Communications Company to Bresnan Aviation, Inc. aggregated approximately $114,000, $342,000 and $347,000 for the years ended December 31, 1996, 1997 and 1998, respectively.


AGREEMENTS ENTERED INTO IN CONNECTION WITH OUR TRANSACTIONS WITH TCI



     The following descriptions are summaries of the relevant material provisions of certain agreements we entered into in connection with our transactions with TCI and its affiliates. In the event that the pending transaction with Charter Communications is closed, certain of the agreements described below may be amended or terminated.


  Contribution Agreement


     On June 3, 1998, Blackstone, Bresnan Communications Company, the Bresnan Group, TCID and the affiliates of TCI, which contributed systems to us entered into a contribution agreement. That agreement provided for the transfer of systems from certain affiliates of TCI and Bresnan Communications Company to us. In addition, under the terms of the contribution agreement, in the event of certain overbuild situations, certain affiliates of TCI are required to either:


          (1) pay Bresnan Communications Company an adjustment amount determined by the contribution agreement,

          (2) acquire the affected systems through a redemption of a portion of its equity interest in Bresnan Communications Company equal to the adjustment amount, or

          (3) cause its equity interest in Bresnan Communications Company to be reduced to reflect the adjustment amount.


     In connection with the contribution agreement, certain affiliates of TCI entered into an agreement under which it will, under limited circumstances, make loans to Bresnan Communications Company and its subsidiaries.


  Partnership Agreement


     Under the partnership agreement, certain affiliates of TCI, Blackstone and the Bresnan Group receive, an annual monitoring fee equal to the product of:


     (1) such partner's partnership interest percentage in Bresnan Communications Company and

     (2) $500,000, which will be payable on a quarterly basis in advance.

     BCI (USA) receives an annual management fee, payable in advance in equal quarterly installments equal to 3% of Bresnan Communications Company's budgeted consolidated gross operating revenues for such year, or partial year, with respect to a specified number of base subscribers. The partnership agreement contains a mechanism for reimbursement of any overpayment or underpayment, as applicable, of management fees once actual revenues are determined. The management fee will be increased by such budgeted amount as agreed to by BCI
(USA) and at least 66 2/3% in interest of the limited partners to reflect certain expected incremental costs and expenses associated with operating and managing additional subscribers beyond the base number of subscribers.


     Under the terms of the partnership agreement, Bresnan Communications Company will pay or reimburse certain affiliates of TCI, Blackstone and the Bresnan Group for all reasonable fees and expenses relating to the transactions with TCI and its affiliates and the related financings. In addition, under the terms of the partnership agreement, Bresnan Communications Company paid to certain affiliates of TCI, Blackstone and the Bresnan Group or its designated affiliate a transaction fee, approximately $3.4 million in the aggregate, in cash in an amount equal to 1% of the capital contributions made by such partner.



     According to the terms of the partnership agreement, Bresnan Communications Company is required to cause its subsidiaries to continue carriage of the Starz and Encore programming services in the systems transferred to us by certain affiliates of TCI on the terms as were in effect before these systems were transferred. In addition, we are required to use our reasonable best efforts to launch the Starz and Encore programming services in our other systems on the terms described in Bresnan Communications Company's agreement with those programmers as soon as possible. Starz and Encore are subsidiaries of TCI.


  Programming Supply Agreement


     In connection with our transactions with TCI and/or its affiliates, Bresnan Telecommunications Company entered into a programming supply agreement with Satellite Services which will replace the prior supply agreement by which Satellite Services provides us with programming. Subject to the terms and conditions of the new supply agreement, Bresnan Telecommunications Company, subject to certain exceptions, is required to buy and procure certain programming services from Satellite Services for which it pays Satellite Services its cost plus surcharge. The term of the new supply agreement will initially be 15 years and in the absence of certain events will be automatically extended for successive one year periods. The new supply agreement may be terminated by the parties under certain circumstances, including but not limited to, in the event that TCI's affiliates' interest in Bresnan Telecommunications Company falls below a specified percentage or upon certain initial public offerings.



     In the event that the pending transaction with Charter Communications is closed, the agreement with Satellite Services will be terminated.


  Advertising Arrangement


     We entered into an agreement with TCI and/or its affiliates for our advertising sales business. That agreement expired as of June 30, 1999.


  Agreement Relating to At Home Corporation


     Under the terms of the partnership agreement, Bresnan Communications Company is required to operate, for a period up to and until June 2002, the cable systems transferred to us by certain affiliates of TCI, subject to certain exceptions, in accordance with TCI's distribution agreement with At Home Corporation, an affiliate of TCI. Such obligations include, among other things, the requirement that Bresnan Communications Company provide the "@Home" services through the systems transferred to us by certain affiliates of TCI, in accordance with the terms of TCI's affiliates' distribution agreement with At Home Corporation; provided that if the costs paid by Bresnan Communications Company for providing the services under such agreement is less favorable than Bresnan Communications Company's agreement with At Home Corporation then Bresnan Communications Company will be released from those obligations.



     Up to June 2002 we are not permitted to conduct or engage in any restricted business with respect to the cable systems transferred to us certain affiliates of by TCI other than through At Home Corporation. Restricted businesses include, among other things, the provision of residential Internet service, as defined in the agreement, over its cable television plant or equipment at bit rate speeds greater than 128 kbps whose primary purpose is the provision to consumers of entertainment, information content, transactional services or e-mail, chat and news groups or substantially similar services. So long as Bresnan Communications Company is in compliance with these provisions, TCI and/or its affiliates have agreed to use commercially reasonable efforts to obtain for the benefit of the systems transferred to us by certain affiliates of TCI the benefits available to TCI and its controlled affiliates, as such term is defined, under its distribution agreement with At Home Corporation, including the benefits under the most favored nations provisions of that agreement. Under its agreement with At Home Corporation, TCI and/or its affiliates pays At Home Corporation a specified percentage of revenues collected by TCI and/or its affiliates for the services provided by At Home Corporation.


  Billing Agreement


     In connection with the consummation of our transactions with TCI and/or its affiliates, Bresnan Communications Company entered into a billing contract with CSG Systems, Inc. with respect to the subscribers previously served by certain affiliates of TCI. If the number of subscribers served by this billing agreement falls below the number served by the cable systems transferred to us by certain affiliates of TCI and billed by CSG Systems on February 2, 1999, plus the number of subscribers of the systems transferred to us by certain affiliates of TCI scheduled to be billed under such agreement within the six month period beginning on February 2, 1999, then, subject to certain limitations, Bresnan Communications Company will be required to pay TCI and/or its affiliates a penalty fee. This obligation will remain in effect until December 31, 2012 or an earlier date upon which this billing agreement terminates.

                    DESCRIPTION OF THE PARTNERSHIP AGREEMENT

     Organization and Duration. The partnership agreement became effective on February 2, 1999. Bresnan Communications Company will continue to exist until February 1, 2014 unless terminated prior to such date in accordance with its partnership agreement.


     In the event that the pending transaction with Charter Communications is closed, this agreement may be amended or terminated.


     General Partner. The sole general partner of Bresnan Communications Company will BCI (USA). Subject to the partnership matters that require the approval of the limited partners, the business and operations of Bresnan Communications Company will be conducted and managed exclusively by BCI (USA).

     Change of Control of General Partner. Upon the occurrence of any of the following:

          (1) the death of William J. Bresnan;

          (2) the incapacity of William J. Bresnan such that he is unable to perform substantially all of his duties as Chief Executive Officer of the general partner for a period of nine months;

          (3) the bankruptcy, insolvency, or appointment of a trustee, in connection with a bankruptcy or insolvency, to manage the affairs of William J. Bresnan;

          (4) any other event that either:


           - causes William J. Bresnan and his wife and their descendants including their spouses, any trust established for the benefit of these individuals or any partnership or other entity at least 80% owned by any of these persons to own less than 50% of the economic and voting interests in the general partner,


           - causes third parties, other than William J. Bresnan, the family members listed above and officers of Bresnan Communications Company to own more than 20% of the economic and voting interests in the general partner,

           - causes William J. Bresnan not to control the general partner, or


           - causes William J. Bresnan and the family members listed above to own less than 50% of the economic and voting interests in the owner of the interest as a limited partner in Bresnan Communications Company initially owned by BCI (USA); or


          (5) William J. Bresnan ceases to serve as Chief Executive Officer of Bresnan Communications Company other than as a result of (1) or (2) above;

then a new Chief Executive Officer of the general partner will be elected to replace William J. Bresnan as CEO of the general partner and that new CEO must be approved by the consent of 66 2/3% in interest of the limited partners.


     Tax Distributions. Under the partnership agreement, Bresnan Communications Company generally is required to make distributions to partners, other than TCI and/or its affiliates, to allow them to pay their federal, state and local income tax liabilities attributable to their investment in us. The amount distributable to a partner each fiscal year will be based upon the federal taxable income, including income attributable to guaranteed payments, allocated to such partner for such year, treating partnership losses generated subsequent to the effective date of the partnership agreement as carried forward to and reducing taxable income in subsequent fiscal years. Despite these requirements, Bresnan Communications Company is generally required to apply certain tax allocation methods so that, based on certain financial forecasts set forth in the partnership agreement, Blackstone is allocated no more than $50,000 of income for our first six fiscal years. Generally, the partnership agreement provides that the computation of the amount of the tax distributions to each partner will be determined as if such partner was taxable at the highest marginal rates for regular and alternative minimum tax purposes, as the case may be, applicable to individuals residing in the State and City of New York, regardless of the actual status of such partner.

     Capital Contributions and Distributions Other than Tax
Distributions. Other than the contributions made in the contribution agreement, the partners of Bresnan Communications Company will not be required to make any additional contributions. Subject to any restrictions contained in any indebtedness of Bresnan Communications Company or its subsidiaries, distributions other than tax distributions will be made to the partners on a quarterly basis in accordance with the terms of the partnership agreement.


     Expenses and Fees. Bresnan Communications Company reimbursed each partner for all reasonable fees and expenses relating to the transactions with TCI and its affiliates and the related financings. In addition, at the closing, Bresnan Communications Company paid to each partner or its designated affiliate a transaction fee in cash in an amount equal to 1% of the capital contributions made by such partner.



     Each partner received a monitoring fee equal to the product of:



          (1) such partner's partnership interest percentage in Bresnan Communications Company and


          (2) $500,000, which will be payable on a quarterly basis in advance.


     In connection with the partnership agreement, BCI (USA) receives an annual management fee under a management services agreement, payable in advance in equal quarterly installments equal to 3% of Bresnan Communications Company's budgeted consolidated gross operating revenues for such year, or partial year, with respect to a specified number of base subscribers. The partnership agreement contains a mechanism for reimbursement of any overpayment or underpayment, as applicable, of management fees once actual revenues are determined. The management fee will be increased by the budgeted amount as agreed to by BCI (USA) and at least 66 2/3% in interest of the limited partners to reflect certain expected incremental costs and expenses associated with operating and managing additional subscribers beyond the base number of subscribers.


CONSENT AND OTHER RIGHTS OF PARTNERS.

     Matters Subject to Partner Consent. Certain matters are subject to receipt of the consent of 66 2/3% in interest of the limited partners of Bresnan Communications Company. Actions or events that require the consent of a supermajority of the limited partnership interests include, but are not limited to:

          (1) any expenditures that are a specified percentage above those budgeted for in Bresnan Communications Company's annual budget;

          (2) any transaction with any partner or any affiliate of a partner, with certain permitted exceptions;

          (3) the selection of a person to manage Bresnan Communications Company's operations other than as provided for in the partnership agreement;


          (4) the incurrence of indebtedness by Bresnan Communications Company or its subsidiaries which causes that indebtedness to exceed the total amount available under any debt facilities in place at the closing of the transactions with TCI and its affiliates, or any refinancing or guarantee of that indebtedness of a material amount or any material amendment to those debt facilities;


          (5) any incurrence of indebtedness by Bresnan Communications Company or its subsidiaries that would cause it or its subsidiaries to exceed a specified maximum leverage ratio;

          (6) the sale or other transfer of assets or cable systems of Bresnan Communications Company for consideration in excess of $25 million in the aggregate;

          (7) the issuance or sale of additional equity interests in Bresnan Communications Company or the admission of new partner;

          (8) the purchase of assets in excess of $25 million in any calendar year;

          (9) the merger of or consolidation of Bresnan Communications Company with any other entity;

          (10) any amendments or modifications to any approved operating plan or annual budget;

          (11) the liquidation or dissolution of Bresnan Communications Company except by following the terms of the partnership agreement;

          (12) any fundamental change in the business of Bresnan Communications Company; and


          (13) any action by any subsidiary of Bresnan Communications Company which, if taken by Bresnan Communications Company, would require consent of the limited partners under the partnership agreement.


     Other Rights. In addition to the rights described in the immediately preceding section, upon the written request of 66 2/3% in interest of the limited partners the general partner is required to take certain actions. Except for the actions described in clauses (1) and (6) below, which actions will be taken in accordance with such clauses, the general partner will:

          (1) amend the partnership agreement; provided that such amendment does not adversely affect any partner, in which case such affected partner's consent will be required -- but such partner's consent will not be required for any such amendment necessary to give effect to any actions described in clauses (2), (3), (4) or (5) below;

          (2) sell additional interests in Bresnan Communications Company to a person that is not a partner or an affiliate of a partner at the time of that sale and use the proceeds of that sale in the manner specified by 66 2/3% in interest of the limited partners, subject to certain exceptions;

          (3) incur indebtedness, by Bresnan Communications Company or its subsidiaries, or refinance any of that type of then existing indebtedness on behalf of Bresnan Communications Company or its subsidiaries and use the proceeds of that indebtedness in the manner specified by 66 2/3% in interest of the limited partners; provided that the leverage ratio of Bresnan Communications Company and its subsidiaries after giving effect to such incurrence or refinancing does not exceed the specified maximum leverage ratio;

          (4) sell Bresnan Communications Company or all or substantially all of its assets to any entity that is not its affiliate or merge or consolidate Bresnan Communications Company with or into any other entity that is not its affiliate;

          (5) sell, exchange or otherwise transfer any assets or cable systems of Bresnan Communications Company or enter into any contract for that purpose; and

          (6) under certain circumstances, pursue on behalf of Bresnan Communications Company any and all rights available to it with respect to claims under agreements with affiliates of any of the partners.

     Transfer Restrictions. No limited partner may transfer all or any portion of its interest in Bresnan Communications Company to any third party until February 1, 2004 other than:

          (1) with the consent of the general partner and 66 2/3% in interest of the other limited partners, which consent may be granted or denied at the sole discretion of such partners;

          (2) subject to certain conditions, to a limited number of enumerated permitted transferees; or

          (3) in connection with the transactions described in below in "Exit Provisions."

     The general partner may transfer all, but not less than all, of its partnership interest as a general partner to certain enumerated permitted assignees so long as such assignment or transfer:

          (1) does not cause any of the events described above in "-- Change of Control of General Partner";

          (2) will not, in the reasonable judgment of at least 66 2/3% in interest of the limited partners, other than the Bresnan Partners, cause certain events to occur with respect to Bresnan Communications Company or violate any of its, or its subsidiary's, franchise or other agreements or licenses; and

          (3) is evidenced by documents in form and substance reasonably satisfactory to the limited partners.


     Exit Provisions. At any time after February 1, 2004, if TCI, and/or its affiliates holding interests, or Blackstone wishes to sell its interests in Bresnan Communications Company, it must notify the other. In addition, the selling party must deliver an investment banker's non-binding written valuation of the fair value of Bresnan Communications Company. After the notice and delivery, a negotiation period will commence. The negotiations may lead to a sale of its interests by either TCI, and/or its affiliates holding interests, or Blackstone to the other or to a third party, a sale of all of Bresnan Communications Company or its assets or an IPO, which is defined in the partnership agreement. Each possible outcome is subject to compliance with numerous procedures and time constraints specified in the partnership agreement. Various tag along and drag along rights may also apply if TCI, and/or its' affiliates, Blackstone or the Bresnan Group wishes to exit.



     After February 1, 2002, TCI, and/or its' affiliates, or Blackstone may initiate an IPO, subject to consent of the other. Consent may not be withheld unless it would cause uncompensated adverse tax consequences. In addition, an IPO, together with all distributions, including tax distributions, previously received by each limited partner, would be required to reflect an implied valuation of Bresnan Communications Company, based on such IPO price, that would provide the partners at least a specified annual internal rate of return based upon their actual capital contributions to Bresnan Communications Company.


     In connection with the consummation of an IPO, Bresnan Communications Company would be reorganized into a corporation upon terms agreed to by the partners. In connection with such reorganization, the partners would enter into a previously agreed upon shareholders agreement and registration rights agreement. That shareholders agreement would contain, among other things, provisions relating to voting for nominees of the various shareholders for the corporation's board of directors, restrictions on transfer and tag-along rights for the shareholders. The registration rights agreement would provide the shareholders with demand registration rights under certain circumstances and unlimited incidental registration rights, subject to customary cut-backs.

     In addition, upon:

          (1) removal of BCI (USA) as general partner;

          (2) the death of William J. Bresnan;


          (3) subject to the following paragraph, after February 1, 2007; or


          (4) the replacement of William J. Bresnan as CEO with a new CEO that is not a member of his family described above in "-- Change of Control of General Partner,"


BCI (USA) has the right to force TCI and/or its' affiliates, to purchase the interests in Bresnan Communications Company held by the Bresnan Partners at fair market value.



     The exercise of the put right under clause (3) above will be effective only if Blackstone does not initiate its exit rights within 30 days after such put exercise, and if Blackstone does initiate its exit rights, then any sale according to the put right, but not according to other exit rights, will be delayed until the earlier of the closing of Blackstone's sale pursuant to the exit provisions or Blackstone's abandonment of such exit process.



     Upon a sale to TCI and/or its' affiliates, by the Bresnan Partners, TCI and/or its' affiliates, will have the right to replace BCI (USA) as sole general partner, subject to Blackstone's consent, which will not be unreasonably withheld.

VENDOR TERMS


     Subject to various limitations, TCI and/or its' affiliates, has agreed, in the partnership agreement, to use its reasonable best efforts to make available to Bresnan Communications Company and its wholly-owned subsidiaries goods and services that are provided to TCI and/or its' affiliates, with respect to cable television systems owned and operated by TCI and/or its' affiliates, at the same cost and on the same terms and conditions as those goods and services are made available to TCI and/or its' affiliates. In the event that pending transaction with Charter Communications is closed, TCI, and/or its' affiliates will no longer be required to use its efforts to obtain certain rates for goods and services for us.

                       DESCRIPTION OF THE CREDIT FACILITY

     Bresnan Telecommunications Company, our wholly owned subsidiary, is the owner of all of our cable systems. It has obtained commitments from a consortium of financial institutions for up to $650 million in senior bank credit facilities. The $650 million commitments consist of Facility A, which includes a $150 million reducing revolving credit facility and a term loan of up to $328 million, and Facility B, which is a term loan of up to $172 million.

     The commitments under our credit facility will reduce commencing with the quarter ending March 31, 2002. Facility A permanently reduces in quarterly amounts ranging from 2.5% to 6.25% of the Facility A amount starting March 31, 2002. This facility matures approximately eight and one half years after February 2, 1999. Facility B is also to be repaid in quarterly installments of
 .25% of the Facility B amount beginning in March 2002. This facility matures approximately nine years after February 2, 1999, on which date all remaining amounts of Facility B will be due and payable. Additional reductions of our credit facility will also be required upon certain asset sales, subject to the right of Bresnan Telecommunications Company and its subsidiaries to reinvest asset sale proceeds under certain circumstances.

     The interest rate options include a LIBOR option and a Prime Rate option, which are defined in our credit facility, plus applicable margin rates based on Bresnan Telecommunications Company's total leverage ratio. In addition, Bresnan Telecommunications Company is required to pay a commitment fee on the unused revolver portion of Facility A which will accrue at a rate ranging from .25% to
 .375% per annum, depending on Bresnan Telecommunications Company's total leverage ratio.

     Though the borrowings under credit facility are generally unsecured, we have pledged 100% of our membership interest in Bresnan Telecommunications Company and Bresnan Telecommunications Company and its restricted subsidiaries have provided negative pledges on all of their existing and future assets, subject to certain exceptions to be agreed upon. In addition, Bresnan Telecommunications Company is required to pledge all future inter-company notes held by itself or any subsidiary and its equity interest in its restricted subsidiaries, in each case subject to certain exceptions. Bresnan Communications Company and all of the present and future restricted wholly owned subsidiaries of Bresnan Telecommunications Company guaranteed our credit facility.

     Our credit facility contains financial covenants which, among other things,

          (1) limit the amount that Bresnan Telecommunications Company or Bresnan Communications Group may borrow in the future;

          (2) limit the amount of debt that can be maintained by Bresnan Telecommunications Company;

          (3) require Bresnan Telecommunications Company to maintain specified levels of the ratio of cash flow to future debt service;

          (4) require Bresnan Telecommunications Company to maintain specified levels of the ratio of cash flow to interest expense; and

          (5) limit the amount of capital expenditures Bresnan
     Telecommunications Company may make based on its total leverage.

     In addition, our credit facility contains covenants that provide for certain limitations on Bresnan Telecommunications Company, Bresnan Communications Group and/or Bresnan Communications Company with respect to additional indebtedness, liens, mergers and acquisitions, restricted payments, investments, the sale, disposition or exchange of assets, certain amendments to material agreements and transactions with affiliates.

     Under our credit facility, Bresnan Telecommunications Company is permitted to make restricted payments to pay interest and principal at stated maturity on the notes but only so long as no default or event of default, as those terms are defined in our credit facility, has occurred and is continuing or would be caused by the restricted payments. Events of default under our credit facility include nonpayment of amounts when due, bankruptcy, violation of covenants, breaches of representations, cross defaults, loss of certain licenses, certain judgments and certain changes in the ownership of Bresnan Communications Company or its indirect ownership interest in Bresnan Telecommunications Company.

     In addition, our credit facility provides Bresnan Telecommunications Company with the right to request the lenders to make available to it an incremental facility of up to an additional $200 million. The incremental facility is uncommitted and the decision of any lender to make such a commitment is in the lender's sole discretion. The terms of the incremental facility are unnegotiated, however, the terms of the incremental facility cannot be more restrictive than the terms of Facility A.

     The notes are joint and several obligations of Bresnan Capital Corporation and debt service in respect of the notes require the payment of funds from Bresnan Telecommunications Company to Bresnan Communications Group, a holding company. Our credit facility prohibits such payments upon a default or an event of default under our credit facility. In addition, the lenders have a pledge of the membership interests of Bresnan Telecommunications Company owned by Bresnan Communications Group. Moreover, the holding company structure provides holders of the notes with a claim only on the equity of Bresnan Telecommunications Company and the notes are structurally subordinated to our credit facility and any other debt of Bresnan Communications Group's subsidiaries, including Bresnan Telecommunications Company.

                              DESCRIPTION OF NOTES

     The new notes, like the original notes, will be issued under the indenture, dated February 2, 1999 among Bresnan Communications Group LLC, Bresnan Capital Corporation, our wholly-owned subsidiary, and State Street Bank and Trust Company, as trustee. Upon the effectiveness of the registration statement, of which this prospectus is a part, the indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended.

     Unless otherwise indicated, the information regarding the notes described in this section applies to each of the new senior notes and the new senior discount notes.

     The new notes are the same as the original notes except that the new notes:

     - will not contain certain terms providing for an increase in the interest rate under the circumstances described in the registration rights agreement and

     - will not bear legends restricting their transfer.

     The indenture and the registration rights agreement contain the full legal text of the matters described in this section. A copy of the indenture and the registration rights agreement have been filed with the SEC as part of our registration statement. See "Available Information" for information on how to obtain copies.

     Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of some terms used in the indenture. For example, capitalized words are used to signify defined terms that have been given special meaning in the indenture or the registration rights agreement. The meaning of only the more important terms is given under the heading "Definitions" below. We also make reference to terms of the indenture. Whenever we refer to particular provisions of the indenture or registration rights agreement, these sections or defined terms are incorporated by reference into this prospectus.

     In this description of new notes:


     - the term "Parent" refers to Bresnan Communication Company Limited Partnership; and



     - the term "Issuers" refers to the Company and Bresnan Capital Corporation.


BRIEF DESCRIPTION OF THE NEW NOTES

     The senior notes:

     - will be unsecured unsubordinated obligations of the Issuers;

     - will be limited to $250.0 million aggregate principal amount; except that up to $170.0 million aggregate principal amount of new senior notes are being offered by this prospectus in exchange for $170.0 million aggregate principal amount of original senior notes;

     - will mature on February 1, 2009;

     - will bear interest at the rate of 8% per annum;

     - interest will be paid semiannually on February 1 and August 1 of each year, beginning on August 1, 1999, to the registered holder at the close of business on the preceding January 15 or July 15; and

     - are not convertible into any other security.

     The senior discount notes:

     - will be unsecured unsubordinated obligations of the Issuers;

     - will be limited to an aggregate principal amount at maturity of $275.0 million;

     - will be issued at a discount to their aggregate principal amount at maturity;

     - will accrete at a rate of approximately 9 1/4% per annum, compounded semiannually;


     - will not accrue interest until February 1, 2004, except as set forth below under "The Exchange Offer"; provided, however, that we, but not our subsidiaries may elect, upon not less than 60 days prior notice, to commence the accrual of interest on all outstanding senior discount notes on or after February 1, 2002, in which case the outstanding principal amount at maturity of each senior discount note will on such commencement date be reduced to the Accreted Value of such senior discount note as of such date and interest shall be payable with respect to such senior discount note on each February 1 and August 1 thereafter;


     - except as otherwise provided above, interest will accrue and will be payable in cash semiannually in arrears on February 1 and August 1, beginning August 1, 2004; and

     - are not convertible into any other security.


     Interest on the notes will be computed on the basis of a 360 day year comprised of twelve 30-day months. The interest rate on the notes is subject to increase in the circumstances such additional interest is referred to as "Special Interest," described under "The Exchange Offer." All references in this section to interest on the notes shall include such Special Interest, if appropriate.


     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. See "Book-Entry; Delivery and Form." Settlement for the notes will be made in immediately available funds. The new notes will trade in The Depository Trust Company's Same Day funds Settlement System until maturity, and secondary market trading activity in the new notes will therefore settle in immediately available funds.

RANKING

     The indebtedness evidenced by the notes:


     - will rank equally in right of payment with all of our, but not our subsidiaries, existing and future senior indebtedness and



     - will be senior in right of payment to all of our, but not our subsidiaries, existing and future subordinated indebtedness.



     Bresnan Capital Corporation has no, and the terms of the indenture prohibit it from having any, obligations other than the notes. As of March 31, 1999, Bresnan Communications Group, excluding our subsidiaries, would have had no Indebtedness outstanding other than the notes.



     All of our operations are conducted through our subsidiaries. As a holding company, we have no operations and, therefore, are dependent on the cash flow of its subsidiaries and other entities to meet our own obligations, including the payment of interest and principal obligations on the notes when due. Claims of creditors of such subsidiaries, including the lenders under our credit facility, trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of holders, other than, if any, of Equity Interests of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. The notes, therefore, will be structurally subordinated to all liabilities of our subsidiaries, other than Bresnan Capital Corporation, including obligations under our credit facility and obligations owing to trade creditors, and will be effectively subordinated to claims of holders, other than Bresnan Communications Group, excluding our subsidiaries, if any, of Preferred Equity Interests of our subsidiaries.



     As of March 31, 1999, the total balance sheet liabilities our subsidiaries including trade payables and accrued liabilities would have been approximately $540.1 million, of which approximately $511.8 million would have been Indebtedness. At March 31, 1999, holders of the notes would have been structurally or effectively subordinated to all other of our Indebtedness and our subsidiaries.



     The payment of dividends and the making of loans and advances to us by our Subsidiaries are subject to statutory restrictions and restrictions under our credit facility. Although the indenture limits the

Incurrence of Indebtedness and Preferred Equity Interests of certain of our subsidiaries, such limitations are subject to a number of significant qualifications. Furthermore, all the Indebtedness that may be Incurred under and in accordance with the terms of the indenture may be Incurred in its entirety by our subsidiaries. Moreover, the indenture does not impose any limitation on the Incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "-- Certain Covenants -- Limitation on Indebtedness."


OPTIONAL REDEMPTION

     The notes will not be redeemable prior to February 1, 2004, except as set forth below. At any time on or after February 1, 2004, and prior to maturity, the notes will be redeemable at the option of the Issuers, in whole or in part, on not less than 30 nor more than 60 days' notice.


     The new senior notes and the original senior notes are redeemable at the following redemption prices expressed as percentages of principal amount, plus accrued and unpaid interest, if any, to the date of redemption subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing February 1 of the year indicated:


                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................   104.000%
2005........................................................   102.667%
2006........................................................   101.333%

and thereafter, beginning February 1, 2007, at 100% of the principal amount of the new senior notes or the original senior notes, as applicable.


     The new senior discount notes and the original senior discount notes are redeemable at the following redemption prices, expressed as percentages of their Accreted Value, plus accrued and unpaid interest, if any, to the date of redemption subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing February 1 of the year indicated:


                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................   104.625%
2005........................................................   103.083%
2006........................................................   101.542%

and thereafter, beginning February 1, 2007, at 100% of the Accreted Value of the new senior discount notes or the original senior discount notes, as applicable.

     In the event of redemption of fewer than all the new senior notes and the original senior notes or the new senior discount notes and the original senior discount notes, as the case may be, the trustee shall select by lot or in such manner as it shall deem fair and equitable such notes to be redeemed. On and after any redemption date, interest will cease to accrue or accrete, as applicable, on such notes or portions thereof called for redemption unless the Issuers shall fail to redeem any such notes.

     In addition, at any time or from time to time prior to February 1, 2002, the Issuers may redeem:

     - up to 35% of the aggregate principal amount of the senior notes or,

     - up to 35% of the aggregate principal amount at maturity of the senior discount notes,

     - the redemption price in these cases would be

      -- 108.000% of the principal amount of the senior notes redeemed or,

      -- 109.250% of the Accreted Value of the senior discount notes,

in each case, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds to the Company of one or more Equity Offerings, provided that at least 65% of the aggregate principal amount of senior notes would remain outstanding immediately after giving effect to such redemption and at least 65% of the original aggregate principal amount at maturity of the senior discount notes would remain outstanding immediately after giving effect to such redemption. Any such redemption shall be made within 75 days of any such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

SINKING FUND

     There will be no mandatory sinking fund payments for the notes.

PURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, each holder of notes shall have the right to require the Issuers to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes according to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof in the case of the senior notes, and 101% of the Accreted Value thereof in the case of the senior discount notes, in each case plus accrued and unpaid interest, if any, to the purchase date (the "Change of Control Payment").


     Within 30 days following any Change of Control, the Issuers shall:

          (A) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and

          (B) mail a notice to each holder of notes stating:


             (1) that a Change of Control has occurred and a Change of Control Offer is being made according to the covenant entitled "Purchase at the Option of Holders Upon a Change of Control" and that, subject to the terms and conditions set forth herein, all notes timely tendered will be accepted for payment;


             (2) the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");


             (3) that any note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) according to the Change of Control Offer shall cease to accrue or accrete interest, as applicable, after the Change of Control Payment Date;


             (4) that any notes (or portions thereof) not tendered will continue to accrue or accrete interest, as applicable;

           (5) a description of the transaction or transactions constituting the Change of Control; and

             (6) the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.


     The Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third-party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with all requirements applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notes repurchased by either Issuer or such third-party according to a Change of Control Offer shall have the status of notes issued but not outstanding or shall be retired and canceled, at the option of the Issuers.

     The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, and any other related securities laws and regulations to the extent such laws and regulations are applicable in connection with the purchase of notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described above acting in accordance with the security laws or regulations.

     Except as described in this section with respect to a Change of Control, the indenture does not contain any provisions that permit the holders of the notes to require that the Issuers purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

     The Change of Control purchase feature is the result of negotiations among the Issuers and the initial purchasers of the original notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     Restrictions on the ability of the Company and its Restricted Subsidiaries to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Certain
Covenants -- Limitation on Liens." Such restrictions can only be waived with the consent of the registered holders of a majority in principal amount, in the case of the new senior notes and original senior notes, and principal amount at maturity, in the case of the new senior discount notes and original senior discount notes, then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

     There can be no assurance that the Issuers will be able to fund any purchase of the notes upon a Change of Control. The Issuers may not have sufficient funds at the time of the Change of Control to make the Change of Control Offer or restrictions in the New Credit Facility may prohibit the distribution of funds from the Company's subsidiaries which may be necessary in order to make the Change of Control Offer. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of the Company's Indebtedness, would not constitute a Change of Control.

BOOK-ENTRY SYSTEM

     Notes offered and sold to "qualified institutional buyers" will be issued in the form of one or more fully registered notes in global form, referred to as U.S. global notes. Notes offered and sold outside the United States in reliance on Regulation S under the Securities Act will be issued in the form of a single note in temporary global form, referred to as the temporary Regulation S note, which will not be exchangeable for an interest in a U.S. global note or a Regulation S global note, or any other note without a legend containing restrictions on transfer, until the expiration of the "40-day restricted period" within the meaning of Rule 903(c)(3) of Regulation S under the Securities Act and then only upon certification that beneficial interests in such U.S. global note, Regulation S global note or other note are owned either by non-U.S. Persons or U.S. Persons who purchased such interests in a transaction that did not require registration under the Securities Act, which is the "Regulation S certification."

     The U.S. global notes and the temporary Regulation S note will be deposited upon issuance with the trustee as custodian for the Depository Trust Company, New York, New York and registered in the name of Cede & Co., as DTC's nominee. Until the expiration of such 40-day restricted period under Regulation S, transfers of interests in the temporary Regulation S note may only be effected through the Euroclear System or Cedel S.A. (as indirect participants in DTC) in accordance with the restrictions set forth in "Notice to Investors." Euroclear and Cedel will hold interests in the temporary Regulation S note and the Regulation S global note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels Office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel. Following the expiration of the 40-day restricted period, interests in the temporary Regulation S note may be exchanged for interests in Regulation S global note, interests in the U.S. global note or certificated notes in the names requested by Euroclear or Cedel upon delivery by the holder thereof of the Regulation S certification. U.S. global notes and Regulation S global notes are collectively referred to in this section as "global securities."

     Upon the issuance of a global security, DTC or its nominee will credit the accounts of Persons holding through it with, in the case of the new senior notes, the respective principal amounts or, in the case of the new senior discount notes, the respective principal amounts at maturity represented by such global security received by such Persons in the exchange offer. Such accounts shall be designated by the initial purchasers of the original notes with respect to notes placed by the initial purchasers for the Issuers. Ownership of beneficial interests in a global security will be limited to Persons that have accounts with DTC, called participants, or Persons that may hold interests through participants. Any Person acquiring an interest in a global security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests by participants in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such global security. Ownership of beneficial interests in such global security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     Payment of principal and interest on notes represented by any global security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented thereby for all purposes under the indenture. None of the Issuers, the trustee, any agent of the Issuers, or the initial purchasers of the original notes will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security representing any notes or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

     The Issuers have been advised by DTC that upon receipt of any payment of principal of, or interest on, any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of global security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global security is exchangeable for certificated notes only if:

          (1) DTC notifies the Issuers that it is unwilling or unable to continue as a depositary for that global security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

          (2) the Issuers execute and deliver to the trustee a notice that the global security shall be so transferable, registrable, and exchangeable, and such transfers shall be registrable or

          (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the notes represented by that global security.

     Any global security that is exchangeable for certificated notes under the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global security may direct.

     Subject to the prior paragraph, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated notes,

          (1) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

          (2) payment of principal, any repurchase price, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the Issuers maintained for such purposes, and

          (3) no service charge will be made for any registration of transfer or exchange of the certificated notes, although the Issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with that transfer or exchange.

     So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of that global security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global security for the purposes of receiving payment on the notes, receiving notices, and for all other purposes under the indenture and the notes. Beneficial interests in notes will be evidenced only by, and transfers of notes will be effected only through, records maintained by DTC or any successor depositary and its participants. Cede & Co. has been appointed as the nominee of DTC.

     Except as provided above, owners of beneficial interests in a global security will not be entitled to and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each Person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indenture. The Issuers understand that under existing industry practices, in the event that the Issuers request any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Issuers that it is:

          (1) a limited-purpose trust company organized under the Banking Law of the State of New York,

          (2) a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

          (3) a "clearing agency" registered under the Exchange Act.


     DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant.

CERTAIN COVENANTS


     Set forth below are summaries of certain covenants contained in the indenture. During any period of time that:



          (a) the notes have Investment Grade Ratings from both Rating Agencies and



          (b) no Default or Event of Default has occurred and is continuing under the indenture,


the Company and the Restricted Subsidiaries will not be subject to the provisions of the indenture applicable to them described under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Asset Dispositions," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Transactions with Affiliates," clause (x) of the second paragraph (and such clause (x) as referred to in the first paragraph) of "-- Designation of Restricted and Unrestricted Subsidiaries" and clause (5) of the first paragraph of "-- Merger, Consolidation and Sale of Assets" (collectively, the "Suspended Covenants"). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under "-- Limitation on Restricted Payments" as though such covenant had been in effect during the entire period of time from the Original Issue Date.


     Limitation on Indebtedness. The Company shall not, and shall not permit any Restricted Subsidiary to Incur any Indebtedness unless, after giving effect to the Incurrence on a pro forma basis (a) the Company's Leverage Ratio would not exceed 8.0 to 1.0 or (b) such Indebtedness is Permitted Indebtedness.


     Permitted Indebtedness is defined to include any and all of the following:

          (1) the Notes;

          (2) Indebtedness outstanding on the Funding Date;


          (3) Indebtedness under the New Credit Facility in an aggregate principal amount outstanding or available at any one time not to exceed $875.0 million, which amount shall be permanently reduced by the amount of Net Available Proceeds used to Repay Indebtedness under the New Credit Facility to the extent such Net Available Proceeds are not intended to be subsequently reinvested in replacements, improvements or additions to existing or new Properties used or usable in a Domestic Telecommunications Business or used for the permanent repayment or reduction of other Indebtedness, according to the covenant described under "-- Limitation on Asset Dispositions" (except at any time after the Issuers have made an Offer to Purchase in accordance with the covenant described under "-- Limitation on Asset Dispositions," any Net Available Proceeds remaining after such Offer to Purchase shall only reduce such amount to the extent such remaining Net Available Proceeds are used to permanently Repay Indebtedness under the New Credit Facility);



          (4) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness Incurred according to the provisions of clause (a) of the immediately preceding paragraph or clauses (1), (2), (9) and (10) of this paragraph;


          (5) Indebtedness of the Company owing to and held by a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however, that any event that results in any such Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary, or any subsequent transfer of any such

     Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

          (6) Indebtedness under Interest Rate Agreements entered into for the purpose of limiting risk in the ordinary course of the financial management of the Company or any of its Restricted Subsidiaries and not for speculative purposes; provided, however, that the obligations under such agreements are related to payment obligations on Indebtedness that was otherwise permitted to be Incurred by the terms of the Indenture at the time it was Incurred;


          (7) Indebtedness in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or according to self-insurance obligations (including, but not limited to, workers' compensation) and, in each case, not in connection with the borrowing of money or the obtaining of advances or credit (other than the extension of credit represented by the issuance for the account of the Company or any of its Restricted Subsidiaries of such letter of credit or performance bond itself);


          (8) Indebtedness not otherwise permitted hereunder in an amount outstanding at any time during the period from the beginning of the fiscal quarter during which the Original Issue Date occurred to the end of the sixth fiscal quarter after the quarter during which the Original Issue Date occurred (the "First Six Fiscal Quarters") not to exceed $35.0 million and at all times after the First Six Fiscal Quarters an amount outstanding at any time not to exceed $25.0 million, provided that any Indebtedness Incurred under this clause (8) shall cease to be deemed Incurred or outstanding for purposes of this clause (8) but shall be deemed Incurred for purposes of clause (a) of the first paragraph of this covenant from and after the first date on which the Company could have Incurred such Indebtedness under clause (a) of the first paragraph of this covenant without reliance upon this clause (8);

          (9) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries consisting of Capitalized Lease Obligations or Purchase Money Indebtedness for Property use d or to be used in connection with a Domestic Telecommunications Business, provided that:

             (A) the aggregate principal amount of such Indebtedness (exclusive of the interest portion thereof and the reasonable costs of financing) does not exceed the lesser of the Fair Market Value or the purchase price and related costs of design, development, acquisition, construction or improvement of such Property at the time of such Incurrence and


             (B) the aggregate principal amount of all Indebtedness Incurred and then outstanding according to this clause (9) (together with all Permitted Refinancing Indebtedness Incurred in respect of Indebtedness previously Incurred according to this clause (ix)) does not exceed $25.0 million;


          (10) Acquired Indebtedness, provided that after giving effect to the underlying acquisition, merger or consolidation, either:


             (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness according to the Leverage Ratio referred to in clause (a) of the first paragraph of this covenant or


             (B) such Leverage Ratio is no greater immediately following such acquisition, merger or consolidation than the Leverage Ratio immediately prior to such acquisition, merger or consolidation;

          (11) other Indebtedness in an amount not greater than twice the aggregate amount of cash Equity Interest Sale Proceeds, provided that such Equity Interest Sale Proceeds have not, in the discretion of the Company, been treated as Equity Interest Sale Proceeds for purposes of clause (c)(2) in the first paragraph of the covenant described under "-- Limitation on Restricted Payments" and, provided further that such Indebtedness shall have been Incurred at substantially the same time as such cash Equity Interest Sale Proceeds were received; and

          (12) Indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from guarantees securing any obligations of the Company or any Restricted Subsidiary according to such agreements, Incurred or assumed in connection with the disposition of any Property or Restricted Subsidiary of the Company, other than guarantees or similar credit support by the Company or any Restricted Subsidiary of Indebtedness incurred by any Person acquiring all or any portion of such Property or Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness permitted according to this clause (12) shall at no time exceed the net proceeds actually received from the sale of such Property or Restricted Subsidiary.


     For purposes of determining compliance with this covenant,

          (1) in the event that an item of Indebtedness (including Indebtedness issued to banks or other lenders) meets the criteria of more than one of the categories of Indebtedness described above (including clause (a) of the first paragraph of this covenant), the Company, in its sole discretion, will classify such item of Indebtedness as of the time of the Incurrence thereof (subject to the proviso in clause (8) of the preceding paragraph) and will only be required to include the amount and type of such Permitted Indebtedness in one of the above clauses; and

          (2) an item of Indebtedness (including Indebtedness issued to banks or other lenders) may be divided and classified in more than one of the types of Indebtedness described above.

     The accrual of interest, accretion of Accreted Value and payment of interest in the form of additional subordinated Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

     Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

          (a) Default or Event of Default shall have occurred and be continuing,


          (b) the Company could not Incur at least $1.00 of additional Indebtedness according to clause (a) of the first paragraph of "-- Limitation on Indebtedness," or


          (c) the aggregate amount of such Restricted Payment and (subject to the second succeeding paragraph) all other Restricted Payments made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of

             (1) the result of (A) Cumulative EBITDA minus (B) the product of
        1.2 and Cumulative Interest Expense, plus

             (2) Equity Interest Sale Proceeds, plus

             (3) the amount by which Indebtedness of the Company (other than subordinated Indebtedness) or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Original Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Equity Interests (other than Disqualified Equity Interests) in the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon conversion or exchange), plus

             (4) an amount equal to the deemed net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to the Original Issue Date in any Person resulting from (A) dividends, repayment of loans or advances, or other transfers or distributions of Property (unless such transfers or distributions are otherwise included in the calculation of EBITDA for purposes of clause (c)(1)(A) above), in each case to the Company or any Restricted Subsidiary from any Person or
        (B) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed, in the case of (A) or (B), the amount of such Investments previously made by the Company and its Restricted Subsidiaries in such Person or such Unrestricted Subsidiary, as the case may be, which were treated as Restricted Payments.

     Despite the limitation described above, the Company or any Restricted Subsidiary (as the case may be) may:

          (a) pay dividends on or make distributions in respect of Equity Interests in the Company within 60 days of the declaration thereof if, on the declaration date, such dividends or distributions could have been paid in compliance with the foregoing limitation;


          (b) redeem, repurchase, defease, acquire or retire for value, any Indebtedness subordinate (whether according to its terms or by operation of law) in right of payment to the notes with the proceeds of or in exchange for any Permitted Refinancing Indebtedness;



          (c) acquire, redeem or retire Equity Interests in the Company or Indebtedness of the Company subordinate (whether according to its terms or by operation of law) in right of payment to the notes in exchange for, or in connection with a substantially concurrent issuance (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) of, Equity Interests in the Company (other than Disqualified Equity Interests) or in exchange for cash contributions to the equity capital of the Company;


          (d) with respect to any taxable year or portion of that year that the Company is a Pass-Through Entity, pay any dividend or other distribution on Equity Interests in the Company in an amount not to exceed the aggregate amount necessary to permit each Relevant Taxpayer to pay the Tax Liability of such Relevant Taxpayer with respect to such taxable year;


          (e) pay any dividend or other distribution on Equity Interests in the Company or make loans to Bresnan Communications Company, in each case to allow BCI Management L.P. to acquire, redeem or retire Equity Interests in the Company held by a present or former employee of the Company or any Restricted Subsidiary (or such employee's estate, as the case may be) upon such employee's death, disability, retirement or termination of employment with the Company and any Restricted Subsidiary in an aggregate amount not to exceed $5.0 million per year (the "Base Amount"), provided that, to the extent not all the Base Amount is utilized to pay dividends in such year, the unused portion of such Base Amount may be carried forward to and be deemed part of the Base Amount for the immediately subsequent year, provided further that the Base Amount may not exceed $10.0 million in any year;



          (f) make Investments in Persons (including Unrestricted Subsidiaries) the primary businesses of which are Cable Businesses, Cable Programming Businesses or Related Businesses (other than Investments in Equity Interests in the Company or Tele-Communications, Inc.) in an aggregate amount (based on the amount actually invested) for all such Investments made according to this clause (f) not to exceed the sum of


             (1) $20.0 million,


             (2) an amount equal to the deemed net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to the Original Issue Date in any Person resulting from payment of dividends, repayment of loans or advances, or other transfers or distributions of Property to the Company or any Restricted Subsidiary from any Person (but only to the extent such net reduction has not been utilized to increase the amount of Restricted Payments permissible according to clauses (c)(1) or (c)(4) in the immediately preceding paragraph), and not to exceed, in the case of this clause (f)(2), the amount of such Investments previously made by the Company and its Restricted Subsidiaries in such Person which were made in reliance on this clause
        (f) and

             (3) Equity Interest Sale Proceeds to the extent such Proceeds have not, in the discretion of the Company, been treated as Equity Interest Sale Proceeds for purposes of clause (c)(2) in the immediately preceding paragraph;


          (g) pay dividends to Bresnan Communications Company, the proceeds of which are or will be used to pay, or reimburse Bresnan Communications Company for the payment of, management fees and monitoring fees of Bresnan Communications Company according to and in amounts provided for in the Partnership Agreement, provided that such management fees may be increased on an annual basis to up to 5.0% of consolidated gross revenues of the Company to the extent necessary to cover the pro-rata reimbursement of operating expenses (including pro-rata amounts of salaries of Company Employees and overhead expenses) attributable to the Company, provided further that if at the time of such dividend a Default or an Event of Default shall have occurred and be continuing (or would result therefrom) such dividend shall be limited to an amount not to exceed the portion of the management fees that represents a pro-rata reimbursement of operating expenses attributable to the Company;


          (h) declare and pay scheduled dividends (not constituting a return on capital) to holders of any Disqualified Equity Interests of the Company or any of its Restricted Subsidiaries subject to and Incurred in accordance with the covenant described under "-- Limitation on Indebtedness";

          (i) make Investments with Excluded Contributions, provided that such Excluded Contribution was received by the Company at substantially the same time as such Investment was made;

          (j) make Investments in connection with the AT&T Joint Venture in an aggregate amount not to exceed the lesser of 66 2/3% of the amount of any cash equity contributions made by AT&T or its Affiliates (other than the Company and its Affiliates) in the AT&T Joint Venture and $25.0 million;


          (k) to the extent Investments in connection with the AT&T Joint Venture are made with Excluded Contributions in accordance with clause (i) of this paragraph, make additional Investments in the AT&T Joint Venture in an aggregate amount not to exceed the lesser of 50% of the amount of such Excluded Contributions and $20.0 million, provided that each such additional Investment is made at substantially the same time as such Investment according to clause (i) of this paragraph was made, provided further that such Investment shall not be made at the same time or substantially the same time as the Company makes a distribution (other than a Tax Distribution) with respect to its Equity Interests;



          (l) acquire Equity Interests of any Person who beneficially owns 50% or more of the total voting power of the Voting Equity Interests of the Company for the sole purpose of contributing the acquired Equity Interests to the Company's 401(k) Plan, provided that the contribution of the acquired Equity Interests is in the ordinary course and instead of cash contributions the Company would otherwise make to its 401(k) Plan; and


          (m) make other Restricted Payments in an aggregate amount not to exceed $15.0 million.


     Any payments made under clauses (b), (c), (d), (g), (h), (i), (k) and (l) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made after the Original Issue Date; provided, however, that the proceeds from the issuance of Equity Interests according to clause (c) of the immediately preceding paragraph shall not constitute Equity Interest Sale Proceeds to the extent such proceeds are used in the manner set forth in such clause (c) for purposes of clause (c)(2) of the first paragraph of this covenant.


     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary that has Guaranteed

          (a) any Indebtedness of the Company, or

          (b) any Indebtedness of a Restricted Subsidiary that has Guaranteed any Indebtedness of the Company to Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property, whether now owned or hereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes will be secured by such Lien equally and ratably with all other Indebtedness of the Company or such Restricted Subsidiary secured by such Lien for so long as any such other Indebtedness of the Company or such Restricted Subsidiary shall be so secured; provided, however, that no Lien may be granted with respect to Indebtedness of the Company that is subordinated to the notes.



     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:


          (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Equity Interests, or pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary,

          (b) make any loans or advances to the Company or any other Restricted Subsidiary, or

          (c) transfer any of its Property to the Company or any other Restricted Subsidiary.

     Such limitation will not apply:

          (1) with respect to clauses (a), (b) and (c), to encumbrances and restrictions:

             (A) in existence on the Original Issue Date under or by reason of any agreements in effect on the Original Issue Date, including under the indenture and the notes,


             (B) in existence under or by reason of the New Credit Facility, provided that such restrictions or encumbrances are no less favorable to the holders of the notes than those restrictions or encumbrances according to the New Credit Facility as in effect on the Funding Date and as described in this prospectus; provided further, however, that the provisions of the New Credit Facility permit distributions to the Company for the purpose of, and in an amount sufficient to fund, the payment of principal due at Stated Maturity and interest in respect of the notes (provided, in either case, that such payment is due or to become due within 30 days from the date of such distribution) at a time when there does not exist an event which after notice or passage of time or both would permit the lenders under the New Credit Facility to declare all amounts thereunder due and payable,



             (C) relating to Indebtedness of a Restricted Subsidiary and existing at such Restricted Subsidiary at the time it became a Restricted Subsidiary if either:



                (1) such encumbrance or restriction was not created in connection with or in anticipation of the transaction or series of related transactions according to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary or



                (2) such encumbrance or restriction was created in connection with the refinancing of preexisting Indebtedness in connection with or in anticipation of the transaction or series of related transactions according to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary, and the new Indebtedness satisfies the requirements of "-- Certain Definitions -- Permitted Refinancing Indebtedness," and such encumbrance or restriction relates only to the Property previously subject to an encumbrance or restriction under the preexisting Indebtedness and such encumbrance or restriction is no more restrictive than was its predecessor,


             (D) which result from the renewal, refinancing, extension or amendment of an agreement referred to in clauses (1)(A), (B) and (C) above and in clauses (2)(A) and (B) below, provided such encumbrance or restriction is no more restrictive to such Restricted Subsidiary and is not materially less favorable to the holders of notes than those under or according to the agreement so renewed, refinanced, extended or amended, and


             (E) customary encumbrances or restrictions on distributions of cash or other deposits or customary net worth maintenance covenants imposed by customers under contracts entered into in the ordinary course of business, and

          (2) with respect to clause (c) only, to:


             (A) any encumbrance or restriction relating to Indebtedness that is permitted to be Incurred and secured according to the provisions under "-- Limitation on Indebtedness" and "-- Limitation on Liens" that limits the right of the debtor to dispose of the Property securing such Indebtedness,


             (B) any encumbrance or restriction in connection with an acquisition of Property, so long as such encumbrance or restriction relates solely to the Property so acquired (and any improvements thereto) and was not created in connection with or in anticipation of such acquisition,

             (C) customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

             (D) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale, or

             (E) customary restrictions contained in cable television franchise agreements limiting the transfer of those franchises.


     Limitation on Issuances of Guarantees by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary to Guarantee any Indebtedness of the Company which ranks equally in right of payment with or subordinate in right of payment to the notes ("Guaranteed Indebtedness"), unless:


          (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the notes by that Restricted Subsidiary and

          (2) until one year after all the notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee, provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that

             (a) existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or


             (b) guarantees the payment of any principal, interest, penalties, fees, indemnification obligations, reimbursement obligations (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages or other liabilities of the Company or any Restricted Subsidiary under the New Credit Facility. If the Guaranteed Indebtedness is (x) on an equal basis with, or subordinated to, the Subsidiary Guarantee or (y) subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.


     In spite of the prior paragraph, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Equity Interests in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or

          (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

     Limitation on Asset Dispositions. The Company may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition unless:

          (1) the Company or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value of the Property sold or disposed of as determined by the Governing Authority in good faith and evidenced by a Resolution filed with the trustee;

          (2) (A) at least 75% of the consideration for such disposition consists of:

             (x) cash or Temporary Cash Investments,

             (y) the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness that is subordinated to the Notes) and release of the Company and all Restricted Subsidiaries from all liability on the Indebtedness assumed or

             (z) any notes, obligations or other securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition or

             (B) the consideration paid to the Company or such Restricted Subsidiary is in the form of Property (including franchises and licenses required to own or operate such Property) which is determined in good faith by the Governing Authority, as evidenced by a Resolution, to be used or usable in a Domestic Telecommunications Business; and

          (3) the Company delivers an Officers' Certificate to the trustee certifying that such Asset Disposition complies with clauses (1) and (2) above

     The Net Available Proceeds (or any portion thereof) from Asset Dispositions may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness):

          (1) to the permanent repayment or reduction of Indebtedness of the Company (other than subordinated Indebtedness) or a Restricted Subsidiary then outstanding (other than Indebtedness owed to the Company or any Affiliate of the Company); or

          (2) to reinvest in replacements, improvements or additions to existing or new Properties (including franchises and licenses required to own or operate such Properties) used or usable in a Domestic Telecommunications Business (including by means of an investment by a Restricted Subsidiary with Net Available Proceeds received by the Company or another Restricted Subsidiary).

Pending the final application of any such Net Available Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Available Proceeds in Temporary Cash Investments.

     Any Net Available Proceeds from an Asset Disposition not applied in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Available Proceeds shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an Offer to Purchase with such Excess Proceeds on a pro-rata basis according to principal amount (or, in the case of Indebtedness issued at a discount, the then-Accreted Value) for:

          (1) outstanding notes at a price in cash equal to, in the case of the senior notes, 100% of the principal amount thereof and, in the case of the senior discount notes, 100% of the Accreted Value thereof on the purchase date plus, in each case, accrued and unpaid interest, if any, thereon (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture and

          (2) any other Indebtedness of the Company that is pari passu with the notes, at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (or 100% of the then-Accreted Value plus accrued and unpaid interest, if any, to the purchase date in the case of original issue discount Indebtedness), to the extent, in the case of this clause (2), required under the terms thereof (other than Indebtedness owed to the Company or any Affiliate of the Company).

Any remaining Excess Proceeds may be applied to any use as determined by the Company which is not otherwise prohibited by the indenture, and the amount of Excess Proceeds shall be reset to zero.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property, the rendering of any service or the modification, renewal or extension of any existing agreement with Affiliates of the Company) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless the terms of such Affiliate Transaction are:

          (a) (1) with respect to an Affiliate Transaction involving, or reasonably expected to involve, aggregate payments or value in excess of $1.0 million, set forth in writing, and

          (2) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such Affiliate Transaction for a similar transaction in arms-length dealings with a Person who is not such an Affiliate,

          (b) with respect to an Affiliate Transaction involving, or reasonably expected to involve, aggregate payments or value in excess of $10.0 million, the Governing Authority approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a)(2) of this paragraph as evidenced by a Resolution and

          (c) with respect to an Affiliate Transaction involving, or reasonably expected to involve, aggregate payments in excess of $50.0 million, the Company obtains an opinion letter from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view to the Company and its Restricted Subsidiaries.

     Despite limitation in the prior paragraph, the Company or any of its Restricted Subsidiaries may enter into or suffer to exist the following:


          (1) any transaction according to any contract in existence on the Funding Date or any renewal, amendment, extension or replacement of such contract on terms that are in the aggregate no less favorable to the Company and its Restricted Subsidiaries, including contracts for the acquisition of cable television programming and equipment; provided that as this clause (1) relates to the partnership agreement, the contribution agreement, the supply agreement, the advertising arrangement, the promissory note of TCID and the debt transferred in connection with the transfer of TCI's cable systems, all of which are described elsewhere in this prospectus, each such agreement, note or debt in existence on the Funding Date shall be on terms that are no less favorable to the Company and its Restricted Subsidiaries than as are contemplated (including any changes to such terms) in this prospectus, provided further that any material amendment, modification or replacement or successor agreements to the supply agreement shall have been approved by the Governing Authority and a majority of the disinterested limited partners of Bresnan Communications Company;


          (2) any Restricted Payment made in accordance with "-- Limitation on Restricted Payments" or any Permitted Investment;

          (3) any Restricted Payment made in accordance with "-- Limitation on Restricted Payments" or any Permitted Investment;

          (4) any transaction or series of transactions between the Company and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries;


          (5) the payment of reasonable compensation (including amounts or Equity Interests (other than Disqualified Equity Interests) paid according to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Restricted Subsidiaries;



          (6) loans and advances to Company Employees (such loans to be made either directly to such Company Employees or through Bresnan Communications Company, the General Partner, Bresnan Communications, Inc. or BCI Management, L.P.) or loans to BCI Management, L.P. (through Bresnan Communications Company, the General Partner or Bresnan Communications, Inc.) to allow BCI Management, L.P. to acquire, redeem or retire Equity Interests in BCI Management, L.P. held by Company Employees (or such Company Employee's estate, as the case may be) upon such employee's death, disability, retirement or termination of employment, provided that such loans and advances do not exceed $5.0 million at any one time outstanding;


          (7) customary indemnification payments to members of the Governing Body or officers of the Company, any Restricted Subsidiary, Bresnan Communications Company, the General Partner or BCI Management L.P. For liabilities incurred in connection with the rendering of services to the Company; and

          (8) issuances of Equity Interests in the Company (other than Disqualified Equity Interests or Preferred Equity Interests) in connection with capital contributions.


     References to any Person in the foregoing list of transactions is not intended to imply and should not be construed as implying that any such Person is an Affiliate of the Company.


     Designation of Restricted and Unrestricted Subsidiaries. The Governing Authority may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

          (1) the Subsidiary to be so designated does not own any Equity Interests or Indebtedness of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary and

          (2) either:

             (a) the Subsidiary to be so designated has total assets of $1,000 or less,


             (b) the portion (proportionate to the Company's Equity Interests in such Subsidiary) of the Fair Market Value of such Subsidiary at the time of such designation would be permitted as, and shall be deemed to constitute, an Investment according to the covenant described under "-- Limitation on Restricted Payments," or


             (c) such designation is effective immediately upon such entity becoming a Subsidiary of the Company.


Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of the first paragraph of this description of this covenant, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The indenture further provides that neither the Company nor any Restricted Subsidiary shall at any time be liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the trustee, be released from any Guarantee previously made by such Restricted Subsidiary.

     The Governing Authority may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation:


          (x) the Company could Incur at least $1.00 of additional Indebtedness according to clause (a) of the first paragraph of the covenant described under "-- Limitation on Indebtedness" or the Company's Leverage Ratio would be no greater immediately following such designation than the Company's Leverage Ratio immediately preceding such designation and


          (y) no Default or Event of Default shall have occurred and be continuing or would result from such designation.

     In the case of the redesignation of an Unrestricted Subsidiary (which was previously a Restricted Subsidiary) as a Restricted Subsidiary, the Company shall be deemed to have a continuing "Investment" in an Unrestricted Subsidiary equal to the amount (if positive) equal to (1) the Company's "Investment" in such Unrestricted Subsidiary at the time of such redesignation less (2) the portion (proportionate to the Company's Equity Interests in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time of such redesignation.


     Any such designation or redesignation by the Governing Authority will be evidenced to the trustee by filing with the trustee a Resolution giving effect to such designation or redesignation and an Officers' Certificate:



          (a) certifying that such designation or redesignation complies with the foregoing provisions and


          (b) giving the effective date of such designation or redesignation, such filing with the trustee to occur within 75 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 120 days after the end of such fiscal year).

     The Company shall at all times cause each of Bresnan Capital Corporation and Bresnan Telecommunications Company LLC to be a direct Wholly Owned Subsidiary.

     Limitation on Conduct of Business of Bresnan Capital Corporation. Bresnan Capital Corporation shall not conduct any business or other activities, own any Property, enter into agreements or Incur any Indebtedness or other liabilities, other than in connection with serving as an Issuer and obligor with respect to the notes.

     Merger, Consolidation and Sale of Assets. Neither of the Issuers may consolidate with or merge with or into any other Person (other than a merger of a Restricted Subsidiary (other than Bresnan Capital Corporation) into the Company), or convey, sell, transfer, lease or otherwise dispose of all or substantially all of its Property (in one transaction or a series of related transactions), unless:

          (1) such Issuer shall be the surviving Person (the "Surviving Person"), or the Surviving Person (if other than such Issuer) formed by such consolidation or into which such Issuer is merged or to which the Property of such Issuer is transferred shall be, in the case of Bresnan Capital Corporation, a corporation, or in any other case, a corporation, partnership or trust, organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2) the Surviving Person (if other than such Issuer) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of the obligations of such Issuer under the notes and the indenture, and the obligations under the indenture shall remain in full force and effect;

          (3) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of an Issuer's Property, such Property shall have been transferred as an entirety or virtually as an entirety to one or more Persons, provided that all such transferees shall have jointly and severally assumed, as the Surviving Person, the obligations of such Issuer according to clause (2);


          (4) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (5) immediately after giving effect to such transaction on a pro forma basis (including, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions),


             (A) the Surviving Person would be able to Incur at least $1.00 of additional Indebtedness according to clause (a) of the first paragraph of "-- Limitation on Indebtedness" or


             (B) the Leverage Ratio for the Surviving Person would be no greater immediately following such transaction than the Company's Leverage Ratio immediately preceding such transaction.

     In connection with any consolidation, merger or transfer contemplated by this provision, the Issuers shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereof comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with. After any such consolidation, merger or transfer (other than a lease of all or substantially all of an Issuer's Property) effected in compliance with the terms of the indenture, references to such Issuer shall mean the Surviving Person and shall not mean the Person who was previously the Issuer.

SEC REPORTS

     Although the Issuers may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC (but only if the SEC accepts such filings) and provide the trustee and holders of the notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such sections.

     Despite the prior paragraph, such reporting requirements shall be deemed satisfied (x) prior to April 10, 1999, if the Company delivers to the trustee and the holders of the notes on or prior to such date copies of the audited consolidated financial statements of the Company for the three-year period ended December 31, 1998 and (y) prior to May 20, 1999, by filing with the SEC and delivering to the trustee and the holders of the notes on or prior to such date a registration statement under the Securities Act that contains the information that would be required in a Form 10-K for the Company for the year ended December 31, 1998 and a Form 10-Q for the Company for the quarter ended March 31, 1999 and any Form 8-K required under Section 13 or 15(d) of the Exchange Act.

EVENTS OF DEFAULT

     The following events are defined in the indenture as "Events of Default":

          (1) the Issuers fail to make the payment of any principal or Accreted Value, as applicable, of, or premium, if any, on the notes when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase or declaration, or otherwise;

          (2) the Issuers fail to make the payment of any interest on the notes when the same becomes due and payable, and such failure continues for a period of 30 days;

          (3) either Issuer fails to comply with the covenant described under "-- Certain Covenants -- Merger, Consolidation and Sale of Assets;"

          (4) either Issuer fails to comply with any other covenant applicable to it in the notes or indenture and such failure continues for 60 days after written notice specifying the default (and demanding that such default be remedied) from the trustee or the registered holders of not less than 25% in aggregate principal amount, in the case of the new senior notes and original senior notes, and aggregate principal amount at maturity, in the case of the new senior discount notes and senior discount notes, then outstanding;

          (5) a default under any Indebtedness by the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Indebtedness, or the failure to pay any such Indebtedness at final maturity (giving effect to any applicable grace periods), in an amount aggregating $15.0 million or more (the "cross acceleration provisions");

          (6) any judgment or judgments for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in an aggregate amount in excess of $15.0 million shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions") and

          (7) certain events involving bankruptcy, insolvency or reorganization of either of the Issuers or any Significant Subsidiary of the Company (the "bankruptcy provisions").

The indenture provides that the trustee may withhold notice to the holders of the notes of any default (except in payment of principal or Accreted Value, as applicable, or premium, if any, or interest on such notes) if the trustee considers it to be in the best interest of the holders of the notes to do so.

     The indenture provides that if an Event of Default with respect to the notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount, in the case of the senior notes and aggregate principal amount at maturity, in the case of the senior discount notes, then outstanding may declare to be immediately due and payable the principal amount or Accreted Value, as applicable, of the notes of such series then outstanding, plus accrued but unpaid interest to the date of acceleration by written notice to the Issuers specifying the relevant Event of Default and that the written notice constitutes a "notice of acceleration"; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount, in the case of the new senior notes and original senior notes, and aggregate principal amount at maturity, in the case of the new senior discount notes and original senior discount notes, then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal or Accreted Value, as applicable, premium or interest, have been cured or waived as provided in the indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all of the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes.

     The registered holders of a majority in principal amount, in the case of the senior notes, and aggregate principal amount at maturity, in the case of the senior discount notes, then outstanding shall have the right to waive any existing Default or Event of Default with respect to such series of notes or compliance with any provision of the indenture or such series of notes and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

     No holder of the notes will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default and unless also the registered holders of at least 25% in aggregate principal amount, in the case of the new senior notes and original senior notes, and aggregate principal amount at maturity, in the case of the new senior discount notes and original senior discount notes, then outstanding shall have made written request and offered reasonable indemnity to the trustee to institute such proceeding as a trustee, and unless the trustee shall not have received from the registered holders of a majority in aggregate principal amount, in the case of the new senior notes and original senior notes, and aggregate principal amount at maturity, in the case of the new senior discount notes and original senior discount notes, then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal or Accreted Value, as applicable, of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with respect to the notes of a series with the consent of the registered holders of a majority in principal amount, in the case of the new senior notes and original senior notes, and aggregate principal amount at maturity, in the case of the new senior discount notes and original senior discount notes, of the notes of such series then outstanding affected by such amendment (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived in respect of any series (except a default in the payment of principal, Accreted Value, premium or interest and certain covenants which cannot be amended without the consent of each holder of an outstanding note of a series) with the consent of the registered holders of a majority in aggregate principal amount, in the case of the new senior notes and original senior notes, and aggregate principal amount at maturity, in the case of the new senior discount notes and original senior discount notes, of the notes of such series then outstanding.

     However, without the consent of each holder of an outstanding note of any series affected, no amendment may, among other things:

          (1) reduce the amount of notes of any series whose holders must consent to an amendment or waiver,

          (2) reduce the rate of or extend the time for payment of interest on any note,

          (3) reduce the principal or Accreted Value, as applicable, of or extend the Stated Maturity of any note,

          (4) make any note payable in money other than that stated in the note,

          (5) impair the right of any holder of the notes to receive payment of principal or Accreted Value, as applicable, of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes,

          (6) subordinate in right of payment, or otherwise subordinate, the notes to any other obligation of either Issuer,

          (7) make any change in the amendment provisions that require each holder's consent or in the waiver provisions,

          (8) reduce the premium payable upon the redemption of any note or change the time at which any note may or shall be redeemed as described under "-- Optional Redemption,"


          (9) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased according thereto,



          (10) at any time after the Company is obligated to make an Offer to Purchase with the Excess Proceeds from Asset Dispositions, change the time at which such Offer to Purchase must be made or at which the notes must be repurchased according thereto,

          (11) modify any provision of the indenture relating to the calculation of Accreted Value,

          (12) modify any provision of the indenture relating to the Escrowed Funds or the Special Mandatory Redemption or


          (13) release either of the Issuers from its respective obligations under the indenture (other than according to "-- Certain
     Covenants -- Merger, Consolidation and Sale of Assets").


     Without the consent of any holder of the notes, the Issuers and the trustee may amend the indenture:

          (1) to cure any ambiguity, omission, defect or inconsistency,

          (2) to provide for the assumption by a successor Person of the respective obligations of the Issuers or any Restricted Subsidiary under the indenture or any Subsidiary Guarantee,

          (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated notes are described in
     Section 163(f)(2)(B) of the Internal Revenue Code),


          (4) to add Guarantees with respect to the notes of any series or to reflect the release according to the terms of the indenture of a Restricted Subsidiary from its obligations with respect to its Subsidiary Guarantee,


          (5) to secure the notes of any series,

          (6) to add to the covenants of the Issuers for the benefit of the holders of the notes of any series or to surrender any right or power conferred upon the Issuers,

          (7) to make any change that does not adversely affect the rights of any holder of the notes of any series or

          (8) to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

     The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, the Issuers are required to mail to each registered holder of the notes at such holder's address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Issuers at any time may terminate all of their and any Restricted Subsidiaries' respective obligations under the notes and the indenture, referred to as legal defeasance, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

     The Issuers at any time may terminate their and any Restricted Subsidiaries' obligations under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Certain
Covenants -- Merger, Consolidation and Sale of Assets"), the operation of the cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Events of Default" and the limitations contained in clause (v) under the first paragraph of "-- Certain Covenants -- Merger, Consolidation and Sale of Assets," referred to as covenant defeasance.

     The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) or
(7) (with respect only to Significant Subsidiaries) under "-- Events of Default" or because of the failure of the Company to comply with clause (5) under the first paragraph of "-- Certain Covenants -- Merger, Consolidation and Sale of Assets."

     In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust known as the defeasance trust, with the trustee money or U.S. Government Obligations for the payment of principal or Accreted Value, as applicable, of and interest on the notes to maturity or an earlier redemption in accordance with the terms of the indenture and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.


     "Accreted Value" of any outstanding new senior discount note or original senior discount note as of or to any date of determination prior to February 1, 2004, or of any other Indebtedness issued at a price less than the principal amount at stated maturity, means, as of any date of determination, an amount equal to the sum of:



          (a) the issue price of such new senior discount note or original senior discount note or Indebtedness, as applicable, as determined in accordance with Section 1273 of the Internal Revenue Code or any successor provisions (which, in the case of the new senior discount notes or original senior discount notes, will be $636.44 per $1,000 principal amount at maturity of the new senior discount notes or original senior discount notes) plus



          (b) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price at maturity" of such new senior discount note or original senior discount note or Indebtedness, as applicable, within the meaning of Section 1273(a)(2) of the Internal Revenue Code or any successor provisions, whether denominated as principal or interest, over the issue price of such new senior discount note or original senior discount note or Indebtedness, as applicable) that shall theretofore have accrued according to Section 1272 of the Internal Revenue Code (without regard to Section 1272(a)(7) of the Internal Revenue
     Code) from the date of issue of such new senior discount note or original senior discount note or Indebtedness, as applicable, to the date of determination (which amount, in the case of the new senior discount notes or original senior discount notes, shall be amortized on a daily basis and compounded semiannually on each February 1 and August 1 at a rate of 9 1/4% per annum from the Original Issue Date through the date of determination on the basis of a 360-day year of twelve 30-day months), minus all amounts theretofore paid in respect of such new senior discount note or original senior discount note or Indebtedness, as applicable, within the meaning of
     Section 1273(a)(2) of the Internal Revenue Code or any successor provisions (whether such amounts paid were denominated principal or interest). The Accreted Value of any outstanding new senior discount note or original senior discount note on or after February 1, 2004 will mean the principal amount at maturity of such new senior discount note or original senior discount note. Notwithstanding the foregoing, if the Company elects to pay interest on the new senior discount notes or original senior discount notes on or after February 1, 2002 and prior to February 1, 2004, the senior discount notes shall cease to accrete, and the Accreted Value and the principal amount at maturity of such new senior discount note or original senior discount note shall be the Accreted Value on the date of commencement of such accrual as calculated in accordance with the first sentence of this definition.

     "Acquired Indebtedness" means Indebtedness of a Person:

          (1) existing at the time such Person becomes a Restricted Subsidiary of the Company or

          (2) assumed in connection with the acquisition of assets (or from merger or consolidation with or into) such Person,

in each case, other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be, provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of, or substantially contemporaneously with, the consummation of the transactions by which such Person becomes a Restricted Subsidiary or such asset acquisition shall not constitute Acquired Indebtedness.

     "Affiliate" of any specified Person means :


          (1) any other Person controlling or controlled by or under direct or indirect common control with such specified Person or


          (2) any individual who is a director or officer:

             (a) of such specified Person,

             (b) of any Subsidiary of such specified Person or

             (c) of any Person described in clause (1) above.


For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For the purposes of the section described under "-- Certain
Covenants -- Limitation on Transactions with Affiliates," "Affiliate" shall also mean


          (x) any beneficial owner of interests representing 10% or more of the total voting power of the then outstanding Voting Equity Interests (on a fully diluted basis) of the Company and


          (y) any Person who would be an Affiliate according to the first sentence hereof of any such beneficial owner of interests representing 10% or more of the total voting power of the then outstanding Voting Equity Interests of the Company.


     "Annualized EBITDA" means, with respect to any Person, the product of such Person's EBITDA for the latest fiscal quarter for which financial statements are available multiplied by four.

     "Asset Disposition" means any transfer, conveyance, sale, lease, issuance or other disposition by the Company or any Restricted Subsidiary in one or more related transactions (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of the Company, but excluding a disposition by a Restricted Subsidiary to the Company or a Restricted Subsidiary or by the Company to a Restricted Subsidiary) of:

          (1) Equity Interests of a Restricted Subsidiary,

          (2) substantially of all the assets of the Company or any Restricted Subsidiary representing a division or line of business or

          (3) other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business (excluding any transfer, conveyance, sale, lease or other disposition of equipment that is obsolete or no longer used by or useful to the Company, provided that the Company has delivered to the trustee an Officers' Certificate stating that such criteria are satisfied).

The following shall not be Asset Dispositions:


          (1) when used with respect to the Company, any Asset Disposition permitted according to "Mergers, Consolidations and Certain Sales of Assets" which constitutes a disposition of all or substantially all of the assets of the Company and the Restricted Subsidiaries taken as a whole or any disposition that constitutes a Change of Control according to the indenture,


          (2) any disposition that constitutes a Restricted Payment permitted by the covenant described under "Certain Covenants -- Limitation on Restricted Payments" or a Permitted Investment,

          (3) a disposition of Temporary Cash Investments and

          (4) any disposition of assets in one or more related transactions with an aggregate Fair Market Value of less than $1.0 million.

     "AT&T Joint Venture" means the joint venture to be entered into between the Company or a Restricted Subsidiary and AT&T Corp. or an Affiliate thereof relating to the use of the Company's cable television systems in connection with the provision of telephony services by the joint venture, as further described elsewhere in this Prospectus.

     "Attributable Indebtedness" means Indebtedness deemed to be Incurred in respect of a Sale and Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Equity Interest, the quotient obtained by dividing:

          (1) the sum of the products of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity Interest multiplied by the amount of such payment by

          (2) the sum of all such payments.


     "Bresnan Family Member" means William J. Bresnan, his spouse and descendants (including spouses of his descendants), any trust established solely for the benefit of any of the foregoing individuals, or any partnership or other entity at least 80% owned or controlled by any of the foregoing persons.


     "Cable Business" means the ownership, development, operation and/or acquisition of cable television systems.

     "Cable Programming Business" means the ownership, development or provision of cable television programming.

     "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Cash Equivalents" means investments in time deposits, certificates of deposit or money market deposits maturing within 90 days of the date of acquisition thereof, entitled to U.S. federal deposit insurance for the full amount thereof or issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital in excess of $500 million; provided that no such investment shall mature later than the Assumed Redemption Date.

     "Change of Control" means:

          (1) at any time prior to the first Public Equity Offering that results in a Public Market, the occurrence of any of the following events:


             (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, is (including as a result of consolidation or merger, sale, transfer, lease conveyance or other disposition of assets, or otherwise) the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the Voting Equity Interests of the General Partner at any time that the Permitted Holders are the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of less than 50% of the total voting power of the Voting Equity Interests of the Company (for purposes of this clause (A), such person or group shall be deemed to beneficially own any Voting Equity Interests of an entity (the "specified entity") held by any other entity (the "parent entity") so long as such person or group beneficially owns in the aggregate a majority of the total Equity Interests of such parent entity); or



             (B) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, is (including as a result of consolidation or merger, sale, transfer, lease conveyance or other disposition of assets, or otherwise) the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Equity Interests of the Company (for purposes of this clause (B), such person or group shall be deemed to beneficially own any Voting Equity Interests of an entity (the "specified entity") held by any other entity (the "parent entity") so long as such person or group beneficially owns in the aggregate a majority of the total Equity Interests of such parent entity); or


             (C) the holders of the Equity Interests of the Company shall have approved any plan of liquidation or dissolution of the Company (other than in connection with a reorganization effected for the sole purpose of facilitating a Public Equity Offering that is consummated within 30 days of such approval); and

          (2) on or after the first Public Equity Offering that results in a Public Market, the occurrence of any of the following events:


             (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, is (including as a result of consolidation or merger, sale, transfer, lease conveyance or other disposition of assets, or otherwise) the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of 35% or more of the total voting Power of the Voting Equity Interests of the Company at any time that the Permitted Holders are the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
        Act) in the aggregate of a lesser percentage of the total voting power of the Voting Equity Interests of the Company than such other person or group (for purposes of this clause (A), such person or group shall be deemed to beneficially own any Voting Equity Interests of an entity (the "specified entity") held by any other entity (the "parent entity") so long as such person or group beneficially owns in the aggregate a majority of the total Equity Interests of such parent entity); or

             (B) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by the Board of Directors or whose nomination for election by the holders of the Voting Equity Interests of the Company was approved by a vote of a majority of the members then still in office who were either members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

             (C) the holders of the Equity Interests of the Company shall have approved any plan of liquidation or dissolution of the Company.


     "Company" means Bresnan Communications Group LLC, excluding its subsidiaries.


     "Company Employee" means an employee of Bresnan Communications Company, the General Partner, Bresnan Communications, Inc. or BCI Management, L.P., who, for the twelve-month period immediately preceding or following the date of determination, has spent or is reasonably expected in good faith to spend a substantial amount of his or her working time performing management or administrative services for the Company.

     "Consolidated Interest Expense" means, for any Person (or in the case of the Company, the Company and its Restricted Subsidiaries), for any period,

          (1) the amount of interest in respect of Indebtedness (including amortization of original issue discount, fees payable in connection with financing, including commitment, availability and similar fees (but excluding amortization of deferred financing fees related to the Financings), non-cash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under, and the net costs associated with, any Interest Rate Agreement, however denominated, with respect to such Indebtedness),


          (2) the amount of Redeemable Dividends in respect of Equity Interests meeting the requirements of "-- Disqualified Equity Interests" in such Person,



          (3) the amount of Preferred Equity Interest dividends in respect of all Preferred Equity Interests in Subsidiaries of such Person held by Persons other than such Person or a Restricted Subsidiary of such Person equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Equity Interest,



          (4) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and



          (5) the interest component of rentals in respect of any Capitalized Lease Obligation or Sale and Leaseback Transaction paid, accrued or scheduled to be paid or accrued by such Person during such period, determined on a consolidated basis in accordance with GAAP.


For purposes of this definition, interest on a Capitalized Lease Obligation or a Sale and Leaseback Transaction shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation or Sale and Leaseback Transaction in accordance with GAAP consistently applied.

     "Consolidated Net Income" of a Person means for any period, the net income
(loss) of such Person and its Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net
Income:

          (1) with respect to the Company, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that

             (a) subject to the limitations contained in (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

             (b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income,

          (2) any net income (loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition,


          (3) with respect to the Company, any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions on the payment of dividends or the making of distributions by such Restricted Subsidiary to the Company, except that


             (a) subject to the limitations contained in (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and

             (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,


          (4) any net after-tax gain (or loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Subsidiaries (including according to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Equity Interests in any Person,


          (5) any net after-tax extraordinary gain or loss,

          (6) the net after-tax cumulative effect of a change in accounting principles and

          (7) for purposes of calculating the Leverage Ratio only, any net after-tax income (or loss) from discontinued operations.

     "Contribution Agreement" means the Contribution Agreement, dated as of June 3, 1998, as amended prior to the Original Issue Date, by and among Blackstone Cable Acquisition Company, LLC, Bresnan Communications Company and certain of its affiliates (including William J. Bresnan), TCID of Michigan, Inc., and certain affiliates of Tele-Communications, Inc.

     "Cumulative EBITDA" means at any date of determination the aggregate amount of EBITDA of the Company during the period (treated as one accounting period) from the beginning of the first full fiscal quarter following the fiscal quarter during which the Funding Date occurs to the end of the most recent fiscal quarter ending prior to the date of determination for which financial statements are available or required or, if such aggregate EBITDA for such period is negative, the amount (expressed as a negative number) by which such cumulative EBITDA is less than zero.

     "Cumulative Interest Expense" means at any date of determination the aggregate amount of Consolidated Interest Expense paid, accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during the period (treated as one accounting period) from the beginning of the first full fiscal quarter following the fiscal quarter during which the Funding Date occurs to the end of the most recent fiscal quarter ending prior to the date of determination for which financial statements are available or required determined on a consolidated basis in accordance with GAAP.

     "Default" means any event which is, or after notice or the passage of time or both would be, an Event of Default.

     "Disqualified Equity Interest" means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise:


          (a) (1) matures or is mandatorily redeemable according to a sinking fund obligation or otherwise,


             (2) is redeemable at the option of the holder thereof, in whole or in part, or

             (3) is or may become convertible or exchangeable at the option of the holder for Indebtedness and

          (b) as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the Stated Maturity of the Notes;

provided, however, that Equity Interests in such Person that would not otherwise be characterized as Disqualified Equity Interests under this definition shall not constitute Disqualified Equity Interests if:

          (A) such Equity Interests are convertible or exchangeable into Indebtedness solely at the option of such Person or

          (B) such Equity Interests would be Disqualified Equity Interests solely because such Equity Interests require such Person to make an offer to purchase such Equity Interests upon the occurrence of certain events and such Equity Interests expressly provide that such offer may not be satisfied until all the Notes have been paid in full.

     "Domestic Telecommunications Business" means

          (1) a Person actively engaged in, or assets constituting plant, property or equipment used in the operation of, a Cable Business,

          (2) a Person actively engaged in a Cable Programming Business or

          (3) a Person actively engaged in, or assets which comprise, a Related Business the services of which are offered in connection with the operation, or utilizing the facilities, of a cable television system;

provided that each such Cable Business, Cable Programming Business or Related Business is located in the United States.

     "EBITDA" means, for any Person, for any period, an amount equal to

          (A) the sum of:

             (1) Consolidated Net Income for such period, plus, to the extent deducted in the calculation of Consolidated Net Income,

             (2) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing net loss under clause (1) hereof, plus

             (3) Consolidated Interest Expense for such period, plus

             (4) depreciation for such period on a consolidated basis, plus

             (5) amortization of intangibles for such period on a consolidated basis, plus

             (6) any other non-cash items reducing Consolidated Net Income for such period, plus


             (7) any fees and expenses directly related to an offering of the Equity Interests of such Person, Permitted Investments, acquisitions or recapitalizations (in the case of the Company, including the recapitalization according to the terms of the Contribution Agreement) or Indebtedness, in each case, otherwise permitted under the indenture, minus

          (B) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined in accordance with GAAP consistently applied,

except that with respect to the Company, each of the foregoing items shall be determined on a consolidated basis with respect to the Company and its Restricted Subsidiaries only.

     "Equity Interest Sale Proceeds" means the sum of

          (a) the aggregate Net Cash Proceeds received by the Company from:

             (1) the issue or sale (other than to a Subsidiary of the Company or an employee ownership plan or trust established by the Company or any Subsidiary of the Company) by the Company of any class of its Equity Interests (other than Disqualified Equity Interests) on or after the Original Issue Date or

             (2) contributions to the equity capital of the Company on or after the Original Issue Date which do not themselves constitute Disqualified Equity Interests and

          (b) the Fair Market Value, as determined by an Independent Appraiser with experience underwriting debt and/or equity securities for operators of Domestic Telecommunications Businesses, of any Domestic Telecommunications Business contributed to the Company by Tele-Communications, Inc. or its Affiliates in exchange in whole or in part for Equity Interests (other than Disqualified Equity Interests) in the Company on or after the Original Issue Date.


     "Equity Interests" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrants, options or other interest (whether or not currently exercisable) in the nature of an interest in equity in such Person (including Preferred Equity Interests, but excluding any debt security convertible or exchangeable into such equity interest), entitling the holders thereof (together with the holders of all other interests of the same class) to a proportionate share of any dividend or distribution, or a proportionate participation in any other allocation, of the profits of such Person.


     "Equity Offering" means a public or private offering by the Company or a Person that owns all the outstanding Equity Interests of the Company for cash of its Equity Interests (other than Disqualified Equity Interests).

     "Event of Default" has the meaning set forth under "-- Events of Default."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Contributions" means the aggregate Net Cash Proceeds received by the Company after the Original Issue Date from

          (a) contributions to the equity capital of the Company (which do not themselves constitute Disqualified Equity Interests) for the purpose of making an Investment in accordance with clauses (i) and (k) of the second paragraph of the covenant described under "-- Limitation on Restricted Payments" and

          (b) the sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) of Equity Interests (other than Disqualified Equity Interests) of the Company, in each case designated as Excluded Contributions according to an Officers' Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph under "-- Limitation on Restricted Payments."


     "Fair Market Value" means with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided,

          (1) if such Property has a Fair Market Value of less than $5.0 million, by any Officer of the Company or

          (2) if such Property has a Fair Market Value equal to or in excess of $5.0 million, by a majority of the Governing Authority and evidenced by a Resolution, dated within 30 days of the relevant transaction, of the Governing Authority delivered to the trustee.

     "GAAP" means United States generally accepted accounting principles as in effect in the United States on the Original Issue Date.

     "General Partner" means the Person acting as the managing general partner of Bresnan Communications Company.

     "Governing Authority" means, with respect to the Company, the General Partner (subject to the approval of the limited partners of Bresnan Communications Company, when and as provided in the Partnership Agreement), the advisory committee, the executive committee, management committee, board of directors or similar governing body of the Company, or any authorized committee thereof, in any such case, with the authority to manage the business and affairs of the Company.


     "Guarantee" means any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person


          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or

          (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.


     "Hedging Obligation" of any Person means any obligation of such Person according to any Interest Rate Agreement, foreign exchange contract, currency swap agreement, currency option or any other similar agreement or arrangement.



     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required according to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, that solely for purposes of determining compliance with "Certain Covenants -- Limitation on Indebtedness," amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness.


     "Indebtedness" means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any Property (excluding any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

          (1) any Capitalized Lease Obligations,

          (2) Indebtedness of other Persons secured by a Lien to which the Property owned or held by such first-named Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such Property or the amount of the Indebtedness so secured),

          (3) Guarantees of Indebtedness of other Persons,

          (4) any Disqualified Equity Interests,

          (5) any Attributable Indebtedness,

          (6) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations entered into in connection with the borrowing of money or the obtaining of advances or credit (other than the extension of credit represented by the issuance for the account of the Company or any of its Restricted Subsidiaries of such letter of credit itself)) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit,

          (7) Preferred Equity Interests (owned other than by such Person) in its Restricted Subsidiaries and


          (8) any payment obligations of any such Person at the time of determination under any Hedging Obligation. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Equity Interest that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interest as if such Disqualified Equity Interest were repurchased on any date on which Indebtedness shall be required to be determined according to the indenture;


provided, however, that if such Disqualified Equity Interest is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Equity Interest. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any contingent obligations in respect thereof at such date. In the case of Indebtedness sold at a discount, the amount of such Indebtedness shall at all times be the Accreted Value of such Indebtedness at the date of determination as determined in conformity with GAAP. For purposes of this definition, the amount of the payment obligation with respect to any Hedging Obligation shall be an amount equal to:


          (1) zero, if such obligation is an Interest Rate Agreement permitted according to clause (6) of the second paragraph of "-- Certain
     Covenants -- Limitation on Indebtedness" or


          (2) the amount appearing as a liability under GAAP in respect of such Hedging Obligation, if such Hedging Obligation is not an Interest Rate Agreement so permitted.

Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest.

     "Independent Appraiser" means an investment banking firm of national standing or any third party appraiser of national standing; provided, however, that such firm or appraiser is not an Affiliate of the Company or Tele-Communications, Inc.

     "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     "Investment" by any Person means any direct or indirect loan or advance (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Equity Interests, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

     "Letter of Credit" means an irrevocable documentary letter of credit from an issuing bank of nationally recognized standing (whose debt is rated "A" or higher according to the Rating Agencies) expiring on June 1, 1999, which names the trustee as the beneficiary thereof and which shall be presentable for payment at any time by the trustee, provided that the only condition to payment thereunder shall be a certification signed by the trustee stating one of the following:

          (1) the trustee will use the amount drawn to fund a portion of the aggregate Mandatory Redemption Price,

          (2) a Remedies Trigger Event (as defined in the Escrow Agreement) has occurred or

          (3) the Special Mandatory Redemption has not taken place as of the date of the certification and the Letter of Credit will expire within 10 business days of such date.


     "Leverage Ratio" means the ratio of:



          (1) the outstanding Indebtedness of a Person and its Restricted Subsidiaries to


          (2) the Annualized EBITDA of such Person and its Restricted Subsidiaries.

     For purposes of computing the Company's Leverage Ratio, if:

          (a) since the beginning of the relevant period, the Company or any Restricted Subsidiary shall have made any Asset Disposition or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business (including cable television systems) or shall have Incurred or Repaid any Indebtedness or shall have classified in accordance with GAAP any operations as discontinued,

          (b) the transaction giving rise to the need to calculate the Leverage Ratio is such an Asset Disposition, Investment, acquisition, Incurrence or Repayment of Indebtedness or discontinuation of operations or

          (c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Disposition, Investment or acquisition, Incurrence or Repayment of Indebtedness or discontinuation of operations, the Leverage Ratio for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment, acquisition, Incurrence or Repayment of Indebtedness or discontinuation of operations as if such Asset Disposition, Investment, acquisition, Incurrence or Repayment of Indebtedness or discontinuation of operations occurred on the first day of such period.


     Any such pro forma calculation may include adjustments in the reasonable determination of the Company as quantified and set forth in an Officers' Certificate, to:



          (1) reflect identified operating expense reductions reasonably expected to result from any acquisition or

          (2) eliminate the effect of any extraordinary accounting event with respect to any acquired Person on Consolidated Net Income.

     "Lien" means with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capitalized Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction), provided that in no event shall an operating lease that is not a Capitalized Lease Obligation or Sale and Leaseback Transaction be deemed to constitute a Lien.

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness or other obligations relating to such Property) therefrom by such Person, net of:

          (1) all legal, title and recording taxes, expenses and commissions and other fees and expenses (including appraisals, brokerage commissions and investment banking fees) Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition,

          (2) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured by such Property in accordance with the terms of any Lien upon or with respect to such Property or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures of such Person as a result of such Asset Disposition and

          (4) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such Property and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the governing body of such Person, in its reasonable good faith judgment evidenced by a resolution of such governing body filed with the trustee;

provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be, for all purposes of the indenture and the notes, treated as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction; provided further, however, that, in the event that any consideration for a transaction (which would otherwise constitute Net Available Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, at such time as such portion of the consideration is released to such Person or its Restricted Subsidiary from escrow, such portion shall be treated for all purposes of the indenture and the notes as a new Asset Disposition at the time of such release from escrow with Net Available Proceeds equal to the amount of such portion of consideration released from escrow.

     "Net Cash Proceeds" with respect to any issuance or sale of Equity Interests, means the aggregate cash or Temporary Cash Investments received as proceeds of such issuance or sale, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Credit Facility" means the Loan Agreement dated February 2, 1999 by and among Bresnan Telecommunications Company LLC, as borrower, and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, substantially on terms as described in this Prospectus under "Description of the New Credit Facility." The term "New Credit Facility" shall also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof with another credit facility and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount that may be borrowed thereunder or alters the maturity thereof, with the same or different lenders.


     "Offer to Purchase" means a written offer (the "Offer") sent by the Company to each holder of notes offering to purchase up to the principal amount in the case of the new senior notes and original senior notes and the principal amount at maturity in the case of the new senior discount notes and original senior discount notes specified in such Offer at the purchase price specified in such Offer (as determined according to the indenture).


     Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of notes within 5 business days after the Expiration Date. The Company shall notify the trustee at least 10 business days (or such shorter period as is acceptable to the trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the trustee in the name and at the expense of the Company.

     The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include:


          (1) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the trustee according to the indenture (which requirements may be satisfied by delivery of such documents together with the Offer),


          (2) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring the Company to make the Offer to Purchase),

          (3) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and

          (4) any other information required by applicable law to be included therein).


The Offer shall contain all instructions and material necessary to enable such holders to tender notes according to the Offer to Purchase. The Offer shall also state:



          (a) the Section of the indenture according to which the Offer to Purchase is being made;


          (b) the Expiration Date and the Purchase Date;


          (c) the aggregate principal amount in the case of the outstanding new senior notes and original senior notes and aggregate principal amount at maturity in the case of the outstanding new senior discount notes and original senior discount notes offered to be purchased by the Company according to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined according to the section of the indenture requiring the Offer to Purchase) (the "Purchase Amount");


          (d) the purchase price to be paid by the Company for $1,000 aggregate principal amount in the case of the new senior notes and original senior notes and aggregate principal amount at maturity in the case of the new senior discount notes and original senior discount notes accepted for payment (as specified according to the indenture) (the "Purchase Price");


          (e) that the holder may tender all or any portion of the notes registered in the name of such holder and that any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount in the case of the new senior notes and original senior discount notes and principal amount at maturity in the case of the new senior discount notes and original senior discount notes;


          (f) the place or places where notes are to be surrendered for tender according to the Offer to Purchase;


          (g) that any notes not tendered or tendered but not purchased by the Company will continue to accrue or accrete interest, as the case may be;


          (h) that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment according to the Offer to Purchase and that interest thereon, if any, shall cease to accrue or accrete, as the case may be, on and after the Purchase Date;



          (i) that each holder electing to tender a note according to the Offer to Purchase will be required to surrender such note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such note being, if the Company or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the trustee duly executed by, the holder thereof or his or her attorney duly authorized in writing);


          (j) that holders will be entitled to withdraw all or any portion of notes tendered if the Company (or the Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount in the case of the new senior notes and original senior discount notes and the principal amount at maturity in the case of the new senior discount notes and original senior discount notes the holder tendered, the certificate number of the note the holder tendered and a statement that such holder is withdrawing all or a portion of his or her tender;


          (k) that:



             (1) if notes in an aggregate principal amount in the case of the new senior notes and original senior notes and aggregate principal amount at maturity in the case of the new senior discount notes and original senior discount notes less than or equal to the Purchase Amount are duly tendered and not withdrawn according to the Offer to Purchase, the Company shall purchase all such notes and



             (2) if notes in an aggregate principal amount in the case of the new senior notes and original senior discount notes and aggregate principal amount at maturity in the case of the new senior discount notes and original senior discount notes in excess of the Purchase Amount are tendered and not withdrawn according to the Offer to Purchase, the Company shall purchase notes having an aggregate principal amount in the case of the new senior notes and original senior notes and aggregate principal amount at maturity in the case of the new senior discount notes and original senior discount notes equal to the Purchase Amount on a pro-rata basis (with such adjustments as may be deemed appropriate so that only notes in denominations of $1,000 principal amount in the case of the new senior notes and original senior notes and principal amount at maturity in the case of the new senior discount notes and original senior discount notes or integral multiples thereof shall be purchased); and


          (l) that in the case of any holder whose note is purchased only in part, the Company shall execute, and the trustee shall authenticate and deliver to the holder of such note without service charge, a new note or notes, or any authorized denomination as required by such holder, in an aggregate principal amount in the case of the new senior notes and original senior notes and aggregate principal amount at maturity in the case of the new senior discount notes and original senior discount notes equal to and in exchange for the unpurchased portion of the note so tendered.

     Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase. The Issuers will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes in connection with a Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Offer to Purchase, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described above by virtue thereof.

     "Officer" means, with respect to the Company, the President, the Chief Executive Officer, the Chief Financial Officer, any Senior Vice President, any Executive Vice President, the Vice President -- Finance, the Vice
President -- Controller, the Treasurer or the Secretary of the Company.

     "Officers' Certificate" means, with respect to the Company, a certificate signed by two Officers at least one of whom shall be the principal executive officer, principal financial officer, treasurer or principal accounting officer of the Company.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be counsel to the Company, the General Partner or the trustee.

     "Original Issue Date" means February 2, 1999.

     "Pass-Through Entity" means a partnership, limited liability company, "S corporation" or any other entity that is not subject to federal income tax and whose members are taxed on a distributive share of such entity's income.

     "Permitted Holder" shall mean any Bresnan Family Member, TCI Communications Inc. and its successors (resulting from any corporate reorganization contemplated on the Original Issue Date or any internal corporate reorganization), Blackstone Capital Partners III Merchant Banking Fund L.P. and, in each case, their respective Affiliates. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

          (1) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Cable Business, a Cable Programming Business or a Related Business;

          (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Cable Business, a Cable Programming Business or a Related Business;

          (3) Temporary Cash Investments;

          (4) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

          (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6) loans and advances to Company Employees (such loans to be made either directly to such employees or through Bresnan Communications Company, the General Partner, Bresnan Communications, Inc. or BCI Management, L.P.), provided that such loans and advances do not exceed $5.0 million at any one time outstanding;

          (7) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "-- Certain Covenants -- Limitation on Asset Dispositions";

          (8) Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (9) any Investment existing on the Funding Date; and


          (10) Investments consisting of the licensing or contribution of intellectual property (excluding franchises and licenses required to own or operate Property) according to joint marketing arrangements with other Persons.


     "Permitted Liens" means:

          (1) Liens Incurred by the Company or any of its Restricted Subsidiaries if, after giving effect to such Incurrence on a pro forma basis, the amount of the total Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien does not exceed the product of the Annualized EBITDA of the Company multiplied by 2.5;

          (2) Liens on the Property of the Company or any of its Restricted Subsidiaries existing on the Original Issue Date;


          (3) Liens on the Property of the Company or any of its Restricted Subsidiaries to secure any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (1), (2), (7) or (10); provided, however, that any such Lien will be limited to all or part of the same Property that secured the original Indebtedness (plus improvements on such Property) and the aggregate principal amount of Indebtedness that is secured by such Lien will not be increased to an amount greater than the sum of:



             (A) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness described under clauses (1), (2), (7) and
        (10) at the time the original Lien became a Permitted Lien under the indenture and


             (B) an amount necessary to pay any premiums, fees and other expenses Incurred by the Company or any of its Restricted Subsidiaries in connection with such extension, renewal, refinancing, replacement or refunding;

          (4) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any of its Restricted Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

          (5) Liens imposed by law, such as landlords and carriers', warehousemen's, suppliers', materialmen's, repairmen's and mechanics' Liens and other similar Liens on the Property of the Company or any of its Restricted Subsidiaries which secure payment of obligations not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (6) Liens on the Property of the Company or any of its Restricted Subsidiaries Incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice;

          (7) Liens on Property at the time the Company or any of its Restricted Subsidiaries acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Lien shall not have been

     Incurred in anticipation of such transaction or series of related transactions according to which such Property was acquired by the Company or any of its Restricted Subsidiaries;


          (8) zoning restrictions, licenses, restrictions on the use of real property, minor irregularities in the title thereto, or other Liens on the Property of the Company or any of its Restricted Subsidiaries incidental to the conduct of their respective businesses or the ownership of their respective Properties which (except for acknowledgments in any credit agreement of the lenders' right to setoff deposits held by such lenders so long as such deposits were made in the ordinary course of business and not with the intent to provide collateral to such lenders) were not created in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective Properties or materially impair the use thereof in the operation of their respective businesses;

          (9) pledges or deposits by the Company or any of its Restricted Subsidiaries under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any of its Restricted Subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or any of its Restricted Subsidiaries, or deposits for the payment of rent;


          (10) Liens on Property securing Acquired Indebtedness; provided, however, that any such Lien:



             (A) was not Incurred in connection with, or in contemplation of, the Person obligated with respect to such Acquired Indebtedness becoming a Restricted Subsidiary or the acquisition relating to such Acquired Indebtedness and


             (B) may not extend to any other Property of the Company or any other Restricted Subsidiary which is not a direct Subsidiary of such Person;

          (11) utility easements, rights-of-way, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in the aggregate materially detract from the value or materially impair the use of such property;

          (12) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries;

          (13) customary Liens contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale or created by the grant of options to purchase such assets; provided, in any such case, the sale of such assets is not otherwise prohibited under the indenture;

          (14) Liens on the Property of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owed to the Company;

          (15) judgment Liens in an aggregate amount outstanding at any one time of not more than $15.0 million, provided such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (16) any interest or title of a lessor under any Capitalized Lease Obligation otherwise permitted under the indenture, provided that such Liens do not extend to any Property which is not leased property subject to such Capitalized Lease Obligation;


          (17) Liens to secure Indebtedness permitted to be incurred under clause (9) of the second paragraph of the covenant described under "-- Certain Covenants -- Limitations on Indebtedness," provided that any such Lien:

             (A) may not extend to any Property of the Company or any Restricted Subsidiary other than the Property acquired, constructed or leased with the proceeds of such Indebtedness any improvements or accessions to such Property and

             (B) shall be created within 180 days of the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary;

          (18) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

          (19) Liens securing reimbursement obligations with respect to commercial letters of credit created in the ordinary course of business which encumber Property relating to such letters of credit and products and proceeds thereof;

          (20) Liens securing Indebtedness under Hedging Obligations otherwise permitted under the indenture;

          (21) Liens securing Indebtedness outstanding under the New Credit Facility that are created while commitments under the New Credit Facility are outstanding; and

          (22) Liens on Equity Interests of Unrestricted Subsidiaries to secure nonrecourse Indebtedness of such Unrestricted Subsidiary, provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary other than such Equity Interests, provided further that any holder of Indebtedness of the Company or any Restricted Subsidiary shall not have the ability to declare a default or accelerate payment thereunder upon the occurrence of a default under the Indebtedness secured by such Lien.

     "Permitted Refinancing Indebtedness" means any extensions, renewals, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements so long as:

          (1) such Permitted Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus any interest and premium payable thereon and any fees and expenses incurred in connection therewith,

          (2) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being refinanced,


          (3) the Stated Maturity of such Indebtedness is no earlier than the earlier of:



             (a) the Stated Maturity of the Indebtedness being extended, renewed, substituted for, refinanced or replaced and


             (b) the first anniversary of the Stated Maturity of the notes and


          (4) to the extent such new Indebtedness extends, renews, substitutes for, refinances or replaces Indebtedness subordinated or on an equal basis to the notes, such new Indebtedness is subordinated or on an equal basis to the same extent as the Indebtedness being extended, renewed, substituted for, refinanced or replaced, provided that Permitted Refinancing Indebtedness shall not include:



          (a) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company except to the extent that such Restricted Subsidiary was, prior to such refinancing, a guarantor of such Indebtedness, or

          (b) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary,

and provided further that, subject to the foregoing proviso, subclause (4) of this definition will not apply to any extension, renewal, substitution for refinancing or replacement of Indebtedness of any Restricted Subsidiary that is not a guarantor of the notes.

     "Person" means any individual, corporation, company (including limited liability company), partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Equity Interest" means any Equity Interest in a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Equity Interests issued by such Person.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Equity Interests in any other Person (but excluding Equity Interests or other securities issued by such Person).


     "Public Equity Offering" means an underwritten public offering of common stock of the Company (or a corporation owning all of the outstanding Equity Interests of the Company) according to an effective registration statement under the Securities Act.



     "Public Market" means any time after:



          (a) a Public Equity Offering has been consummated and



          (b) at least 15% of the total issued and outstanding common stock of the Company (or a corporation owning all of the outstanding Equity Interests of the Company) has been distributed by means of an effective registration statement under the Securities Act or sales according to Rule 144 under the Securities Act.



     "Purchase Money Indebtedness" means Indebtedness:



          (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the Stated Maturity of such Indebtedness does not exceed the anticipated useful life of the Property being financed, and


          (b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto;

provided, however, that such Indebtedness is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

     "Rating Agencies" mean Moody's and S&P.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Equity Interests, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Equity Interests.

     "Related Business" means the provision of high-speed data services, Internet access, interactive services, telephony (including personal communications services) and/or any other telecommunications service.

     "Relevant Taxpayer" means:

          (1) in the case of any beneficial owner of an Equity Interest in the Company that is an individual, such individual;

          (2) in the case of any beneficial owner of an Equity Interest in the Company that is taxed as a corporation, such corporation;

          (3) in the case of any beneficial owner of an Equity Interest in the Company that is a Pass-Through Entity, such Pass-Through Entity itself and any indirect individual, corporate, trust or estate beneficial owner of an Equity Interest in the Company through such Pass-Through Entity; and

          (4) in the case of any direct or indirect beneficial owner of an Equity Interest in the Company that is a trust or an estate, such trust or estate and any individual (or other trust and estate) which is a beneficiary of such trust or estate to the extent that such individual (or other trust or estate) is taxable on the income of such trust or estate.

A Person shall be considered an indirect owner of an Equity Interest in the Company only to the extent that such Person has an indirect interest in the Company through a Pass-Through Entity or a trust or estate or through multiple tiers of Pass-Through Entities, trusts or estates (or any combination thereof). Notwithstanding anything in this paragraph to the contrary, the term Relevant Taxpayer shall not include Tele-Communications, Inc. or any affiliate of Tele-Communications, Inc..

     "Repay" means, in respect of any Indebtedness, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Indebtedness. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "-- Limitation on Asset Dispositions" and the definition of "Leverage Ratio," Indebtedness shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

     "Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company or the General Partner to have been duly adopted by the Governing Authority (or the General Partner if the General Partner constitutes the Governing Authority (subject to the adoption by the limited partners of Bresnan Communications Company, when and as provided in the Partnership Agreement)) and to be in full force and effect on the date of such certification and delivered to the trustee.

     "Restricted Payment" means:


          (1) any dividend or distribution (whether made in cash, Property or securities) declared or paid on or with respect to any Equity Interest in the Company except dividends or distributions payable solely in Equity Interests (other than Disqualified Equity Interests) in the Company or in warrants, rights, or options to purchase or acquire (other than debt securities convertible into an Equity Interest) any Equity Interests (other than Disqualified Equity Interests) in the Company;


          (2) a payment made by the Company or any Restricted Subsidiary to purchase, redeem, acquire or retire any Equity Interests in the Company or Equity Interests in any Affiliate of the Company (other than a Restricted Subsidiary) or any warrants, rights or options to directly or indirectly purchase or acquire any such Equity Interests or any securities exchangeable for or convertible into any such Equity Interests, except for payments made to the Company or a Restricted Subsidiary;


          (3) a payment made by the Company or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of the Company which is subordinate (whether according to its terms or by operation of law) in right of payment to the notes;


          (4) an Investment (other than Permitted Investments), including a deemed Investment pursuant to clause (4) of "-- Certain
     Covenants -- Designation of Restricted and Unrestricted Subsidiaries," in any Person.


     "Restricted Subsidiary" means:



          (a) Bresnan Capital Corporation;

          (b) any Subsidiary of the Company unless such Subsidiary shall have been designated as an Unrestricted Subsidiary as permitted pursuant to "Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and


          (c) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted according to "Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries."


     "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.


     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement according to which Property is sold or transferred to us by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.


     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act as such Regulation is in effect on the Original Issue Date.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal or Accreted Value, as applicable, of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

          (1) in the case of a corporation, of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

          (2) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

     "Tax Distribution" shall have the meaning given to such term in Section 3.3(a) of the Amended and Restated Limited Partnership Agreement of Bresnan Communications Company as in effect on the Funding Date (as such Tax Distribution is described in this Prospectus under "Description of the Partnership Agreement -- Tax Distributions").

     "Tax Liability" means an amount, for each year, equal to the Tax Distribution determined with respect to each Relevant Taxpayer.

     "Tele-Communications, Inc." means Tele-Communications, Inc., a Delaware corporation, and any successor thereto by way of merger or consolidation or by transfer of all or substantially all the assets of such first-named Person.

     "Temporary Cash Investments" means any of the following:

          (1) Investments in U.S. Government Obligations or in securities guaranteed by the United States of America, in each case maturing within 90 days of the date of acquisition thereof,

          (2) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)),

          (3) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (1) entered into with a bank meeting the qualifications described in clause (2) above,

          (4) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and

     (5) investments in money market funds that are registered under the Investment Company Act of 1940, which have net assets of at least $500.0 million and at least 85% of whose assets are investments or other obligations of the type described in clauses (1) through (4) of this definition.


     "Unrestricted Subsidiary" means:



          (a) any Subsidiary of the Company which is designated after the Original Issue Date as an Unrestricted Subsidiary as permitted according to "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and



          (b) any Subsidiary of an Unrestricted Subsidiary and until such time, in each case, as it may thereafter be redesignated as a Restricted Subsidiary as permitted according to such covenant.


     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Equity Interests" means the Equity Interests in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect or appoint the board of directors, executive committee or other governing body of such corporation or Person or generally having the right to vote with respect to organizational matters of such Person or generally having the right to vote with respect to or veto significant transactions or activities with respect to such Person or a Person holding a majority interest in such Person; provided, however, that Preferred Equity Interests with customary contingent voting rights shall not be deemed Voting Equity Interests solely by virtue of such contingent voting rights.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company, greater than 95% of the then outstanding Equity Interests in which (other than directors' qualifying shares) are owned by the Company and/or one or more other Wholly Owned Subsidiaries.

TRANSFER AND EXCHANGE

     Holders may transfer or exchange their notes in accordance with the indenture. The Registrar under the indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

     The registered holder of a note may be treated as the owner of it for all purposes.

NOTICES

     Notices to holders of notes will be given by mail to the addresses of such holders as they may appear in the security register.

GOVERNING LAW

     The indenture, the notes and the Escrow Agreement are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

     State Street Bank and Trust Company is the trustee under the indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the notes.

     The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material United States federal income tax consequences of an exchange of original notes for new notes and the ownership of the new notes. It is based on the Internal Revenue Code of 1986, as amended to the date of this prospectus, existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to notes that are held as "capital assets" within the meaning of
Section 1221 of the Code by the initial holders of the original notes. It does not discuss state, local, or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers who did not purchase the original notes in the original issue. Categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks, and dealers in stocks and securities are also not discussed. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the IRS with respect to the federal income tax consequences of the exchange offer.

     As used in this section, a "U.S. Holder" is a beneficial owner of a note who is for United States federal income tax purposes:

          (1) a citizen or resident of the U.S.,

          (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof,

          (3) an estate the income of which is subject to U.S. Federal income taxation regardless of its source,

          (4) a trust if:

             (A) a United States court is able to exercise primary supervision over the administration of the trust and

             (B) one or more United States persons have the authority to control all substantial decisions of the trust,

          (5) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code and

          (6) any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income. A "Non-U.S. Holder" is a beneficial owner of a note that is not a U.S. Holder.

     THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE ORIGINAL NOTES FOR NEW NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OTHER TAX LAWS, TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE ORIGINAL NOTES FOR NEW NOTES.

THE EXCHANGE OFFER

     We believe that the new notes received as a result of the exchange offer will be treated as a continuation of the corresponding original notes because the terms of the new notes are not materially different from the terms of the original notes, and accordingly:

          (1) such exchange will not constitute a taxable event to a U.S.
     Holder,

          (2) no gain or loss will be realized by a U.S. Holder upon receipt of a new note,

          (3) the holding period of the new note will include the holding period of the original note exchanged therefor and

          (4) the adjusted tax basis of the new note will be the same as the adjusted tax basis of the original notes exchanged.

     The filing of a shelf registration statement should not result in a taxable exchange to us or any holder of a note.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

  Payments of Interest on the New Senior Notes

     Interest on a new senior note will be taxable to a U.S. Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

  Original Issue Discount on the New Senior Discount Notes

     Because the senior discount notes were issued with original issue discount, the new senior discount notes also will bear original issue discount that each U.S. Holder generally will be required to include in income as it accrues, and in advance of cash payments attributable to such income, as described below.

     The amount of original issue discount with respect to the new senior discount notes will be equal to the excess of the new senior discount note's "stated redemption price at maturity" over its "issue price." The issue price of a new senior discount note will be equal to the price of an original senior discount note which was 63.644%. The stated redemption price at maturity of a new senior discount will include all payments required to be made on the new senior discount note, including any stated interest payments.

     A U.S. Holder of a new senior discount note is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such original issue discount for all days during the taxable year on which the holder holds the new senior discount note. The daily portions of original issue discount required to be included in such holder's gross income in a taxable year will be determined on a constant yield. A proportionate amount of the original issue discount on such new senior discount note which is attributable to the "accrual period" in which such day is included will be allocated to each day during the taxable year in which the holder holds the senior discount note.

     A U.S. Holder may select any set of periods which may vary in length as the accrual periods. However, no accrual period can be longer than one year and each scheduled payment of interest or principal on the new senior discount note must occur on the first or final day of an accrual period.

     The amount of original issue discount attributable to each accrual period will be equal to the product of the "adjusted issue price" at the beginning of such accrual period and the "yield to maturity" of the instrument stated in a manner appropriately taking into account the length of the accrual period.

     The yield to maturity is the discount rate that, when used in computing the present value of all payments to be made under the new senior discount notes, produces an amount equal to the issue price of the new senior discount notes. The adjusted issue price of a new senior discount note at the beginning of an accrual period is generally defined as the issue price of the new senior discount note plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less any cash payments made on the new senior discount note. Accordingly, a U.S. Holder of a new senior discount note will be required to include original issue discount thereon in gross income for U.S. federal tax purposes in advance of the receipt of cash attributable to such income.


     The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of a new senior discount note is the difference between:



          (A) the amount payable at the maturity of the new senior discount note and


          (B) the new senior discount note's adjusted issue price as of the beginning of the final accrual period.

     Payments on the new senior discount notes, including principal and stated interest payments, are not separately included in a U.S. Holder's income. Instead, they are treated first as payments of accrued original issue discount and then as payments of principal, which reduce the U.S. Holder's adjusted tax basis in the new senior discount notes.

     In determining the yield and maturity with respect to the new senior discount notes, we will not be deemed to exercise any call option on the new senior discount notes. In the event we elect to pay interest on the new senior discount notes prior to February 1, 2004, the new senior discount notes will be treated solely for the purposes of subsequently applying the original issue discount rules as if each such new senior discount note was retired and then reissued on the date of such election for an amount equal to its adjusted issue price on that date.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange, retirement or other taxable disposition of a note, the U.S. Holder will recognize gain or loss in an amount equal to the difference between:

          (1) the amount of cash and the fair market value of other property received in exchange for the notes other than amounts attributable to accrued but unpaid interest on the Exchange Senior notes which will be taxable as such, and

          (2) the U.S. Holder's adjusted tax basis in such note.

A U.S. Holder's adjusted tax basis in a note will equal the purchase price paid by such U.S. Holder for the note increased, in the case of a new senior discount note, by any original issue discount previously included in income by such holder with respect to such note and decreased, in the case of a new senior discount note, by any payments received.

     Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement, or other taxable disposition, the note has been held for more than 12 months. The maximum rate of tax on long-term capital gains with respect to notes held by an individual is 20%. The deductibility of capital losses is subject to certain limitations.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     The payment to a Non-U.S. Holder of interest, including the amount of any payment that is attributable to original issue discount that accrued while such Non-U.S. Holder held the note, on a note will not be subject to U.S. federal withholding based on the "portfolio interest exception," provided that:

          (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits interest in us and is not a controlled foreign corporation that is related to us within the meaning of the Code and

          (2) either:

             (A) the beneficial owner of the notes certifies to us or our agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on U.S. Treasury Form W-8, or a suitable substitute form, or

             (B) a financial institution such as a securities clearing organization, bank or other financial institution that holds the notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business certifies under penalties of perjury that such a Form W-8, or suitable substitute form, has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy.

Final Treasury Regulations that will be effective January 1, 2000, the "Withholding Regulations", provide alternative methods for satisfying the certification requirement described in (2) above. The Withholding Regulations will generally require, in the case of notes held by a foreign partnership, that the certificate described in (2) above be provided by the partners rather than by the foreign partnership, and that the partnership provide certain information including a U.S. tax identification number.

     If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest, including the amount of any payment that is attributable to original issue discount that accrued while such Non-U.S. Holder held the note, made to such Non-U.S. Holder will be subject to a 30% withholding tax. However, the 30% withholding tax can be avoided if the beneficial owner of the note provides us or our paying agent, as the case may be, with a properly executed:

          (1) Internal Revenue Service Form 1001, or successor form, claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or

          (2) Internal Revenue Service Form 4224, or successor form, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     Even if the portfolio interest exemption applies, a Non-U.S. Holder of a note may still be subject to federal income tax on the interest including original issue discount. A Non-U.S. Holder of a note will be taxed as if it were a U.S. Holder of a note when the Non-U.S. Holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

     Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a note by a Non-U.S. holder generally will not be subject to U.S. federal income tax provided:

          (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States,

          (2) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met and

          (3) the Non-U.S. Holder is not subject to tax according to the provisions of U.S. federal income tax law applicable to certain expatriates.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments within the United States of interest and original issue discount on the notes, including payments made by the United States office of a paying agent, broker or other intermediary. Information reporting requirements will also apply to the proceeds of a sale, redemption or other disposition of notes through:

          (1) a United States office of a United States or foreign broker; or

          (2) the office of a foreign broker that is a controlled foreign corporation for United States federal income tax purposes; or

          (3) a foreign person 50 percent or more of whose gross income from all sources for the three year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business.

     A 31% backup withholding tax may apply to such payments if made to a U.S. Holder and such U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, the U.S. Holder fails to report in full all dividend and interest income and the IRS notifies the payor of a duty to withhold.

     Non-U.S. Holders are generally exempt from the information reporting and backup withholding rules but may be required to comply with certification and identification requirements in order to prove their exemption.

     The Withholding Regulations alter the foregoing rules in certain respects. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the backup withholding requirements. Holders of the notes should consult their tax advisers concerning the possible application of such regulations to any payments made on or with respect to the notes.

     Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

     We must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax based on a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives new notes for its own account according to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
               , 199 , all dealers effecting transactions in the new notes may be required to deliver a prospectus.



     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account according to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes.


     Any broker-dealer that resells new notes that were received by it for its own account according to the exchange offer and any broker or dealer that participate in a distribution of such new notes may be deemed to be an underwriter and any profit resulting from any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter.


     For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the new notes offered hereby will be passed upon on our behalf by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

     The combined financial statements of Bresnan Communications Group Systems (as defined in Note 1 to the combined financial statements) as of December 31, 1997 and 1998 and for each of the years in the three year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

     The financial statements of Bresnan Capital Corporation as of December 31, 1997 and 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     We are subject to the information requirements of the Exchange Act and in accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. You may read and copy any of such information on file with the SEC at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 140, Chicago, Illinois 60661-2511. Copies of filed documents can be obtained, at prescribed rates, by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or by telephone at 1-800-SEC-0330, or electronically through the Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval system at the Securities and Exchange Commission's Web site (http://www.sec.gov).

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, with respect to the new notes offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement. For further information about us and the new notes, reference is made to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part of it, which you may read and copy at the public reference facilities of the SEC referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
BRESNAN CAPITAL CORPORATION
Independent Auditors Report.................................   F-2
Balance Sheets as at December 31, 1997 and 1998 and
  unaudited March 31, 1999..................................   F-3
Note to Balance Sheet.......................................   F-4
BRESNAN COMMUNICATIONS GROUP LLC
Unaudited Consolidated Financial Statements
  Consolidated Balance Sheet as of December 31, 1998 and
     March 31, 1999.........................................   F-5
  Consolidated Statements of Operations and Member's Equity
     (Deficit) for the three months ended March 31, 1998 and
     1999...................................................   F-6
  Consolidated Statements of Cash Flows for the three months
     ended March 31, 1998 and 1999..........................   F-7
  Notes to Consolidated Financial Statements March 31,
     1999...................................................   F-8
BRESNAN COMMUNICATIONS GROUP SYSTEMS
Independent Auditors' Report................................  F-13
Combined Balance Sheets as of December 31, 1997 and 1998....  F-14
Combined Statements of Operations and Parents' Investment
  for the years ended December 31, 1996, 1997 and 1998......  F-15
Combined Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................  F-16
Notes to Combined Financial Statements December 31, 1997 and
  1998......................................................  F-17

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Bresnan Capital Corporation:

     We have audited the accompanying balance sheets of Bresnan Capital Corporation as of December 31, 1997 and 1998. The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan an perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Bresnan Capital Corporation at December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Denver, Colorado
June 22, 1999

                          BRESNAN CAPITAL CORPORATION

                                 BALANCE SHEETS
                                  (UNAUDITED)

                                                         DECEMBER 31,    DECEMBER 31,     MARCH 31,
                                                             1997            1998           1999
                                                         ------------    ------------    -----------
                                                                                         (UNAUDITED)
                        ASSETS
Cash and cash equivalents..............................       $1              $1             $1
                                                              --              --             --
                                                              $1              $1             $1
                                                              ==              ==             ==
         LIABILITIES AND STOCKHOLDER S EQUITY
Stockholder's equity...................................       $1              $1             $1
                                                              --              --             --
Common stock, $.01 par value. 100 shares authorized,
  issued and outstanding...............................       $1              $1             $1
                                                              ==              ==             ==

                            See accompanying notes.

                          BRESNAN CAPITAL CORPORATION

                             NOTE TO BALANCE SHEETS

                                 MARCH 31, 1999

                                  (UNAUDITED)
                                 (IN THOUSANDS)

(1) ORGANIZATION

     Bresnan Capital Corporation, a wholly-owned subsidiary of Bresnan Communications Group LLC (BCG), was incorporated in the state of Delaware on April 25, 1996 for the sole purpose of acting as a co-issuer with BCG of $170,000,000 aggregate principal amount of senior notes and $275,000,000 aggregate principal amount of senior discount notes.

     The above notes were issued on February 2, 1999 with all proceeds received by BCG.

                        BRESNAN COMMUNICATIONS GROUP LLC

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                              ------------    ---------
                           ASSETS
Cash and cash equivalents...................................    $  6,636      $     550
Restricted cash.............................................      47,199          2,129
Trade and other receivables, net............................       8,874         10,371
Property and equipment, at cost:
  Land and buildings........................................       4,123          6,603
  Distribution systems......................................     443,114        454,769
  Support equipment.........................................      50,178         56,865
                                                                --------      ---------
                                                                 497,415        518,237
  Less accumulated depreciation.............................     190,752        192,574
                                                                --------      ---------
                                                                 306,663        325,663
Franchise costs, net........................................     291,103        327,804
Other assets, net of accumulated amortization...............       3,961         21,632
                                                                --------      ---------
     Total assets...........................................    $664,436      $ 688,149
                                                                ========      =========
         LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Accounts payable............................................    $  3,193          3,463
Accrued expenses............................................      13,395          9,723
Accrued interest............................................      21,835          9,154
Due to affiliated companies.................................          --          7,583
Debt........................................................     232,617        848,007
Other liabilities...........................................      11,648         20,568
                                                                --------      ---------
     Total liabilities......................................     282,688        898,498
Member's equity (deficit)...................................     381,748       (210,349)
                                                                --------      ---------
Commitments and contingencies (note 5)
     Total liabilities and member's equity (deficit)........    $664,436      $ 688,149
                                                                ========      =========

                        BRESNAN COMMUNICATIONS GROUP LLC

      CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY (DEFICIT)
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                                  (UNAUDITED)

                                                                1998         1999
                                                              ---------    --------
Revenue.....................................................  $  62,463    $ 67,295
Operating costs and expenses:
  Programming (note 4)......................................     15,491      17,748
  Operating.................................................      8,315       7,539
  Selling, general and administrative (note 4)..............     11,791      15,720
  Depreciation and amortization.............................     12,780      13,669
                                                              ---------    --------
                                                                 48,377      54,676
                                                              ---------    --------
     Operating income.......................................     14,086      12,619
Other income (expense):
  Interest expense:
     Related party (note 4).................................       (470)       (152)
     Other..................................................     (4,292)    (14,394)
  Gain (loss) on sale of cable television systems...........      7,010        (181)
  Other, net................................................        (54)        (82)
                                                              ---------    --------
                                                                  2,194     (14,809)
                                                              ---------    --------
     Net earnings (loss)....................................     16,280      (2,190)
Member's equity (deficit)
  Beginning of period.......................................    359,098     381,748
  Operating expense allocations and charges.................     16,353      17,503
  Cash transfers, net.......................................    (28,034)         --
  Capital contributions by members..........................                131,189
  Capital distributions to members..........................               (738,599)
                                                              ---------    --------
  End of period.............................................  $ 363,697    $(210,349)
                                                              =========    ========

          See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1999
                                  (UNAUDITED)

                                                                1998        1999
                                                              --------    ---------
Cash flows from operating activities:
  Net earnings (loss).......................................  $ 16,280    $  (2,190)
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................    12,780       13,669
     Loss (gain) on sale of cable systems...................    (7,010)         181
     Amortization of deferred financing costs...............        --        2,058
     Changes in operating assets and liabilities, net of
      effects of acquisitions:
       Change in receivables................................     6,498       (1,497)
       Change in other assets...............................        82       (1,693)
       Change in accounts payable, accrued expenses and
        other liabilities...................................    (2,014)         403
                                                              --------    ---------
       Net cash provided by operating activities............    26,616       10,931
                                                              --------    ---------
Cash flows from investing activities:
  Capital expended for property and equipment...............    (5,845)      (7,948)
  Capital expended for franchise costs......................      (573)        (918)
  Cash paid in acquisitions of cable television systems.....   (16,417)     (64,763)
  Proceeds on dispositions of cable televisions systems.....        --        4,085
  Change in restricted cash.................................        --       45,071
                                                              --------    ---------
          Net cash used in investing activities.............   (22,835)     (24,473)
Cash flows from financing activities:
  Borrowings under note agreement...........................    22,700      852,551
  Repayments under note agreement...........................    (6,345)    (237,161)
  Deferred finance costs paid...............................        --      (18,027)
  Contributions from members................................                136,500
  Distributions to members..................................   (11,681)    (726,407)
                                                              --------    ---------
          Net cash provided by financing activities.........     4,674        7,456
                                                              --------    ---------
          Net increase (decrease) in cash...................     8,455       (6,086)
Cash and cash equivalents:
  Beginning of period.......................................     6,957        6,636
                                                              --------    ---------
  End of period.............................................  $ 15,412    $     550
                                                              ========    =========
Supplemental disclosure of cash flow information -- cash
  paid during the period for interest.......................  $  4,704    $  25,169
                                                              ========    =========

          See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

(1) FORMATION AND BASIS OF PRESENTATION

     Bresnan Communications Group, LLC and its subsidiaries ("BCG" or the "Company") are wholly owned by Bresnan Communications Company Limited Partnership, a Michigan limited partnership ("BCCLP"), is a Delaware limited liability corporation formed on August 5, 1998 for the purpose of acting as co-issuer with its wholly-owned subsidiary, Bresnan Capital Corporation ("BCC"), of $170,000 aggregate principal amount at maturity of 8% Senior Notes and $275,000 aggregate principal amount at maturity of 9.25% Senior Discount Notes, both due in 2009 (collectively the "Notes"). Prior to the issuance of the Notes on February 2, 1999, BCCLP completed the terms of a contribution agreement dated June 3, 1998, as amended, whereby certain affiliates of Tele-Communications, Inc. ("TCI") contributed certain cable television systems along with assumed TCI debt of approximately $708,854 to BCCLP. In addition, Blackstone BC Capital Partners LP and affiliates contributed $136,500 to BCCLP. Upon completion of the Notes offering on February 2, 1999 BCCLP contributed all of its assets and liabilities to BCG, which simultaneously formed a wholly owned subsidiary, Bresnan Telecommunications Company LLC ("BTC"), into which it contributed all of its assets and liabilities. The above noted contributed assets and liabilities were accounted for at predecessor cost because of the common ownership and control of TCI and have been reflected in the accompanying financial statements in a manner similar to a pooling of interests.

     The Company owns and operates cable television systems in small- and medium-sized communities in the midwestern United States.

     The accompany interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of such periods. The results of operations for the period ended March 31, 1999 are not necessarily indicative of results for a full year. These consolidated financial statements should be read in conjunction with the combined financial statements and notes thereto of the predecessor to the Company contained in the Bresnan Communications Group Systems financial statements for the year ended December 31, 1998.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) ACQUISITIONS AND SYSTEM DISPOSITIONS

     In February 1998, the Company acquired certain cable television assets located in Michigan which were accounted for under the purchase method. The purchase price was allocated to the cable television assets acquired in relation to their fair values as increase in property and equipment of $3,703 and franchise costs of $12,797. In addition, the Company acquired two additional systems in the first quarter of 1999 which were accounted for under the purchase method. The purchase price was allocated to the cable televisions assets acquired in relation to their estimated fair values as increase in property and equipment of $22,200 and franchise costs of $44,600.


     The results of operations of these cable television systems have been included in the accompanying consolidated statements of operations from their dates of acquisition. Pro forma information has not been presented because the effect was not significant.

                        BRESNAN COMMUNICATIONS GROUP LLC

                                 MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

     The Company also disposed of cable television systems during 1998 and 1999 for gross proceeds of $12,000 and $4,400 respectively and resulting in gain
(loss) on cable television systems of $7,010 and $(181) for 1998 and 1999, respectively. The results of operations of these cable television systems through the date of the disposition and the gain (loss) from the dispositions have been included in the accompanying consolidated statements of operations. As part of one of the dispositions, the Company received cash that was restricted to reinvestment in additional cable television systems.

(3) DEBT

     Debt is summarized as follows:

                                                              MARCH 31, 1999
                                                              --------------
Senior Credit Facility(a)...................................     $501,600
Senior Notes Payable(b).....................................      170,000
Senior Discount Notes Payable(b)............................      175,021
Other Debt..................................................        1,386
                                                                 --------
                                                                 $848,007
                                                                 ========

---------------
(a) The Senior Credit Facility represents borrowings under a $650,000 senior reducing revolving credit and term loan facilities (the "Credit Facility") as documented in the loan agreement as of February 2, 1999. The Credit Facility calls for a current available commitment of $650,000 of which $501,600 is outstanding at March 31, 1999. The Credit Facility provides for three tranches, a revolving loan tranche for $150,000 (the "Revolving Loan"), a term loan tranche of $328,000 (the "A Term Loan" and together with the Revolving Loan, "Facility A") and a term loan tranche of $172,000 (the "Facility B").

    The commitments under the New Credit Facility will reduce commencing with the quarter ending March 31, 2002. Facility A permanently reduces in quarterly amounts ranging from 2.5% to 6.25% of the Facility A amount starting March 31, 2002 and matures approximately eight and one half years after February 2, 1999. Facility B is also to be repaid in quarterly installments of .25% of the Facility B amount beginning in March 2002 and matures approximately nine years after February 2, 1999, on which date all remaining amounts of Facility B will be due and payable. Additional reductions of the New Credit Facility will also be required upon certain asset sales, subject to the right of the Company and its subsidiaries to reinvest asset sale proceeds under certain circumstances. The interest rate options include a LIBOR option and a Prime Rate option plus applicable margin rates based on the Company's total leverage ratio. In addition, the Company is required to pay a commitment fee on the unused revolver portion of Facility A which will accrue at a rate ranging from .25% to .375% per annum, depending on the Company's total leverage ratio.

    The rate applicable to balances outstanding at March 31, 1999 ranged from 6.97% to 8.75%. Covenants of the Credit Facility require, among other conditions the maintenance of specific levels of the ratio of cash flows to future debt and interest expense and certain limitations on additional investments, indebtedness, capital expenditures, asset sales and affiliate transactions.

(b) On February 2, 1999, the Company sold $170,000 aggregate principal amount senior notes payable (the "Senior Notes"). In addition, on the same date, the Company issued $275,000 aggregate principal amount at maturity of senior discount notes, (the "Senior Discount Notes") for approximately $175,000 gross proceeds collectively (the "Notes").

                        BRESNAN COMMUNICATIONS GROUP LLC

                                 MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

     The Senior Notes are unsecured and will mature on February 1, 2009. The Senior Notes bear interest at 8% per annum payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1999.

     The Senior Discount Notes are unsecured and will mature on February 1, 2009. The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and will accrete at a rate of approximately 9.25% per annum, compounded semi-annually, to an aggregate principal amount of $275,000 on February 1, 2004. Subsequent to February 1, 2004, the Senior Discount Notes will bear interest at a rate of 9.25% per annum payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2004.

     The Company may elect, upon not less than 60 days prior notice, to commence the accrual of interest on all outstanding Senior Discount Notes on or after February 1, 2002, in which case the outstanding principal amount at maturity of each Senior Discount Note will on such commencement date be reduced to the accreted value of such Senior Discount Note as of such date and interest shall be payable with respect to the Senior Discount Notes on each February and August 1 thereafter.

     The Company may not redeem the Notes prior to February 1, 2004 except that prior to February 1, 2002, the Company may redeem up to 35% of the Senior Notes and Senior Discount Notes at redemption prices equal to 108% and 109% of the applicable principal amount or accreted value. Subsequent to February 1, 2004, the Company may redeem the Notes at redemption prices declining annually from approximately 104% of the principal amount or accreted value.

     Bresnan Communications Group LLC and its wholly owned subsidiary Bresnan Capital Corporation are the sole obligors of the Senior Notes and Senior Discount Notes. Bresnan Communications Group LLC has no other assets or liabilities other than its investment in its wholly owned subsidiary Bresnan Telecommunications Company LLC. Bresnan Capital Corporation has no other assets or liabilities.

     Upon change of control of the Company, the holders of the notes have the right to require the Company to purchase the outstanding notes at a price equal to 101% of the principal amount or accrete value plus accrued and unpaid interest.

     BCG has entered into an interest rate swap agreement to effectively fix or set a maximum interest rate on a portion of its floating rate long-term debt. BCG is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreement.


     At March 31, 1999, such Interest Rate Swap agreement effectively fixed or set a maximum libor base interest rate between 5.84% and 8.08% on an aggregate notional principal amount of $110,000 which rate, plus the applicable margin rate, would become effective upon the occurrence of certain events. The effect of the Interest Rate Swap on interest expense for the three months ended March 31, 1998 and 1999 was not significant. The expiration dates of the Interest Rate Swaps ranges from August 25, 1999 to April 3, 2000. The difference between the fair market value and book value of long-term debt and the Interest Rate Swap at March 31, 1998 and 1999 is not significant.


(4) TRANSACTIONS WITH RELATED PARTIES

     BCG and its predecessor purchased, at TCI's cost, substantially all of its pay television and other programming from affiliates of TCI. Charges for such programming were $13,808 and $14,864 for the three months ended March 31, 1998 and 1999, respectively, and are included in programming expenses in the accompanying consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                                 MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

     Prior to February 2, 1999, certain affiliates of the predecessor to BCG provided administrative services to BCG and assumed managerial responsibility of BCG's cable television system operations and construction. As compensation for these services, BCG paid a monthly fee calculated pursuant to certain agreed upon formulas. Subsequent to the TCI Transaction on February 2, 1999, certain affiliates of BCG provide administrative services and have assumed managerial responsibilities of BCG. As compensation for these services, BCG pays a monthly fee equal to 3% of gross revenues. Such aggregate charges totaled $2,544 and $2,639 and have been included in selling, general and administrative expenses for the three months ended March 31, 1998 and 1999, respectively.

(5) COMMITMENTS AND CONTINGENCIES

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     Although the Federal Communications Commission (the "FCC") has established regulations required by the 1992 Cable Act, local government units (commonly referred to as local franchising authorities) are primarily responsible for administering the regulation of a cable system's basic service tier ("BST"). The FCC itself directly administered rate regulation of any cable programming service tier ("CPST"). The FCC's authority to regulate CPST rates expired on March 31, 1999. The FCC has taken the position that it will still adjudicate CPST complaints filed after this sunset date (but no later than 180 days after the last CPST rate increase imposed prior to March 31, 1999), and will strictly limit its review (and possible refund orders) to the time period predating the sunset date.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price structure that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. Operators also have the opportunity to bypass this "benchmark" regulatory structure in favor of the traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable service offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product.

     The management of BCG believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of CPST rates would be retroactive to the date of complaint. Any refunds of the excess portion of BST or equipment rates would be retroactive to one year prior to the implementation of the rate reductions.

     Certain plaintiffs have filed or threatened separate class action complaints against certain of the systems of BCG, alleging that the systems' practice of assessing an administrative fee to subscribers whose payments are delinquent constitutes an invalid liquidated damage provision, a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable limitation period, plus attorney fees and costs.

                        BRESNAN COMMUNICATIONS GROUP LLC

                                 MARCH 31, 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

     BCG has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is possible that BCG may incur losses upon conclusion of the matters referred to above, an estimate of any loss or range of loss cannot presently be made. Based upon the facts available, management believes that, although no assurance can be given as to the outcome of these actions, the ultimate disposition should not have material adverse effect upon the combined financial condition of BCG.

     BCG leases business offices, has entered into pole attachment agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $776 and $878 during the three months ended March 31, 1998 and 1999, respectively.

     Future minimum lease payments under noncancelable operating leases are estimated to approximate $2,240 per year for each of the next five years.

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on the same or other properties.

     During 1999, BCG has continued enterprise-wide comprehensive efforts to assess and remediate its respective computer systems and related software and equipment to ensure such systems, software and equipment recognized, process and store information in the year 2000 and thereafter. Such year 2000 remediation efforts, include an assessment of its most critical systems, such as customer service and billing systems, headends and other cable plant, business support operations, and other equipment and facilities. BCG also continued its efforts to verify the year 2000 readiness of its significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess affiliates' year 2000 status.

     BCG has formed a year 2000 program management team to organize and manage its year 2000 remediation efforts. The program management team is responsible for overseeing, coordinating and reporting on its respective year 2000 remediation efforts.

     During 1999, the project management team continued its surveys of significant third-party vendors and suppliers whose systems, services or products are important to its operations (e.g., suppliers of addressable controllers and set-top boxes, and the provider of billing services). BCG has instituted a verification process to determine the vendors' year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. BCG is also requiring testing to validate the year 2000 compliance of certain critical products and services. The year 2000 readiness of such providers is critical to continued provision of cable service.

     The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the systems of BCG or the systems of other companies on which they rely will be converted in time, or that any such failure to convert by the BCG or other companies will not have a material adverse effect on the financial position, results of operations or cash flows of BCG.

(6)  SUBSEQUENT EVENT

     In June 1999, the Partners of BCCLP entered into an agreement to sell all of their partnership interests in BCCLP to Charter Communications Holding Company, LLC for a purchase price of approximately $3.1 billion in cash and stock which will be reduced by the assumption of BCCLP'S debt at closing. The cable systems to be acquired are located in Michigan, Minnesota, Wisconsin and Nebraska. BCCLP anticipates that this transaction will close in early 2000.

                          INDEPENDENT AUDITORS' REPORT

Tele-Communications, Inc.:

     We have audited the accompanying combined balance sheets of Bresnan Communications Group Systems, (as defined in Note 1 to the combined financial statements) as of December 31, 1997 and 1998, and the related combined statements of operations and Parents' investment and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Bresnan Communications Group Systems management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bresnan Communications Group Systems, as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Denver, Colorado
April 2, 1999

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                1997         1998
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
                           ASSETS
Cash and cash equivalents...................................  $  6,957     $  6,636
Restricted cash (note 3)....................................        --       47,199
Trade and other receivables, net............................    11,700        8,874
Property and equipment, at cost:
  Land and buildings........................................     5,229        4,123
  Distribution systems......................................   410,158      443,114
  Support equipment.........................................    45,687       50,178
                                                              --------     --------
                                                               461,074      497,415
  Less accumulated depreciation.............................   157,618      190,752
                                                              --------     --------
                                                               303,456      306,663
Franchise costs, net........................................   291,746      291,103
Other assets, net of accumulated amortization...............     3,339        3,961
                                                              --------     --------
     Total assets...........................................  $617,198     $664,436
                                                              ========     ========
            LIABILITIES AND PARENTS' INVESTMENT
Accounts payable............................................  $  2,071     $  3,193
Accrued expenses............................................    11,809       13,395
Accrued interest............................................    20,331       21,835
Debt........................................................   214,170      232,617
Other liabilities...........................................     9,719       11,648
                                                              --------     --------
     Total liabilities......................................   258,100      282,688
Parents' investment.........................................   359,098      381,748
                                                              --------     --------
Commitments and contingencies (note 7)
     Total liabilities and Parents' investment..............  $617,198     $664,436
                                                              ========     ========

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND PARENTS' INVESTMENT
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                               1996        1997        1998
                                                             --------    --------    --------
                                                                  (AMOUNTS IN THOUSANDS)
Revenue....................................................  $216,609    $247,108    $261,964
Operating costs and expenses:
  Programming (note 6).....................................    46,087      53,857      63,686
  Operating................................................    31,405      31,906      28,496
  Selling, general and administrative (note 6).............    52,485      50,572      58,568
  Depreciation and amortization............................    50,908      53,249      54,308
                                                             --------    --------    --------
                                                              180,885     189,584     205,058
                                                             --------    --------    --------
     Operating income......................................    35,724      57,524      56,906
Other income (expense):
  Interest expense:
     Related party (note 4)................................    (1,859)     (1,892)     (1,872)
     Other.................................................   (13,173)    (16,823)    (16,424)
  Gain on sale of cable television systems.................        --          --      27,027
  Other, net...............................................      (844)       (978)       (273)
                                                             --------    --------    --------
                                                              (15,876)    (19,693)      8,458
                                                             --------    --------    --------
     Net earnings..........................................    19,848      37,831      65,364
Parents' investment:
  Beginning of year........................................   344,664     347,188     359,098
  Operating expense allocations and charges (notes 4 and
     6)....................................................    54,643      60,389      71,648
  Net assets of acquired systems (note 3)..................        --      33,635          --
  Cash transfers, net......................................   (71,967)   (119,945)   (114,362)
                                                             --------    --------    --------
  End of year..............................................  $347,188    $359,098    $381,748
                                                             ========    ========    ========

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                               1996       1997       1998
                                                              -------    -------    -------
                                                                 (AMOUNTS IN THOUSANDS)
Cash flows from operating activities
  Net earnings..............................................  $19,848    $37,831    $65,364
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................   50,908     53,249     54,308
     Gain on sale of cable television systems...............       --         --    (27,027)
     Other noncash charges..................................    1,171      2,141        452
     Changes in operating assets and liabilities, net of
       effects of acquisitions:
       Change in receivables................................     (291)    (3,413)     2,826
       Change in other assets...............................     (144)       164         --
       Change in accounts payable, accrued expenses and
          other liabilities.................................    7,178      2,305      6,141
       Other, net...........................................      473        271        297
                                                              -------    -------    -------
          Net cash provided by operating activities.........   79,143     92,548    102,361
                                                              -------    -------    -------
Cash flows from investing activities:
  Capital expended for property and equipment...............  (78,248)   (33,875)   (58,601)
  Capital expended for franchise costs......................      (87)    (1,407)      (157)
  Cash received in acquisitions.............................       --      1,179     28,681
  Change in restricted cash.................................       --         --    (47,199)
                                                              -------    -------    -------
          Net cash used in investing activities.............  (78,335)   (34,103)   (77,276)
                                                              -------    -------    -------
Cash flows from financing activities:
  Borrowings under note agreement...........................   40,300     31,300     49,400
  Repayments under note agreement...........................  (18,546)   (24,364)   (30,953)
  Deferred finance costs paid...............................     (595)    (2,121)    (1,139)
  Change in Parents' investment.............................  (24,259)   (59,556)   (42,714)
                                                              -------    -------    -------
          Net cash used in financing activities.............   (3,100)   (54,741)   (25,406)
                                                              -------    -------    -------
          Net increase (decrease) in cash...................   (2,292)     3,704       (321)
Cash and cash equivalents:
  Beginning of year.........................................    5,545      3,253      6,957
                                                              -------    -------    -------
  End of year...............................................  $ 3,253    $ 6,957    $ 6,636
                                                              =======    =======    =======
Supplemental disclosure of cash flow information --
  Cash paid during the year for interest....................  $12,996    $16,971    $16,792
                                                              =======    =======    =======

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

(1) BASIS OF PRESENTATION AND PARTNERSHIP FORMATION

     The financial statements of Bresnan Communications Group Systems are the combination of the financial statements of Bresnan Communications Company Limited Partnership ("BCCLP") and certain additional cable television systems (the "TCI Bresnan Systems") owned by affiliates of Tele-Communications, Inc. ("TCI"). BCCLP and the TCI Bresnan Systems are under the common ownership and control of TCI for all periods presented. Based on such common ownership and control, the accompanying financial statements are presented herein at historical cost on a combined basis and will serve as a predecessor to Bresnan Communications Group LLC. The combined net assets of Bresnan Communications Group Systems are herein referred to as "Parents' investment."

     BCCLP is a partnership between a subsidiary of TCI and William J. Bresnan and certain entities which he controls (collectively, the "Bresnan Entities"). BCCLP owns and operates cable television systems principally located in the midwestern United States. TCI and the Bresnan Entities hold 78.4% and 21.6% interests, respectively, in BCCLP.

     Certain of the TCI Bresnan Systems have been acquired through transactions whereby TCI acquired various larger cable entities (the "Original Systems"). The accounts of certain of the TCI Bresnan Systems include allocations of purchase accounting adjustments from TCI's acquisition of the Original Systems. Such allocations and the related franchise cost amortization are based upon the relative fair market values of the systems involved. In addition, certain costs of TCI and the Bresnan Entities are charged to the Bresnan Communications Group Systems based on the methodologies described in note 6. Although such allocations are not necessarily indicative of the costs that would have been incurred by the Bresnan Communications Group Systems on a stand alone basis, management of TCI and the Bresnan Entities believe that the resulting allocated amounts are reasonable.

     On June 3, 1998, certain affiliates of TCI, the Bresnan Entities, BCCLP and Blackstone Cable Acquisition Company, LLC ("Blackstone") (collectively, the "Partners") entered into a Contribution Agreement. Effective February 2, 1999 under the terms of the contribution agreement, certain systems of affiliates of TCI were transferred to BCCLP along with approximately $708,854 of assumed TCI debt (the "TCI Transaction") which is not reflected in the accompanying combined financial statements. At the same time, Blackstone contributed $136,500 to BCCLP. As a result of these transactions, the Bresnan Entities remain the managing partner of BCCLP, with a 10.2% combined general and limited partner interest, while TCI and Blackstone are 50% and 39.8% limited partners of BCCLP, respectively. The amount of the assumed TCI debt will be adjusted based on certain working capital adjustments at a specified time after the consummation of TCI Transaction. Upon completion of these transactions BCCLP formed a wholly-owned subsidiary, Bresnan Communications Group LLC ("BCG"), into which it contributed all its assets and liabilities. Simultaneous with this transaction Bresnan Communications Group LLC formed a wholly-owned subsidiary, Bresnan Telecommunications Company LLC ("BTC"), into which it contributed all its assets and liabilities.

     In anticipation of these transactions, on January 25, 1999, BCG sold $170,000 aggregate principal amount of 8% senior notes (the "Senior Notes") due 2009 and $275,000 aggregate principal amount at maturity (approximately $175,000 gross proceeds) of 9.25% senior discount notes (the "Senior Discount Notes") due 2009. The net proceeds from the offering of the Senior Notes and the Senior Discount Notes approximated $336,000 after giving effect to discounts and commissions. Also, BTC borrowed $508,000 of $650,000 available under a new credit facility (the "Credit Facility").

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

     The proceeds of the Senior Notes, the Senior Discount Notes and the Credit Facility were used to retire the assumed TCI debt and the outstanding debt of the Bresnan Communications group systems prior to the TCI Transaction (see Note
4), as well as the payment of certain fees and expenses. Deferred financing costs of $2.6 million associated with the retired debt will be written off.

     After giving effect to the issuance of debt noted above, the unaudited proforma debt outstanding at December 31, 1998 would be $857 million and the Parents' investment would decrease to a deficit position of $206 million at December 31, 1998.

     On March 9, 1999, AT&T Corp. ("AT&T") acquired TCI in a merger (the "AT&T Merger"). In the AT&T Merger, TCI became a subsidiary of AT&T.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Cash Equivalents

     Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

  (b) Trade and Other Receivables

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1997 and 1998 was not significant.

  (c) Property and Equipment

     Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1996, 1997 and 1998, interest capitalized was $1,005, $324 and $47, respectively.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

  (d) Franchise Costs

     Franchise costs include the difference between the cost of acquiring cable television systems and amounts allocated to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by Bresnan Communications Group Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

  (e) Impairment of Long-Lived Assets

     Management periodically reviews the carrying amounts of property and equipment and identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary based on an analysis of undiscounted

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

cash flow, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

  (f) Financial Instruments

     Bresnan Communications Group Systems has entered into fixed interest rate exchange agreements ("Interest Rate Swaps") which are used to manage interest rate risk arising from its financial liabilities. Such Interest Rate Swaps are accounted for as hedges; accordingly, amounts receivable or payable under the Interest Rate Swaps are recognized as adjustments to interest expense. Such instruments are not used for trading purposes.

     During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or
(3) foreign currency exposures of net investments in foreign operations. Although management has not completed its assessment of the impact of SFAS 133 on its combined results of operations and financial position, management estimates that the impact of SFAS 133 will not be material.

  (g) Income Taxes

     The majority of the net assets comprising the TCI Bresnan Systems and BCCLP were historically held in partnerships. In addition, BCG has been formed as a limited liability company, to be treated for tax purposes as a flow-through entity. Accordingly, no provision has been made for income tax expense or benefit in the accompanying combined financial statements as the earnings or losses of Bresnan Communications Group Systems will be reported in the respective tax returns of BCG's members (see note 5).

  (h) Revenue Recognition


     Cable revenue for customer fees, equipment rental, advertising and pay-per-view programming is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.


  (i) Combined Statements of Cash Flows

     Except for acquisition transactions described in note 3, transactions effected through Parents' investment have been considered constructive cash receipts and payments for purposes of the combined statements of cash flows.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

  (j) Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) ACQUISITIONS AND SYSTEM DISPOSITIONS

     In January 1997, affiliates of TCI acquired certain cable television assets located in or around the Saginaw, Michigan area which are included in the TCI Bresnan Systems. TCI's cost basis in such acquired assets has been allocated based on their respective fair values. Such allocation has been reflected in the accompanying combined financial statements as follows:

Cash........................................................  $ 1,179
Property and equipment......................................   10,786
Franchise costs.............................................   21,670
                                                              -------
  Parents' investment.......................................  $33,635
                                                              =======

     In addition in 1998, BCCLP acquired two cable systems which were accounted for under the purchase method. The purchase prices were allocated to the assets acquired in relation to their fair values as increases in property and equipment of $7,099 and franchise costs of $21,651.

     The results of operations of these cable television systems have been included in the accompanying combined statements of operations from their dates of acquisition. Pro forma information on the acquisitions has not been presented because the effects were not significant.

     During 1998, BCCLP also disposed of two cable systems for gross proceeds of $58,949, which resulted in gain on sale of cable television systems of $27,027. In connection with one of the dispositions, a third party intermediary received $47,199 of cash that is designated to be reinvested in certain identified assets for income tax purposes.

(4) DEBT

     Debt is summarized as follows:

                                                           1997        1998
                                                         --------    --------
Notes payable to banks(a)..............................  $190,300    $209,000
  Notes payable to partners(b).........................    22,100      22,100
  Other debt...........................................     1,770       1,517
                                                         --------    --------
                                                         $214,170    $232,617
                                                         ========    ========

---------------
(a) The notes payable to banks represent borrowings under a $250,000 senior unsecured reducing revolving credit and term loan facility (the "Bank Facility") as documented in the loan agreement as amended and restated as of August 5, 1998. The Bank Facility calls for a current available commitment of $250,000 of which $209,000 is outstanding at December 31, 1998. The Bank Facility provides for two tranches, a revolving loan tranche of $175,000 (the "Revolving Loan Tranche") and a term loan tranche of $75,000 (the "Term Loan Tranche"). The Revolving Loan Tranche is

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

    available through March 30, 1999 and then requires quarterly payments/commitment reductions ranging from 2.5% to 7.5% of the principal through its maturity on March 31, 2005. The Term Loan Tranche, fully drawn at closing and maturing March 31, 2006, requires quarterly payments of .25% beginning March 31, 1999 through December 31, 2004, quarterly payments of 2.5% for the year ended December 31, 2005 and 84% of the principal at maturity. The Bank Facility provides for interest at varying rates based on two optional measures: 1) for the Revolving Loan Tranche, the prime rate plus .625% and/or the London Interbank Offered Rate ("LIBOR") plus 1.625% and 2) for the Term Loan Tranche, the prime rate plus 1.75% and/or LIBOR plus 2.75%. The Bank Facility has provisions for certain performance-based interest rate reductions which are available under either interest rate option. In addition, the Bank Facility allows for interest rate swap agreements.

    The rates applicable to balances outstanding at December 31, 1998 ranged from 6.815% to 8.000% Covenants of the Bank Facility require, among other conditions, the maintenance of certain earnings, cash flow and financial ratios and include certain limitations on additional investments, indebtedness, capital expenditures, asset sales, management fees and affiliate transactions. Commitment fees of .375% per annum are payable on the unused principal amounts of the available commitment under the Bank Facility, as well as an annual agency fee to a bank of $60. A guarantee in the amount of $3,000, has been provided by one of the BCCLP partners.

    Balances outstanding at December 31, 1998 are due as follows:

   1999...........................................  $ 14,150
   2000...........................................    17,500
   2001...........................................    20,850
   2002...........................................    24,200
   2003 and thereafter............................   132,300
                                                    --------
                                                    $209,000
                                                    ========

(b) The note payable to a partner is comprised of a $25,000 subordinated note of which $22,100 was outstanding at December 31, 1997 and 1998. The note, dated May 12, 1988, is junior and subordinate to the senior debt represented by the notes payable to banks. Interest is to be provided for at the prime rate (as defined) and is payable quarterly, to the extent allowed under the bank subordination agreement, or at the maturity date of the note, which is the earlier of April 30, 2001 or the first business day following the full repayment of the entire amount due under the notes payable to banks. Applicable interest rates at December 31, 1997 and 1998 were 8.25% and 7.75%, respectively. The note also provides for repayment at any time without penalty, subject to subordination restrictions.

     Bresnan Communications Group Systems has entered into Interest Rate Swaps to effectively fix or set a maximum interest rate on a portion of its floating rate long-term debt. Bresnan Communications Group Systems is exposed to credit loss in the event of nonperformance by the counterparties to the Interest Rate Swaps.

     At December 31, 1998, such Interest Rate Swaps effectively fixed or set maximum interest rates between 9.625% and 9.705% on an aggregate notional principal amount of $110,000, which rate would become effective upon the occurrence of certain events. The effect of the Interest Rate Swaps was to increase interest expense by $851, $460, and $19 for the years ended December 31, 1996, 1997 and 1998, respectively. The expiration dates of the Interest Rate Swaps ranges from August 25, 1999 to April 3,

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

2000. The difference between the fair market value and book value of long-term debt and the Interest Rate Swaps at December 31, 1997 and 1998 is not significant.

(5) INCOME TAXES

     Taxable earnings differ from those reported in the accompanying combined statements of operations due primarily to differences in depreciation and amortization methods and estimated useful lives under regulations prescribed by the Internal Revenue Service. At December 31, 1998, the reported amounts of Bresnan Communications Group Systems' assets exceeded their respective tax bases by approximately $394 million.

(6) TRANSACTIONS WITH RELATED PARTIES

     Bresnan Communications Group Systems purchases, at TCI's cost, substantially all of its pay television and other programming from affiliates of TCI. Charges for such programming were $42,897, $48,588 and $58,562 for 1996, 1997 and 1998, respectively, and are included in programming expenses in the accompanying combined financial statements.

     Certain affiliates of the Partners provide administrative services to Bresnan Communications Group Systems and have assumed managerial responsibility of Bresnan Communications Group Systems cable television system operations and construction. As compensation for these services, Bresnan Communications Group Systems pays a monthly fee calculated pursuant to certain agreed upon formulas. Such charges totaled $11,746, $11,801 and $13,086 and have been included in selling, general and administrative expenses for years ended December 31, 1996, 1997 and 1998, respectively.

(7) COMMITMENTS AND CONTINGENCIES

     On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the Federal Communications Commission ("FCC") adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, Bresnan Communications Group Systems' basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

     Bresnan Communications Group Systems believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, Bresnan Communications Group Systems' rates for Regulated Services are subject to review by the FCC, if a complaint has been filed by a customer, or the appropriate franchise authority, if such authority has been certified by the FCC to regulate rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

     Certain of Bresnan Communications Group Systems' individual systems have been named in purported class actions in various jurisdictions concerning late fee charges and practices. Certain of Bresnan Communications Group Systems' cable systems charge late fees to customers who do not pay their cable bills on time. Plaintiffs generally allege that the late fees charged by such cable systems are not reasonably related to the costs incurred by the cable systems as a result of the late payment. Plaintiffs seek to require cable systems to provide compensation for alleged excessive late fee charges for past periods. These cases are at various stages of the litigation process. Based upon the facts available, management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition or results of operations of Bresnan Communications Group Systems.

     BCCLP entered into three letters of intent with three different cable operators pursuant to which the BCCLP intends to sell a small cable television system in Michigan and acquire cable television systems in both Michigan and Minnesota. These transactions would result in a net cost to the BCCLP of approximately $63,000, $2,000 was deposited for the acquisition in Michigan. BCCLP expects to fund these transactions through the use of restricted cash, cash flow from operations and additional borrowings.

     Bresnan Communications Group Systems has other contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Bresnan Communications Group Systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of the management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

     Bresnan Communications Group Systems leases business offices, has entered into pole attachment agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $3,208, $3,221 and $2,833 in 1996, 1997 and 1998, respectively.

     Future minimum lease payments under noncancelable operating leases are estimated to approximate $2,240 per year for each of the next five years.

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on the same or similar properties.

     During 1998, TCI and BCCLP have continued enterprise-wide, comprehensive efforts to assess and remediate their respective computer systems and related software and equipment to ensure such systems, software and equipment will recognize, process and store information in the year 2000 and thereafter. Such year 2000 remediation efforts, which encompass the TCI Bresnan Systems and the Bresnan Entities, respectively, include an assessment of their most critical systems, such as customer service and billing systems, headends and other cable plant, business support operations, and other equipment and facilities. TCI and BCCLP also continued their efforts to verify the year 2000 readiness of their significant suppliers and vendors and continued to communicate with significant business partners' and affiliates to assess such partners and affiliates' year 2000 status.

     TCI and BCCLP have formed year 2000 program management teams to organize and manage their year 2000 remediation efforts. The program management teams are responsible for overseeing, coordinating and reporting on their respective year 2000 remediation efforts. Upon consummation of the TCI Transaction, assessment and remediation of year 2000 issues for the TCI Bresnan Systems became the responsibility of BCCLP.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

     During 1998, the project management teams continued their surveys of significant third-party vendors and suppliers whose systems, services or products are important to their operations (e.g., suppliers of addressable controllers and set-top boxes, and the provider of billing services). The year 2000 readiness of such providers is critical to continued provision of cable service.

     TCI and BCCLP have instituted a verification process to determine the vendors' year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. TCI and BCCLP are also requiring testing to validate the year 2000 compliance of certain critical products and services.

     The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the systems of Bresnan Communications Group Systems or the systems of other companies on which they rely will be converted in time, or that any such failure to convert by the Bresnan Communications Group Systems or other companies will not have a material adverse effect on the financial position, results of operations or cash flows of Bresnan Communications Group Systems.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                     [LOGO]

                                    BRESNAN
                                 COMMUNICATIONS
                                   GROUP LLC

                          BRESNAN CAPITAL CORPORATION

                               OFFER TO EXCHANGE
                       8% SENIOR NOTES DUE 2009, SERIES A
                              FOR ALL OUTSTANDING
                       8% SENIOR NOTES DUE 2009, SERIES B
                                      AND
                9 1/4% SENIOR DISCOUNT NOTES DUE 2009, SERIES A
                              FOR ALL OUTSTANDING
                        9 1/4% SENIOR DISCOUNT NOTES DUE
                                 2009, SERIES B

                              --------------------
                                   PROSPECTUS
                              --------------------

                                            , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION UNDER THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY.

     The Limited Liability Company Agreement of Bresnan Communications Group LLC ("BCG") dated August 5, 1998, (the "Operating Agreement") between BCG and Bresnan Communications Company Limited Partnership ("BCCLP"), its member (the "Member") provides certain Indemnifiable Persons (as defined therein) shall be indemnified and held harmless by the Company to the fullest extent permitted by law from and against any losses, claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever, and amounts paid in settlement of any claims, including, without limitation, any reasonable legal, accounting or other expenses incurred in connection with investigating or defending any actual or threatened claims, investigations, suits, proceedings or actions, arising out of or incidental to an Indemnifiable Person's conduct of the affairs of BCG within the scope of authority conferred by the Operating Agreement (collectively, "Claims"). Notwithstanding the foregoing, no indemnification is available under the Operating Agreement in respect of any Claim adjudged to be primarily the result of fraud or willful misconduct of an Indemnifiable Person. Unless the Member otherwise determines, BCG will pay the costs and expenses, including reasonable legal fees, incurred by any Indemnifiable Person in connection with any Claim for which an Indemnifiable Person may be entitled to indemnification in accordance with the Operating Agreement in advance of the final disposition of such Claim, upon receipt by the Company of an undertaking of such Indemnifiable Person to repay such payment if there is a final adjudication or determination that such Indemnifiable Person is not entitled to indemnification as provided under the Operating Agreement. The indemnification rights contained in the Operating Agreement shall be cumulative and in addition to any and all other rights, remedies and recourse to which an Indemnifiable Person shall be entitled, whether pursuant to the provisions of this Agreement, at law, or in equity. Payment of the indemnification obligations set forth herein shall be made from the assets of BCG and the Member shall not be personally liable to an Indemnifiable Person for payment of indemnification thereunder. Notwithstanding anything contained in the Operating Agreement to the contrary, all indemnification obligations of BCG shall survive the termination of BCG.

INDEMNIFICATION UNDER THE DELAWARE LIMITED LIABILITY COMPANY ACT.

     Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

INDEMNIFICATION UNDER THE BY-LAWS OF BCC.

     The By-Laws of Bresnan Communications Corporation ("BCC") provide that BCC, to the fullest extent permitted by applicable law, will indemnify any officer or director of BCC who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of BCC, or is or was serving at the request of BCC as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and/or the defense or settlement of such action or suit, and BCC may enter into agreements with any such person for the purpose of providing for such indemnification. To the extent that a director or officer of BCC has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in defense of any claim, issue or matter therein, and BCC has not previously reimbursed or paid for all such expenses, such person will be indemnified against its expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by BCC in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such officer or director was not entitled to be indemnified by BCC against such expenses as authorized in the By-Laws of BCC. The indemnification and advancement of expenses permitted in the By-Laws of BCC will not be deemed exclusive of any other rights to which any person may be entitled under any agreement, or by virtue of vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and will continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

INDEMNIFICATION UNDER THE DELAWARE GENERAL CORPORATION LAW

     Section 145 of the Delaware General Corporation Law (the "DGCL), authorizes a corporation to indemnify its directors, officers, employees and agents and its former directors, officers, employees, and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any settlements in nonderivative in which they or any of them wee or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also prohibits limitations on officer or director liability for acts or omissions which resulted in violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of BCI and its stockholders (through stockholders' derivative suits on behalf of BCI to recover monetary damages against an officer or director for breach of fiduciary as an officer or director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  a.  Exhibits


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  2.1    Purchase Agreement, dated January 25, 1999, among the
         Issuers, BCCLP and the Initial Purchasers named therein*
  3.1    Certificate of Formation of BCG*
  3.2    Limited Liability Company Agreement of BCG*
  3.3    Certificate of Incorporation of BCC*
  3.4    By-Laws of BCC*
  4.1    Indenture, dated February 2, 1999, among BCG, BCC and State
         Street Bank and Trust Company, as trustee, relating to the
         Issuers' $170,000,000 principal amount of 8% Senior Notes
         due 2009 and $275,000,000 aggregate principal amount at
         maturity of 9 1/4% Senior Discount Notes due 2009*
  4.2    Form of 144A Senior Note*
  4.3    Form of 144A Senior Discount Note*
  4.4    Form of Regulation S Senior Note*
  4.5    Form of Regulation S Senior Discount Note*
  4.7    Registration Rights Agreement, dated January 25, 1999, among the Issuers and the Initial Purchasers named therein*
  5.1    Opinion of Paul, Hastings, Janofsky & Walker LLP*
 10.1    Loan Agreement dated as of February 2, 1999 among BTC,
         various lending institutions, Toronto Dominion (Texas),
         Inc., as the Administrative Agent for the Lenders, with TD
         Securities (USA) Inc., Chase Securities Inc., the Bank of
         Nova Scotia, BNY Capital Markets, Inc. and NationsBanc
         Montgomery Securities LLC, collectively, the Arranging
         Agents, Chase Securities Inc., as Syndication Agent, the
         Bank of Nova Scotia, the Bank of New York Company, Inc., and
         NationsBanc Montgomery Securities LLC, as Documentation
         Agents, and TD Securities (USA) Inc., and Chase Securities
         Inc., as Joint Book Managers and Joint Lead Arrangers*
 10.2    Management Services Agreement by and between BCI (USA), LLC and BCCLP
 10.3    Purchase and Contribution Agreement dated as of June 3, 1999 among BCI (USA), LLC, William J. Bresnan, Blackstone BC
         Capital Partners, L.P., Blackstone BC Offshore Capital
         Partners, L.P., Blackstone Family Investment Partnership III
         L.P., TCI Bresnan LLC and TCID of Michigan, Inc., as
         Sellers, and Charter Communications Holding Company, LLC, as
         Buyer*
 12      Ratio of Earnings to Fixed Charges Calculation*
 21      Subsidiaries of the Company*
 23.1    Consents of KPMG LLP
 23.2    Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1)*
 25.1    Statement of Eligibility of State Street Bank and Trust
         Company, as Trustee on Form T-1*
 27.1    Financial Data Schedule of the Company*
 27.2    Financial Data Schedule of BCC*
 99.1    Form of Letter of Transmittal
 99.2    Form of Notice of Guaranteed Delivery


  b.  Financial Statement Schedules
          Schedule II -- Valuation and Qualifying Accounts

  c.  Not applicable
---------------

*  Previously filed

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrants hereby undertake:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANTS HAVE DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON THE 28TH DAY OF JULY, 1999.


                                          BRESNAN COMMUNICATIONS GROUP LLC
                                          By: BRESNAN COMMUNICATIONS COMPANY
                                              LIMITED PARTNERSHIP, its member
                                          By: BCI (USA), LLC, its managing
                                              partner
                                          By: BRESNAN COMMUNICATIONS, INC.,
                                              its managing member

                                          By:     /s/ JEFFREY S. DEMOND
                                            ------------------------------------
                                              Name: Jeffrey S. DeMond
                                              Title:   Executive Vice President
                                            and
                                                Chief Financial Officer

                                          BRESNAN CAPITAL CORPORATION

                                          By:     /s/ JEFFREY S. DEMOND
                                            ------------------------------------
                                              Name: Jeffrey S. DeMond
                                              Title:   Vice President

     Pursuant to the requirements of the Securities Act of 1933, the Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                      TITLE                    DATE
                     ---------                                      -----                    ----

              /s/ WILLIAM J. BRESNAN                           Director of BCI          July 28, 1999
---------------------------------------------------

              /s/ WILLIAM J. BRESNAN                           Director of BCC          July 28, 1999
---------------------------------------------------

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


                                                       ADDITIONS
                                      BALANCES AT      CHARGED TO
                                      BEGINNING OF     COSTS AND                       BALANCE AT END
                                         PERIOD         EXPENSES      DEDUCTIONS(1)      OF PERIOD
                                      ------------    ------------    -------------    --------------
For the quarter ended March 31, 1999
Allowance for receivables              626,465.25       779,394.00    (1,020,966.99)     384,892.26
For the year ended December 31, 1998
Allowance for receivables              824,815.56     3,040,503.27    (3,238,853.58)     626,465.25
For the year ended December 31, 1997
Allowance for receivables              540,742.90     3,737,347.99    (3,453,275.33)     824,815.56
For the year ended December 31, 1996
Allowance for receivables              399,630.80     2,900,988.67    (2,759,876.57)     540,742.90


---------------
(1) Represents the write-off of uncollectible accounts, net of recoveries and the sale of receivables to acquiring companies.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION                             PAGE
-------                          -----------                             ----
  2.1    Purchase Agreement, dated January 25, 1999, among the
         Issuers, BCCLP and the Initial Purchasers named therein*
  3.1    Certificate of Formation of BCG*
  3.2    Limited Liability Company Agreement of BCG*
  3.3    Certificate of Incorporation of BCC*
  3.4    By-Laws of BCC*
  4.1    Indenture, dated February 2, 1999, among BCG, BCC and State
         Street Bank and Trust Company, as trustee, relating to the
         Issuers' $170,000,000 principal amount of 8% Senior Notes
         due 2009 and $275,000,000 aggregate principal amount at
         maturity of 9 1/4% Senior Discount Notes due 2009*
  4.2    Form of 144A Senior Note*
  4.3    Form of 144A Senior Discount Note*
  4.4    Form of Regulation S Senior Note*
  4.5    Form of Regulation S Senior Discount Note*
  4.7    Registration Rights Agreement, dated January 25, 1999, among the Issuers and the Initial Purchasers named therein*
  5.1    Opinion of Paul, Hastings, Janofsky & Walker LLP*
 10.1    Loan Agreement dated as of February 2, 1999 among BTC,
         various lending institutions, Toronto Dominion (Texas),
         Inc., as the Administrative Agent for the Lenders, with TD
         Securities (USA) Inc., Chase Securities Inc., the Bank of
         Nova Scotia, BNY Capital Markets, Inc. and NationsBanc
         Montgomery Securities LLC, collectively, the Arranging
         Agents, Chase Securities Inc., as Syndication Agent, the
         Bank of Nova Scotia, the Bank of New York Company, Inc., and
         NationsBanc Montgomery Securities LLC, as Documentation
         Agents, and TD Securities (USA) Inc., and Chase Securities
         Inc., as Joint Book Managers and Joint Lead Arrangers*
 10.2    Management Services Agreement by and between BCI (USA), LLC and BCCLP
 10.3    Purchase and Contribution Agreement dated as of June 3, 1999 among BCI (USA), LLC, William J. Bresnan, Blackstone BC
         Capital Partners, L.P., Blackstone BC Offshore Capital
         Partners, L.P., Blackstone Family Investment Partnership III
         L.P., TCI Bresnan LLC and TCID of Michigan, Inc., as
         Sellers, and Charter Communications Holding Company, LLC, as
         Buyer*
 12      Ratio of Earnings to Fixed Charges Calculation*
 21      Subsidiaries of the Company*
 23.1    Consent of KPMG LLP
 23.2    Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1)*
 25.1    Statement of Eligibility of State Street Bank and Trust
         Company, as Trustee on Form T-1*
 27.1    Financial Data Schedule of the Company*
 27.2    Financial Data Schedule of BCC*
 99.1    Form of Letter of Transmittal
 99.2    Form of Notice of Guaranteed Delivery


  b.  Financial Statement Schedules
          Schedule II -- Valuation and Qualifying Accounts

  c.  Not applicable
---------------

*  Previously filed